Exhibit 99.1

26 February 2016

KENNEDY WILSON EUROPE REAL ESTATE PLC

(“KWE”, the “Company” or the “Group”)

FULL-YEAR RESULTS FOR THE YEAR ENDED 31 DECEMBER 2015

KWE DELIVERS 14.6% NAV GROWTH AND 37% UPLIFT IN PROSPECTIVE DIVIDEND

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, today announces its audited full-year results for the year ended 31 December 2015.

	31 December 2015	31 December 2014 [1]	Change(%)
Net operating income (NOI) (£m)	130.1	50.7	156
Net profit after taxation (£m)	259.0	78.5	230
Adjusted earnings (£m)	65.0	23.1	181
Adjusted earnings per share (p)	47.9	25.9	85
DPS paid (p)	35.0	6.0	483
Quarterly DPS announced (p)	12.0	7.0	71

	31 December 2015	31 December 2014 [1]	Change (%)
Adjusted NAV (£m)	1,596.5	1,386.9	15
IFRS NAV (£m)	1,629.2	1,389.9	17
Adjusted NAV per share (p)	1,174.5	1,025.2	15
IFRS NAV per share (p)	1,198.5	1,027.4	17
Valuation uplift (£m)	211.8	57.9	266
Net debt (£m)	1,109.6	111.6	894
Loan to value (LTV) (%)	39.7	7.5	32.2pp

Footnote:

1.	Period from incorporation to 31 December 2014

Operational highlights:

•	Portfolio valued at £2,792.7 million, generating annualised NOI of £160.6 million, across 302 properties

•	Acquisitions of £1,135.5 million, across 217 properties and two loan portfolios, delivering a yield on cost of 7.1%

•	Like-for-like portfolio valuation surplus +11.5% (£157.1 million), with like-for-like NOI growth +4.1%

•	Continued asset management momentum having contracted £7.6 million of annualised NOI over the year, across 233 leasing transactions and 1.3 million sq ft, beating valuers’ ERVs by 7.7%

•	Secure income supported by 96.0% occupancy (+5.1 percentage points), and WAULT of 7.3 years (9.2 to expiry)

•	Took title to two office buildings in Dublin, one retail park in Cavan and one residential block in London, converting loans to direct real estate worth £139.9 million

•	£300 million disposal programme on track with £124.4 million of sales completed across 35 properties at an average exit yield of 5.7% generating a return on cost of 22.9%

Financial highlights:

•	+14.6% increase in Adjusted NAV per share to 1,174.5 pence (Dec-14: 1,025.2 pence)

•	+20% increase in interim quarterly dividend to 12.0 pence per share or 48.0 pence per share annualised, representing +37% increase in prospective annualised dividend compared with 35.0 pence per share, or £47.5 million of dividends paid over the year

•	Successful issue of seven-year debut and ten-year follow-on senior unsecured bonds totalling £594.8 million in June and November 2015 and simultaneous rating by Standard and Poor’s of BBB for both the Company and the bonds

•	Unsecured debt improved to 41% of total debt and fixed and hedged debt to 85%, extending out the term to maturity by 12 months to 5.9 years with ample financing liquidity of £551.5 million

•	Attractive weighted average cost of debt of 2.9%

Post year-end achievements:

•	£137.5 million of disposals completed since 31 December 2015, bringing total disposals to date to £261.9 million, crystallising a return on cost of 23.1%; including gross proceeds of £100.3 million non-core disposal of five fire control centres, representing the collateral of the Avon loan portfolio, reflecting an exit yield of 6.5%

•	Including post year-end transactions, annualised NOI is £152.0 million and the portfolio value is £2,654.5 million

FULL-YEAR RESULTS TO 31 DECEMBER 2015

Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:

“The 2015 financial results illustrate material progress across all parts of the business. I am pleased to report that both operational and financial results are ahead of business plans and as a result we have grown the quarterly interim dividend a further 20% over the previous quarter. The prospective dividend of 12.0 pence per share, or 48.0 pence per share on an annualised basis, reflects the Board’s confidence in the team’s ability to deliver income growth across the existing portfolio as well as secure cash flows from our accretive investments.”

Mary Ricks, President and CEO of Kennedy Wilson Europe, added:

“The team has delivered strong 14.6% NAV growth underpinned by a solid like-for-like valuation uplift of 11.5%. With an average portfolio hold period of only 13 months, excellent asset management progress has driven £7.6 million of incremental annualised NOI over the year. We remain confident in our ability to drive further income growth to support the 37% prospective increase in the annualised dividend of 48.0 pence for 2016, announced this morning.

“Our £300 million non-core disposal programme announced in August 2015 is delivering a return on cost of 23.1% on £261.9 million of sales to date. Capital recycling remains a high priority and we are targeting a further £200 million of disposals by June 2017 as we crystallise on asset management completions and continue to prune the portfolio.

“Our business remains in robust operational health with ample liquidity. This will allow us to selectively capitalise on investment opportunities across our target regions that may arise from potential market dislocations, given the current volatile state of capital markets.”

Dividends

The directors of the Company have resolved to pay an interim quarterly dividend of 12.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	26-Feb-16	10-Mar-16	11-Mar-16	31-Mar-16

Next results announcement

The next trading update will be the Q1 trading update, due to be issued on or around 5 May 2016.

For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

Results presentation, audio webcast and conference call today

A results presentation and audio webcast/conference call is being held today at 12:00pm GMT at:

FTI Consulting

200 Aldersgate

Aldersgate Street

London EC1A 4HD

In addition, the presentation will be available to download from the Company’s website www.kennedywilson.eu

To participate in the call, please dial:

From United Kingdom / International: +44(0)20 3427 1903

From Ireland: +353(0)1 2476528

From US: +1646 254 3366

Participant Password: 1696479

Event title: Kennedy Wilson Europe Full Year Results

The live audio webcast will be available on the Company’s website www.kennedywilson.eu

About Kennedy Wilson Europe Real Estate Plc

Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

About Kennedy Wilson (Investment Manager)

Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.

Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW own, operate, and invest in real estate both on our own and through our investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Cautionary Statement and Forward Looking Statements

This announcement has been prepared for, and only for the members of the Company, as a body, and no other persons. The Company, its directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this document is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. By their nature, the statements concerning the risks and uncertainties facing the Company and/ or the Group in this announcement involve uncertainty since future events and circumstances can cause results and developments to differ materially from those anticipated. This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. Nothing in this announcement should be construed as a profit forecast.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Chair’s introduction

Our business is performing well and I am pleased to report strong operational and financial results for 2015. The portfolio stands at £2,792.7 million, on the back of £1,135.5 million of transactions completed and a total valuation surplus of £211.8 million, up 8.2%. The expertise of our asset management and development teams has been evidenced in the growth in our asset valuation earnings and dividend during the year, and the building blocks for further income and value enhancement are firmly embedded. The portfolio has also benefitted from significant balance sheet management. KWE entered the unsecured bond market with the successful rating by Standard and Poor’s of BBB for KWE and both the £300 million debut seven-year bond in June 2015 and the €400 million ten-year bond in November 2015, shortly after we announced a £2,000 million EMTN programme. This enables us to access the unsecured debt capital markets, diversify our funding sources and extend our debt maturities.

Results

KWE delivered adjusted NAV per share of 1,174.5 pence per share (adjusted NAV of £1,596.5 million). The portfolio value movement is primarily owing to acquisitions and a total valuation surplus of £211.8 million. Adjusted earnings per share of 47.9 pence (£65.0 million) and basic earnings per share of 191.0 pence, were both up materially over 2014, owing primarily to acquisition-led growth during 2015 and the timing of the 2014 acquisitions, which were weighted towards the back-end of the year.

Strategic goals

The Board is delighted with the investment management team’s success in delivering against our goals for the year.

During 2015 we focused on:

•	Delivering total returns for shareholders with a focus on dividend returns

•	Ensuring an efficient capital structure

•	Employing accretive asset management initiatives, and

•	Recycling capital to actively manage the portfolio

Refer to Performance review for further details on our achievements.

Dividends

Dividends of 35.0 pence per share, or £47.5 million were paid during the year, reflecting a dividend cover based on 2015 adjusted earnings of 1.4 times.

Today, the Board has announced an increase in the quarterly interim dividend of 20% to 12.0 pence per share or 48.0 pence annualised, representing a 37% uplift over 2015 and implying an attractive dividend yield of 4.5%, as at 25 February 2016. KWE continues to deliver robust, quarter-on-quarter dividend growth, as the portfolio’s accretive acquisitions deliver improving sustainable cash flows.

The Board believes the new dividend level provides an appropriate balance between NOI growth within the portfolio, and our planned net investments, taking into account future disposals. The Board will continue to monitor the portfolio cash flows and the resulting dividend coverage ratio to provide shareholders with a secure dividend whilst maintaining sufficient headroom to provide business flexibility.

An enhanced platform

KW Investment Management Ltd (“the Investment Manager”) and its advisors have continued to enhance the platform that supports our business, enabling the Group to execute and manage our investments across multiple jurisdictions. KWE has access to top professionals across real estate asset management, development, investment, and finance and operations, across the UK, Ireland, Spain, Italy, Jersey and Luxembourg. During the year, the investment management group added a further 26 employees, including 13 new asset managers and development managers. This took its total employees at year end to 91, up from approximately 50 at the time of the IPO in February 2014.

The Investment Manager has also invested in developing its finance and portfolio management systems, to ensure we continue to meet monthly reporting deadlines for our significantly expanded portfolio. A new approach to ‘on boarding’ new assets was also rolled out across the portfolio. This focuses on the critical first 90 days of ownership and ensures we take new assets onto the balance sheet in a systematic fashion.

The Board

The Board works closely with the Investment Manager and its advisors to achieve a high standard of governance, which remains a key priority. The Company is a fee-paying member of EPRA, the European trade body for listed real estate securities, and follows EPRA’s Best Practice Recommendations (“BPRs”) for reporting disclosure. In addition, KWE is a member of the Association of Investment Companies (“AIC”) and acknowledges the AIC Code of Corporate Governance. To demonstrate our commitment to applying high standards of corporate governance, we report against the UK Corporate Governance Code 2014.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Outlook

The real estate investment market across our four regions, the UK, Ireland, Spain and Italy, are all at different positions in their respective property cycles, providing us with a wider menu of entry points. Whilst all four markets remain competitive, KWE has a unique blend of debt and equity skills, strong market relationships and multi-sector approach. This drives pricing discipline and allows us to execute on attractive investment opportunities to accretively deploy capital and grow income and values, so we can deliver strong returns for shareholders.

We are conscious of the current uncertainty in global investment markets, exacerbated in the UK by Brexit concerns. At this stage, we are not seeing that uncertainty feed into our occupier base, which is well diversified across countries and sectors. We continue to actively monitor the risk of investment market volatility feeding into the underlying fundamentals in which we operate.

Bearing this in mind, property fundamentals across the UK and Ireland remain positive and investments across offices as well as selected residential and retail properties in key cities continue to perform well. In Spain, we remain positive on consumers’ prospects and are pleased to have increased our retail exposure there, and in Italy, a market we entered in October 2015, we remain focused on offices and retail sectors in the north of the country and are seeing increasing opportunities.

Performance review

Strategic goals achieved

Ensuring an efficient capital structure

We regularly review the appropriate mix of equity and debt in the business, to ensure the Group is best placed to deliver target returns within our risk tolerance, whilst balancing the appropriate level of both interest rate and foreign exchange hedging. At 31 December 2015, the total debt drawn was £1,436.1 million, compared with £553.5 million at 31 December 2014. The main contributors were £349.0 million of vendor debt facilities to fund the Gatsby portfolio acquisition, together with the issuance of a seven-year £300 million 3.95% unsecured bond in June 2015 and a ten-year €400 million (£294.8 million) 3.25% unsecured bond in November 2015. The coupon on the £300 million issue was reduced to a blended rate of 3.35%, as a result of the Group entering into swap arrangements to convert 50% of the proceeds into Euros. Both KWE and the bonds are rated BBB (outlook stable) by Standard and Poor’s, a positive reflection of KWE’s financial strength for such a young company.

As part of managing our debt maturities, the seven- and ten-year tenures of the bonds have contributed to extending the weighted average term to maturity from 4.9 years to 5.9 years. The weighted average cost of debt stood at 2.9% and the LTV was 39.7% at year end.

Employing accretive asset management initiatives

The portfolio remains young, with an average hold period of only 13 months. In this context, the conversion on our asset management initiatives over the year is impressive with £7.6 million of incremental annualised NOI added through 233 leasing transactions across 1.3 million sq ft. Occupancy (by ERV) stands at 96.0%, an increase of 5.1 percentage points over 2014, and the WAULT stands at 7.3 years (9.2 years to expiry).

During the year, we pre-let our Baggot Plaza, Dublin 4 development to Bank of Ireland for a term certain of 20 years at a headline rent of €47.50 psf, setting a new benchmark in this cycle for large space occupiers. Since then, other large space lettings have been agreed at rent levels of between €50.00 and €55.00, indicating that the trajectory for Dublin office CBD rental growth remains positive. At the time of the letting, KWE was due to sublet Block C for a period of five years. Since then, Bank of Ireland has confirmed it will take the whole of Baggot Plaza from summer 2016. We remain on track to deliver the building on time and budget.

Recycling capital to actively manage the portfolio

In August 2015 we announced a £300 million disposal programme to be undertaken over the following 12 months. The team has made excellent progress to date, with sales completed during the year of £124.4 million across 35 assets. Including post year-end transactions, disposals to date total £261.9 million delivering attractive returns on cost averaging 23.1% over a holding period of 17 months, as asset management initiatives delivered ahead of business plans. These sales have generated an average spread between going-in yield on cost and exit yield of 240bps.The premium over the prior book value was 5.8%.

Robust progress across investments and asset management

We continue to execute our long-term strategy to deliver both long-term income growth and capital appreciation through intensive asset and development management.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

The £2,792.7 million property portfolio comprises 282 directly owned assets with a total area in excess of 11.8 million sq ft (excluding loans, hotels and development assets). This consists of a direct real estate and hotel portfolio value of £2,613.5 million and a further three loans secured by 20 assets, with a value of £179.2 million.

Our unique ability to execute debt and equity transactions, combined with our multi-jurisdiction and multi-sector approach, creates investment opportunities that are not available to KWE’s listed peers. We continue to source our pipeline from non-core holders of real estate. These include government asset management agencies, receivers and financial institutions continuing to deleverage, other vendors with complicated financial structures or bankruptcies and off-market opportunities based on our established relationships. Our local teams ensure we continue to identify attractive opportunities across the cycle.

Investment activity

Acquisitions

We completed £1,135.5 million of acquisitions across 217 properties and two loan portfolios, secured against nine collateral assets. We also successfully completed the conversion of four loans to direct real estate worth £139.9 million. These were Gardner House, Dublin 2 and two properties from the Elliot loan portfolio, the Times Building, Dublin 2, and Lakeland Retail Park, Cavan. We recently took title of Pioneer Point, Ilford (London) on 5 February 2016.

Table 1: 2015 acquisitions

Name, country	Sector	No. of assets	Purch. date	Net purch price (£m)	Cap value (£ psf)	YOC (%)	Avg rent (£ psf)	WAULT (years)	EPRA Occup’y (%)
Gatsby, GBP	O/I/R	171	30-Jan	480.7	153	6.9	11.3	9.5	98.3
Gardner House, IRL	Office	Na	11-Feb	Nil	409	6.9	28.1	3.4	100.0
Park Inn loans, GBP	NPL	8	16-Feb	61.9	Na	9.4	Na	Na	Na
Pioneer Point, GBP	NPL	1	18-May	68.5	Na	Na	Na	Na	Na
Puerta del Sol, ESP	Dev	1	13-May	22.0	609	Na	Na	Na	Na
Postigo, ESP	Dev	1	11-Jun	5.5	131	Na	Na	Na	Na
Times Building, IRL	Office	Na	30-Jun	Nil	338	5.4	28.0	9.9	90.0
Gatsby, GBP	I/R	5	7-Jul	17.3	64	7.1	5.4	7.3	94.7
SEO portfolio, GBP	Office	9	28-Jul	211.0	257	8.0	20.8	5.0	98.6
Carrefour/Dia, ESP	Retail	16	14-Aug	60.7	102	6.9	7.2	5.4	100.0
Lakeland RP, IRL	Retail	Na	22-Sep	Nil	93	7.6	7.1	10.4	100.0
Beaver House, IRL	Office	1	9-Oct	4.7	159	4.8	7.9	9.5	70.5
Dundrum Park, IRL	Office	1	20-Oct	5.0	208	10.6	22.8	2.4	100.0
SJRQ portfolio, IRL	Office	2	13-Nov	8.7	466	3.4	16.2	3.0	100.0
LMG SC, ESP	Retail	1	29-Dec	52.8	174	6.3	13.0	1.9	72.6
FIP portfolio, ITA	Office	9	30-Dec	136.7	128	6.3	9.5	6.9	100.0

2015 acquisitions		226		1,135.5	162	7.1	12.0	7.3	96.5

Disposals

Table 2: 2015 disposals

Sector	Area (m sq ft)	No. of assets	Sale price (£m)	Hold period (months)	ROC (%)	WAULT (years)	EPRA Occup’y (%)
2015 disposals	1.3	35	124.4	14	23	4.0	72

Table 2 summarises sales completed in the year. Including post year-end transactions, disposals since January 2015 total £261.9 million, delivering ROC of 23.1% and a premium over book value of 5.8%, see Table 3. Disposal strategies included completion of asset management plans (c. 45%), special purchasers (c. 14%) and defensive trimming (c. 41%). The sale of the underlying collateral of the Avon loan portfolio for gross proceeds of £100.3 million, announced in January 2016, was the biggest contributor.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Table 3: Disposals to date, including post year-end transactions

Sector	Area (m sq ft)	No. of assets	Sale price (£m)	Hold period (months)	ROC (%)	WAULT (years)	EPRA Occup’y (%)
Office	0.9	13	74.3	17	44	3.4	63
Retail	0.1	10	30.0	15	39	6.5	95
Industrial	0.4	1	16.4	21	37	5.0	100
Leisure	0.1	7	13.7	11	16	9.7	83
Loans	Na	19	127.5	18	10	Na	Na

Total disposals	1.5	50	261.9	17	23	4.7	72

The combination of executing our asset via loan (AVL) strategy over the year and the disposal of the underlying collateral of Avon has meant that our post year end exposure to loans has fallen to 3.0% from 6.4% at year end. We continue to believe that activity in the loan market through both primary and secondary trades will provide attractive opportunities to capitalise on our AVL strategy.

Table 4: Portfolio statistics at 31 December 2015

Sector	Area (m sq ft)	No. of assets	NOI (£m pa)	Portfolio value[1] (£m)	YOC (%)	EPRA NIY (%)	WAULT (years)	EPRA Occup’y (%)
Office	4.4	57	74.5	1,291.2	6.6	5.5	5.9	96.6
Retail	3.5	151	43.9	663.8	6.7	6.3	9.1	94.6
Industrial	2.8	33	11.6	179.4	7.3	6.1	5.8	98.0
Residential (PRS)	0.5	3	5.5	150.4	3.6	3.5	—	91.8
Leisure	0.6	31	7.9	136.3	7.0	5.5	12.3	98.1

Property total	11.8	275	143.4	2,421.1	6.5	5.6	7.3	96.0
Developments	—	5	—	133.2	—	—	—	—
Hotels	—	2	3.4	59.2	5.6	5.4	—	—
Loans	—	20	13.8	179.2	7.9	7.3	—	—

Total/average	11.8	302	160.6	2,792.7	6.6	5.7	7.3	96.0

Footnote:

1.	Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than FIP which was completed by Colliers); loan portfolios have been fair valued by Duff & Phelps in each case at 31 December 2015

Portfolio management

Leasing

A strong level of lease transactions completed over the year has built on the momentum from 2014, with incremental annualised NOI in the year of £7.6 million across 233 lease transactions over 1.3 million sq ft. This was primarily delivered as part of our programme to reposition assets by growing income, improving covenants and enhancing values.

Since our IPO, incremental annualised NOI of £12.0 million has been generated across 361 lease transactions over 1.8 million sq ft. Of this, £10.2 million relates to the commercial portfolio (excluding residential, loans or hotel assets). This significant achievement has generated an uplift of 15.3% over previous passing rent and 12.9% ahead of valuers’ ERVs. Letting up void space has been a material contributor, adding £8.4 million or 82% of the £10.2 million.

Table 5: 2015 leasing transactions

	No. of lease transactions	Commercial area (sq ft)	Incremental annual NOI (£m)
GBP	86	1,089,015	2.0
IRL	147	183,175	5.6

Total	233	1,272,190	7.6

	Re-gear	Rent Reviews	New leases	Other	Total
No. of lease transactions
GBP	34	13	33	6	86
IRL	5	—	142	—	147

Total	39	13	175	6	233

Commercial area (000 sq ft)
GBP	694.2	124.1	171.3	99.4	1,089.0
IRL	6.0	—	177.2	—	183.2

Total	700.2	124.1	348.5	99.4	1,272.2

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Table 5 (cont’d): 2015 leasing transactions

	Re-gear	Rent Reviews	New leases	Other	Total
Incremental annual NOI (£m)
UK	0.1	0.2	1.9	(0.2)	2.0
Ireland	(0.0)	—	5.5	0.1	5.6

Total	0.0	0.2	7.4	(0.0)	7.6

Key asset management achievements

Notable leasing on stabilised assets came from a mix of office and industrial and there was an encouraging performance across our retail portfolios in the UK and Ireland. With increased consumer spending and growing optimism amongst retailers, we are starting to see a pick-up across our retail assets. In the UK, our largest retail exposure is the Gatsby high street portfolio, where we have been able to achieve good new leasing metrics and strong rent reviews in selective locations with sufficient market comparables. In Ireland, we delivered retail occupancy gains of 190bps in the year to 98.7%.

In addition to 105 commercial leases, we completed 128 private rented sector (“PRS”) leases across our Dublin PRS portfolio, where we saw double-digit rental growth. The amenity space we delivered in Q2 2015 at Vantage, Central Park has been extremely well received by tenants and is enhancing our ability to retain tenants and grow rents.

Table 6: Notable lease transactions on stabilised properties

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	% over prev. rent
GBP	Jupiter	Melton Enterprises, Hull	Industrial	413,600	Re-gear	SCA Timber Supply	413,600	15.0	+40.0
GBP	Artemis	Hambridge Lane, Newbury	Industrial	66,600	New lease	Knight Print	9,600	10.0	Prev. vacant
GBP	Gatsby	Norfolk House, Croydon	Office	155,300	New lease	Harris Federation	6,200	7.0	+30.0
GBP	Artemis	Ashville Way, Wokingham	Industrial	47,100	Rent review	Millenium Business	6,300	Na	+12.0
GBP	Jupiter	Trident Retail Park, Runcorn	Retail	216,200	Re-gear	TK Maxx	21,700	10.0	+52.0
GBP	Artemis	Staines Road, Harlow	Retail	24,400	New lease	Home Bargains	12,200	15.0	+3.0
GBP	Jupiter	Trident Retail Park, Runcorn	Retail	216,200	New lease	Sports Direct	10,000	5.0	Prev. vacant
GBP	Tiger	Wyndham Court, Bristol	Office	30,000	New lease	Direct Response	30,000	10.0	Prev. vacant
GBP	Gatsby	The Square, Winchester	Retail	10,800	New lease	Stable Bar & Rest.	2,200	10.0	+11.0
GBP	Artemis	Imperial House, Birmingham	Office	60,000	New lease	Optical Express	6,800	4.0	Prev. vacant
GBP	Jupiter	Kings Road, Bradford	Retail	47,400	Re-gear/ rent review	Group Motors	23,600	10.0	+67.0
GBP	Jupiter	Aspect Leisure Park, Bedford	Leisure	111,400	Rent review	McDonalds	3,100	Na	+19.0
GBP	Artemis	Neal St, Covent Garden, London	Retail	5,600	Rent review	Speedo	2,700	Na	+16.0
GBP	Gatsby	Market Square, Battle	Retail	12,900	Rent review	Budgens	12,900	Na	+14.0
GBP	Gatsby	57-67 High Street, Cranfield	Retail	8,600	Rent review	Budgens	8,600	Na	+15.0
GBP	Gatsby	34 Sheep Street, Bicester	Retail	4,800	Rent review	Lloyds Pharmacy	4,800	Na	+61.0

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Table 6 (cont’d): Notable lease transactions on stabilised properties

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	% over prev. rent
IRL	Opera	The Warehouse, Dublin 4	Office	19,500	New lease	Mason Hayes & C	6,200	3.0	+1.0
IRL	na	Marshes SC, Dundalk	Retail	136,400	New lease + mezz	H&M	16,400	7.0	Na	[1]
IRL	Elliott	Lakeland Retail Park, Co. Cavan	Retail	83,100	New lease	Dealz	7,500	10.0	Prev. vacant
IRL	na	Marshes SC, Dundalk	Retail	136,400	New lease	Sketchers	2,500	5.0	Prev. vacant
IRL	na	Marshes SC, Dundalk	Retail	136,400	New lease	Tiger	1,800	5.0	Prev. vacant

Footnote:

1.	Based on turnover rent

Development and refurbishment programme

UK

•	At Lochside Avenue (previously Oracle House), Edinburgh, (Artemis portfolio, 40,000 sq ft office) we purchased the asset with vacant possession in March 2014 and undertook a comprehensive refurbishment programme, reaching practical completion in October 2015. We signed a new ten-year lease (break at year five) with HSBC, generating a current yield on cost of 7.3%, with 25% of the space remaining to be let.

•	At 111 Buckingham Palace Road, London, SW1 (227,000 sq ft office), we continue on site with the extension and refurbishment of the reception and are on track to deliver ahead of 2016 rent reviews and expiries. Advent has exercised its break for December 2016 and we anticipate commencing marketing its 20,000 sq ft unit by summer 2016, with completion of fit-out nine months later. Comparable market rents continue to be significantly ahead of our average rents of £47 psf.

•	At Friars Bridge Court, London SE1, (Jupiter portfolio, 99,800 sq ft office) we anticipate submitting a planning application for a redevelopment of the building by the end of Q1 2016.

•	At Pioneer Point, Ilford, IG1 (294 PRS units), we completed the AVL strategy on 5 February 2016 and now hold the property as direct real estate. The refurbishment plans for the existing units and the amenity package in the 12,600 sq ft vacant commercial space are advanced and we expect to submit a planning application in Q2 2016. The capital expenditure programme in both towers commenced in January 2016 and we are on track to stabilise and transform the scheme into a professionally run PRS operation.

•	At Fairmont, St Andrews (209 room hotel), we continue to roll out our refurbishment programme and have completed three of the six major capex projects including the St Andrews Bar & Grill restaurant in the clubhouse, forecourt landscaping and the La Cucina restaurant expansion. Refurbishments of the bedrooms and common areas will come in 2016 and the first phases of these began in January 2016. These projects will help drive ADR and occupancy.

Ireland

•	At Baggot Plaza, Dublin, (Opera portfolio, 129,300 sq ft office redevelopment) planning permission for an additional net 37,700 sq ft was achieved in Q1 2015, adding to the existing 91,600 sq ft building. A pre-let has been agreed with Bank of Ireland for a 25-year lease (20-year term certain) to occupy the entire building at a headline rent of €47.50 psf. KWE was expected to sub-lease Block C for the first five years, however in Q4 2015 Bank of Ireland agreed to take the entire building at the same rental level but with a reduced rent free period. The stabilised yield on cost is 8.7% and we are on track to achieve practical completion by summer 2016.

•	At Block K Vantage at Central Park, Dublin 18, (166 PRS units under construction) site works began in January 2015 to complete 166 residential units and 15,000 sq ft of commercial space in a new block adjoining the existing 276 unit Vantage scheme. The development has been progressing well and remains on budget. We topped out the building in October 2015 and are currently 60% complete. The project is on track to complete in summer 2016 and we anticipate leasing to begin in the autumn.

•	At Stillorgan Village, Dublin (142,100 sq ft shopping centre), planning permission was granted in September 2015 to reconfigure part of the centre and improve the façade, canopy and car park configuration. We are also exploring opportunities to enlarge and redesign units for tenants who are trading well, in conjunction with our redevelopment works. In 2015, the centre was voted “Best Performing Scheme” in a nationwide review of more than 30 shopping centres by Retail Excellence Ireland.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

•	At Portmarnock Hotel & Golf Links, Dublin (135 room hotel), a full management team is now in place, including bringing the finance function in house and all IT systems have been upgraded, including a new website. Planning has been approved on the overall external and internal changes at the hotel and will be implemented over Q1 and Q2 2016. We are about one-third of the way through the golf course and hotel room refurbishment programme.

Spain

•	At Santisima Trinidad 5, the conversion of this 25,800 sq ft office building into 24 modern residential units in central Madrid (Chamberi neighbourhood) has been underway since summer 2015. Pre-sales are exceeding the pace and target values of business plans with 18 units exchanged at year end and only six units remain to date. Construction is on track to complete in summer 2016 with sales completing in Q4 2016.

Our markets

UK

Despite significant capital market volatility and worries about a global economic slowdown, the UK continues to show positive signs in terms of consumer confidence, employment levels and earnings growth. Preliminary ONS estimates show that the economy grew by 2.2% overall for 2015, supported by the service sector and, importantly, is estimated to be performing ahead of the pre-crisis peak.

London continues to lead the recovery, with growth for 2015 at 3.4%, according to EY. Central London office take-up for 2015 was 14.5 million sq ft, which compares favourably to the ten-year average take-up of 12.7 million sq ft, according to CBRE. Our two Central London office sub-markets of Victoria and Southbank continue to benefit from robust rental growth, with 2015 at 10.3% for Victoria and 8.7% for Southbank, according to JLL.

The wider economic recovery is also helping regional office markets. According to CBRE, South East office vacancy now sits at 5.7%, below its long term average of 7.1%, and the South East is benefiting from robust occupational demand, up by 20% or more than 500,000 sq ft compared to 2014. Combined with tight supply, this has delivered rental growth of 12.9% over the year.

As the economy strengthens, we have seen an improvement across our industrial portfolio with year-on-year rental growth of 18.4% and continued momentum across distribution and logistics, with demand outweighing supply.

Well-located regional high street retail is seeing increasingly positive performance, with good occupier demand and rental growth of 3.6% across the UK, according to IPD. We expect our own portfolio to benefit over the next four years, as c. 90% of our income is subject to a lease event where we will be able to capitalise on further rental growth and c. 50% is subject to upward only rent reviews.

Ireland

According to the Central Bank, the Irish economy is continuing to gather momentum and is forecast to grow by 4.8% in 2016. Economic indicators are strong, with retail sales up sharply, unemployment dipping below 9% and consumer sentiment at a 15-year high, according to the Central Statistics Office of Ireland. In the Dublin property market, where 89% of our Irish portfolio is located by value, this economic growth is translating into improved occupational demand across our key sectors.

Dublin prime office take-up is well ahead of previous years and the ten-year average which is pushing rents up further with 2015 producing year-on-year office CBD rental growth of 22%, according to CBRE and prime Grafton Street Zone A rents are up by 14%. Residential apartment rents in Dublin have also grown by an average of 11.3%, according to the Private Residential Tenancies Board (PRTB), supporting income growth at our PRS residential portfolios. In late 2015, the Irish Government amended the current residential rent review provisions, so that for the next four years, rent reviews will be every two years (rather than annually). While this will provide some relief for tenants in a market where supply shortages continue to drive rents upwards, there is no cap on rents, which will continue to be reviewed to market levels and it will not have a significant impact on expected longer-term returns from the sector. This is particularly true at the premium end of the market where our portfolio is well positioned. CBRE hotel data to the end of December 2015 shows Hotel RevPar up by c. 22%. All this positive rental evidence bodes well for our investment and development portfolio generally and for improving income generation, with c. 350,000 sq ft of rent reviews pending on our Dublin office space between now and the end of 2018.

Spain

Preliminary estimates for Q4 GDP growth came in at 0.8%, in line with expectations and the previous quarter with the economy delivering its tenth straight quarter of growth, according to National Statistics Institute. This brings 2015 GDP growth to 3.2%, more than double the 1.4% growth of 2014 and the fastest level since 2007. The fall in energy prices will support this further by boosting disposable income.

The investment market has been dominated by office transactions but after several years of slow activity, the retail market is back on investors’ radars, as good economic forecasts and increased liquidity are starting to drive this market. In excess of €3 billion of retail investments were transacted in 2015, which is higher than the 2006 peak, according to Savills. The market imbalance between tight supply and strong investment demand is putting increasing pressure on pricing, encouraging our strategy of acquiring smaller, more liquid lot sizes, which we can execute off-market or through selectively marketed deals.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

We remained focused on retail, where we believe the underlying consumer fundamentals are encouraging. 2015 was the turning point for consumer spending, with the retail sales index surpassing 100 for the first time since 2010, according to the Bank of Spain. Whilst unemployment remains high, having peaked in 2013 at 26%, the fourth quarter of 2015 came in at 21%, representing the biggest decline on record. The forecast for 2018 is for a further drop to 15.5%, according to the Spanish Ministry of Economy and Competitiveness, which will support consumer confidence and trading across our retail portfolio. This comprises Carrefour & Dia grocery outlets and La Moraleja Green Shopping Centre which we acquired at the end of the year, along with our proposed redevelopment of 9 Puerta del Sol in Madrid into a flagship retail store.

Italy

The economic recovery has been slow in Italy. While a full picture of 2015 is not yet available, with official fourth quarter figures yet to be finalised, positives include a moderate pick up in industrial production, household disposable income and consumer confidence. However, these are offset by unemployment which remains in the low double-digits and appears uneven in its evolution. We expect continued quantitative easing to buoy the region.

The investment market remains competitive, reaching €8.1 billion in 2015, up 55% on the previous year and in line with ten-year average volumes, according to CBRE. Milan remains the most attractive office market, with improved leasing fundamentals, take-up set to reach its ten-year average, tenant incentives in decline and the investment market remaining the most liquid. Our largest office asset in Italy is in the city centre of Milan, near the successful Porta Nuova business district.

We continue to expect to see the most significant investment opportunities arising from fixed-life funds in liquidation or where sponsors have been unable to execute on business plans, generating a good pipeline of off-market opportunities. For instance our FIP portfolio was acquired off-market, and we benefit from secure seven year government income.

Non-performing loans (NPLs)

There remain opportunities to acquire loans in our target markets and we expect to continue to be more active in the UK and Ireland. We are unlikely to undertake loan transactions in Spain and Italy to the same extent as in the UK and Ireland, which are more lender-friendly markets as our ultimate goal remains taking title to the underlying real estate. As a result, our NPL strategy in this region will be limited to where we have direct line of sight to the real estate. Overseas lenders to the UK market still hold significant levels of non-performing loans, according to Deloitte, which we anticipate will be marketed gradually as these lenders recognise the level of mark-to-market write-downs required. In addition, we are tracking several commercial mortgage-backed securities (CMBS) transactions in the UK which have come to the end of their fixed life.

There has been a slowdown in the level of loans available to buy in Ireland. The banks and NAMA are still the main sellers but they are often enforcing loans rather than disposing of them. We continue to track several loans that have not yet come to market.

Finance review

Table 7: 2015 financial key performance indicators (KPIs)

Total accounting return (%)	18.0
Adjusted NAV per share (p)	1,174.5
Adjusted earnings per share (p)	47.9
Dividends paid (p)	35.0
LTV (%)	39.7
Weighted average cost of debt (%)	2.9

Overview

KWE had a successful year, having built on its debut in 2014. Many areas of the financial results reflect the strong acquisition-led growth that continued to be a feature of our operations in 2015. Transaction levels were high during the year, consisting of £1,180.2 million of investments in direct real estate and loans (including associated purchaser’s costs), as well as £124.4 million in cash generated from disposals.

The accounting total return for the year was 18.0%, which was the combination of significant NAV growth, chiefly driven by portfolio valuation increases, plus dividends paid which contributed 3.4% to the total return.

Adjusted earnings of 47.9 pence per share grew by 85% on the prior year, primarily owing to a full year of 2014 operating income supplemented by 2015 acquisition activity.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Increased earnings and cash generated from operations drove the quarterly dividend from 7.0 pence to 10.0 pence per share during the year. The total dividend paid of 35.0 pence per share represented a 1.4 coverage ratio to adjusted earnings. The first dividend of 2016 declared by the Board of 12.0 pence per share is a 20% quarter-on-quarter increase and indicative of the portfolio’s strong cash generation and the Board’s commitment to delivering a significant income component within total return. Moreover, on an annualised basis, the prospective dividend of 48 pence per share for 2016 represents a significant 37% increase over 2015’s 35 pence per share.

We achieved a significant milestone in June, with the successful issue of our debut £300 million seven-year senior unsecured bond, with simultaneous rating by Standard and Poor’s of BBB (stable) for both KWE and the bond. This was followed by the establishment of a £2,000 million EMTN programme and a subsequent €400 million ten-year unsecured bond issue in November.

During the year we have been actively managing our debt profile, to extend the term to maturity, which we have moved out by a full year to 5.9 years and fixing our rates – either through fixed rate debt or hedging, which now stands at 85% of total debt. Our average cost of debt now stands at a very competitive 2.9%. The LTV is 39.7%, providing us with further financing capacity, and our fixed charge coverage for 2015 was a comfortable 2.9 times. The financing mix has now matured to complement the expanded and diversified real estate portfolio and reflects our goals of achieving the appropriate combination of tenor, cost and leverage.

Net operating income

Net operating income consists of net rental income, the hotel earnings and loan portfolio interest income. The chief drivers of the substantial net operating income growth in the year are the full period impact of acquisitions completed in 2014 and the ongoing deployment of capital into real estate acquisitions during 2015.

Table 8: Movements in income statement net operating income

2014 income statement NOI	50.7
Part period NOI from 2014 acquisitions	39.1
Part period NOI from 2015 acquisitions	45.0
Part period NOI from 2015 disposals	(4.7)

2015 income statement NOI	130.1

Administrative expenses

Total administrative expenses (excluding hotel operations, which are included in NOI) have fallen in 2015 to £10.9 million (2014: £11.5 million). A significant proportion of the administrative expenses are fixed in nature or are non-recurring, relating to set-up and acquisition activity. £1.2 million of the costs incurred in 2015 relate to real estate loan acquisition costs which, unlike direct real estate deal costs, are not capitalised in accordance with our accounting policies and IAS39.

As KWE grows and invests capital, we see the benefit of scale – meaning that the administrative cost ratio to portfolio value is 39bps this year, compared to 76bps in 2014.

Investment Management fees

Investment Manager fee

The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of the Group’s EPRA NAV, payable quarterly. In line with the investment management agreement, the fee is settled 50% in cash and 50% in shares, where new shares are issued if the prevailing share price is at or above IFRS NAV per share. Where the prevailing share price is at a discount to IFRS NAV per share, an amount equivalent to the fee is applied insofar as possible towards market purchases of existing shares. The total management fee for 2015 is £15.2 million (2014: £8.4 million).

Performance fee

The performance fee is a form of remuneration used to reward the Investment Manager for total return outperformance against a hurdle. The performance fee is paid entirely in shares, to ensure alignment with shareholders. The performance fee is 20% of the return above a 10% hurdle, calculated from the EPRA NAV per share at the beginning of the year plus dividends paid. New shares are issued if the prevailing share price is at or above IFRS NAV per share. Where the prevailing share price is at a discount to IFRS NAV, an amount equivalent to the fee is applied insofar as possible towards market purchases of existing shares. The performance fee for 2015 is £29.7 million (2014: nil) which is expected to be settled through market purchases of existing shares.

To be eligible for a performance fee in 2016 the minimum total return required is 10% of the 2015 EPRA NAV.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Table 9: Performance fee calculation

(£m)
2014 EPRA NAV	1,388.6
Add: 10% hurdle	138.8

Total hurdle (A)	1,527.4

2015 EPRA NAV	1,628.3
Add: dividends paid in year	47.5

Total performance (B)	1,675.8

Outperformance (B – A)	148.4
20% of outperformance	29.7

Financing costs

The Group’s net finance costs increased to £36.2 million during 2015 (2014: £7.9 million). This increase is primarily due to the drawdown of the Gatsby senior facility and a full year of interest on debt raised during 2014, together with the interest accrued on the bonds issued in the year. Also included within finance costs are amortisation of capitalised loan arrangement fees together with commitment fees in respect of the revolving credit facility.

Tax

The Company is tax resident in Jersey but liable to any foreign tax on activities in its overseas subsidiaries.

Investments in Ireland are held through two Irish qualifying investor alternative investment funds, which are exempt from any Irish taxation on income and gains. The cost of maintaining these regulated funds, including depository, AIFM and administrator costs, are included within Administrative Expenses.

The Italian portfolio acquired in December 2015 is held through a regulated close-ended alternative investment fund which is exempt from Italian tax on income and gains.

The Group is subject to corporate income tax at 28% (25% from 2016 onwards) on taxable profits generated within its Spanish subsidiaries.

In the UK, income tax on rental income deriving from UK investment properties is reflected in the tax charge for the year of £7.6 million (2014: £1.9 million). The increase is primarily due to greater levels of taxable profits from the UK portfolio.

Adjusted earnings

To indicate the extent to which the dividends paid to shareholders are underpinned by earnings, we report adjusted earnings. The only adjustment to the standard EPRA earnings definition is the addback of the performance fee expense, as this is considered capital in nature.

Adjusted earnings per share were 47.9 pence in 2015 (2014: 25.9 pence per share)

Table 10: Adjusted earnings statement

31 December 2015 (£m)
NOI	130.1
Investment Manager fee	(15.2)
Administrative expenses	(10.9)
Net finance cost	(36.2)
Tax	(7.6)
EPRA adjustments	4.8

Adjusted earnings	65.0

Adjusted earnings per share (p)	47.9

Dividends

Dividends paid during 2015 total £47.5 million, comprising:

•	the 7 pence per share interim dividend paid on 20 March 2015, in the amount of £9.5 million;

•	the 8 pence per share interim dividend paid on 29 May 2015, in the amount of £10.8 million;

•	the 10 pence per share interim dividend paid on 28 August 2015, in the amount of £13.6 million; and

•	the 10 pence per share interim dividend paid on 27 November 2015, in the amount of £13.6 million.

The Company will pay an interim dividend of 12.0 pence per share on 31 March 2016 (£16.3 million), to shareholders on the register at the close of business on 11 March 2016.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Balance sheet

Table 11: Balance sheet

	31 December 2015 (£m)	31 December 2014 (£m)
Total portfolio	2,792.7	1,490.4
Cash	326.5	441.9
Gross debt	(1,436.1)	(553.5)
Other assets and liabilities	(53.9)	11.1

IFRS net assets	1,629.2	1,389.9

Adjusted for:
Mark-to-market of derivative financial assets	(0.9)	(1.3)

EPRA net assets	1,628.3	1,388.6

Adjust for share based payment reserve:
Performance fee:	(29.7)	—
Investment management fee	(2.1)	(1.7)

Adjusted net assets	1,596.5	1,386.9

Adjusted NAV per share (p)	1,174.5	1,025.2

Portfolio valuation

As at 31 December 2015, the Group’s investment portfolio was valued at £2,792.7 million, reflecting significant acquisition activity in the year as well as the valuation surplus.

Table 12: Portfolio valuation movements

2014 portfolio valuation	1,490.4
Acquisitions	1,180.2
Disposals	(114.7)
Capital expenditure	54.2
Foreign exchange/other	(29.2)
Valuation surplus	211.8

2015 portfolio valuation	2,792.7

Adjusted NAV

We report an Adjusted NAV to illustrate EPRA NAV after the impact of the fees recognised in the share based payment reserve. The 14.6% Adjusted NAV growth reflects a strong valuation surplus of £211.8 million, primarily from assets held throughout 2014 and, importantly, also from acquisitions during the year, where we have more than made up the associated acquisition costs. Disposals in the year also contributed a total of £14.6 million to NAV, reflecting a 5.8% premium over the preceding valuation.

Table 13: Adjusted NAV movements

	(£m)	(p per share)
2014 adjusted NAV	1,386.9	1,025.2
Valuation surplus	211.8
Gains on sale	14.6
Adjusted earnings	65.0
Dividends	(47.5)
Performance fee	(29.7)
Foreign exchange/other	(4.6)

2015 adjusted NAV	1,596.5	1,174.5

Cashflow and treasury management

Liquidity, comprising cash and undrawn facilities, total £551.5 million at 31 December 2015, compared with £666.9 million at 31 December 2014.

The major sources of cash during the year were:

•	operating activities, which generated cash of £120.6 million;

•	secured and unsecured financing activity of £925.7 million; and

•	proceeds on disposal of assets, which generated cash of £124.4 million.

KWE maintains a £225.0 million multi-currency revolving credit facility. At 31 December 2015, the full £225.0 million facility was available to be drawn.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

The Group’s interest rate hedging policy is to eliminate substantially the risk associated with interest rate volatility, through a combination of fixed rate borrowings and, in respect of floating rate debt, the use of interest rate caps.

Financing activity

Table 14: Key debt measures

	2015	2014
Gross debt (£m)	1,436.1	553.5
Cash (£m)	326.5	441.9
Undrawn facilities (£m)	225.0	225.0
LTV (%)	39.7	7.5
Cost of debt (%)	2.9	2.4
Fixed rate or hedged debt proportion (%)	85.0	67.0
Fixed charge cover (x)	2.9	3.9

On 24 June 2015, we successfully issued our inaugural senior unsecured seven-year bond listed on the London Stock Exchange. The face value of the bond is £300 million, with net proceeds of £295.2 million. After using a cross-currency swap to translate 50% of the proceeds to Euro, the effective fixed coupon is 3.35%. At the time of issuing the bond, both KWE and the bond were rated BBB (outlook stable) by Standard and Poor’s. This allowed us to access an alternative source of funding in the unsecured debt capital markets, diversifying our sources of finance and providing flexibility to manage our portfolio, as well as extending our term to maturity.

On 6 November 2015, KWE established a £2,000 million EMTN Programme. On 10 November 2015, we announced the first drawdown under the Programme, with the issuance of €400 million senior unsecured notes with an annual fixed coupon of 3.25% and a ten-year term to maturity.

As a result of the financing activity during the year, including the above transactions, our weighted average term to maturity improved by 12 months from 4.9 years to 5.9 years, while our cost of debt increased from 2.4% at 31 December 2014 to 2.9% at 31 December 2015, for the benefit of the lengthened term and greater flexibility.

At 31 December 2015, LTV, our key measure of gearing, stood at 39.7% compared with 7.5% at 31 December 2014, driven by the increases in debt outlined above on the back of strong acquisition activity during the year. Group LTV is not expected to exceed 50% and we continue to target a ratio between 45-50%. The fixed charge cover (the ratio of adjusted earnings before finance costs to finance costs) for the year was a comfortable 2.9 times.

Throughout 2015 and as at 31 December 2015, the Group was in compliance with its debt covenants.

Exchange rate:

Where balance sheet amounts in this document are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.73701, which was the rate on 31 December 2015. Income Statement amounts were translated at the average rate for the year.

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Managing risks

Oversight of the risk management process, including identifying key risks, their impacts and any mitigating controls, is provided by the Investment Manager, the Audit Committee and, ultimately, the Board. Day-to-day management of those risks is embedded in everything we do and is integral to all of the Investment Manager’s transactional, operating and financial activity.

Assessment and risk register

KWE defines risk appetite as the amount and sources of risk that we are seeking, willing to accept or looking to avoid in pursuit of our business objectives over a set period of time.

We assess each risk for likelihood and impact. Risks are rated on both an inherent and residual basis (that is, after taking into account the effect of any mitigating factors) and are rated on a red, amber and green scale. We maintain a formal risk register, with appropriate inputs from the Investment Manager, the Administrator and the Non-Executive Directors. The risk register is designed to capture key risks, their associated mitigating factors and an assessment of the adequacy of controls in place.

Review

The risk register is reviewed and updated every quarter at the Audit Committee meetings, to test for completeness of risk and control capture, effective testing of key control measures, and recording and reporting of any exceptions and overdue actions. Significant control weaknesses or failures of sufficient scale and seriousness are escalated to the Board. This review informs necessary revisions of the Group risk management policy and framework and may also guide future iterations of the Group’s strategy.

Our principal risks are detailed below, which also show the impact on the business prior to mitigation and the likelihood after mitigation as well as the perceived change in the level of risk compared to last year.

Principal risks and uncertainties

Macro-economic risks

Risk	Impact	Mitigation

General economic conditions Impact: Medium Likelihood: High Change on 2014: Increased

Turbulence in stock markets and weak global and European growth indicators, coupled with a concern that central banks are unable or unwilling to provide support, remain a concern in our current markets of operation - the United Kingdom, Ireland, Spain and Italy.

A slowdown in economic recovery increases the risk of lower than expected rental levels, occupancy deterioration and asset valuation uncertainty.

•    The Board and Investment Manager regularly review the economic environment to assess whether any changes in outlook present risks, as well as opportunities which should be taken into account in the execution of our strategy.

•    The Investment Manager has a broad investment mandate, which gives it flexibility to invest across the real estate markets in Europe with limited restrictions across asset class, sector or capital structure, resulting in diversification of risk across the portfolio.

•    Any deterioration in the occupier market would have a muted short-term effect on the Group’s turnover, due to high occupancy levels (96.0%) and long WAULT (7.3 years)

Availability of finance Impact: Low Likelihood: Medium Change on 2014: Reduced	Reduced appetite for real estate lending may adversely affect our ability to refinance facilities and reduce our financing capacity for future investments.

•    The Group’s borrowings are diversified between fixed and floating debt and benefit from a weighted average term to maturity of 5.9 years. We are committed to maintaining the Group’s BBB (stable) credit rating, through careful management of unencumbered asset ratios.

•    The Investment Manager maintains strong relationships with our financing partners, credit rating agencies and advisors in the various jurisdictions in which we operate. The establishment of our €2,000 million EMTN programme during 2015 further diversifies our financing options.

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Strategic risks

Risk	Impact	Mitigation

Failure to implement and poor execution of the investment strategy Impact: Medium/High Likelihood: Low Change on 2014: No change

Poor execution of our investment strategy could result in significant underperformance and reduced profitability.

Specific execution risks include, among others:

•    timing of investment and divestment decisions

•    incorrect allocation of capital

•    exposure to any development risk or significant refurbishment programme

•    failure to implement the approved business plan

•    excessive exposure to one particular sector, asset, tenant or regional concentration

•    The Investment Manager has a strong investment sourcing capability and maintains long-standing market relationships, to ensure access to future opportunities.

•    Expert local knowledge, combined with significant and continued investment in people and infrastructure, provides an effective base upon which to deliver the investment strategy.

•    All investment decisions are subject to risk evaluation, taking into account the expected returns and risk appetite. Thereafter, KPIs and financial metrics are continuously monitored to track performance and, if necessary, adapt business plan to achieve targets.

Development & construction Impact: Medium Likelihood: Low/Medium Change on 2014: No change

Property development projects inherently carry risks with them. These include:

•    planning risk: the inability to secure planning consent due to political, legislative, regulatory and other risks inherent in the planning environment

•    construction risk: timing delays, reliance on third parties, including the risk of contractor failure, and additional cost overruns

•    occupier risk: occupiers may be reluctant to take space upon project completion

•    At any point, aggregate development costs will not exceed 15% of the Group’s most recently published NAV, thereby reducing the overall potential impact of development risk.

•    The Investment Manager has a strong and experienced construction and development management team. They undertake extensive consultation, design and technical work prior to beginning any project, as well as engaging with relevant authorities at a local and national level, to ensure development proposals are in line with current and emerging policy.

•    For each project, we make a judgement about apportioning construction risk. Where we retain this risk, we fix costs early in the process, subject to other market factors, with key contractors subject to a formal tender process and ongoing financial covenant review.

•    Market cycle and likely customer demand are assessed before committing to new developments and pre-lets are secured where appropriate.

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Operational risks

Risk	Impact	Mitigation

Leverage and Treasury Impact: Medium Likelihood: Medium Change on 2014: No change

Adverse interest rate or foreign currency movements may result in reduced earnings.

Breach of bank facility or bond covenants could result in default and the requirement to repay debt ahead of planned maturities.

Lack of control over bank accounts and cash movements across multiple jurisdictions and/or failure to monitor the creditworthiness of counterparties could result in sub-optimal returns or financial loss.

•    Interest rate risk is mitigated through a combination of fixed rate debt and derivative instruments, such as interest rate caps. As at 31 December 2015 85% of our borrowings were fixed or subject to hedging.

•    Foreign currency movements are offset by a combination of natural hedging through local currency borrowing and derivative instruments, such as cross currency swaps. As at 31 December 2015 83% of Euro assets were hedged in this manner.

•    We regularly monitor our LTV and associated covenants, both on an actual and forecast basis. Our prudent treasury management policy ensures the Group always carries a sufficient level of cash to deal with unforeseen contingencies, as well as ensuring loan documentation includes cure rights for covenant breaches.

•    The Investment Manager provides a dedicated treasury management team, with cash control and monthly cash sweep mechanisms in place across the Group. The credit-rating and deposit rates of our banking partners are continuously monitored.

Occupier demand, tenant defaults and income sustainability Impact: Medium/High Likelihood: Low Change on 2014: Reduced

Underlying income, rental growth and capital performance could be adversely affected by weakening occupier demand, resulting from variations in economic conditions in our target markets and corresponding weakening of consumer confidence and investment.

Changing consumer and business practices (including the growth of internet retailing, flexible working practices and demand for energy efficient buildings), new technologies, new legislation and alternative locations may result in earlier than anticipated obsolescence of our buildings, if evolving occupier and regulatory requirements are not met.

Failure to monitor rent collection rates and control arrears could lead to increased bad debt rates and financial loss.

•    The Investment Manager monitors our market letting exposure including vacancies, upcoming expiries and breaks, tenants in receivership or administration and our weighted average unexpired lease term. We work with our tenants to tailor their space requirements to their business needs and their ability to pay for the space they rent. We engage experienced letting agents, with track records and expertise relevant to the particular asset class.

•    We have an increasingly diversified tenant base and monitor our exposure to individual occupiers or sectors. At 31 December 2015 no single tenant accounted for more than 6.7% of the rent roll. We perform appropriate occupier covenant checks and review these on an ongoing basis.

•    The Investment Manager regularly liaises with property managers to ensure prompt rent collection and chasing of any arrears.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Operational risks (cont’d)

Risk	Impact	Mitigation

Dependence on the Investment Manager Impact: High Likelihood: Low/Medium Change on 2014: Reduced

We rely on the Investment Manager for its real estate investment, asset and development management expertise, which drives our financial and operational performance.

The Investment Manager’s failure to retain, develop and incentivise key personnel or to allocate appropriate time and resources, may impact business relationships, reputation and the achievement of the Group’s investment objectives.

•    Performance of the Investment Manager is reviewed at the Board level and there is an effective working relationship between the Board and the Investment Manager.

•    The Investment Manager and its management and advisory team have significant capital invested in the Company, which closely aligns its interests with those of our other shareholders

•    The Investment Manager is also financially incentivised and aligned, through the potential to earn a performance fee under the terms of the investment .management agreement. Any performance fee due is satisfied in shares of the Company and locked-up for three years.

•    The Investment Manager and its associates have continued to recruit throughout 2015, providing highly competitive performance driven remuneration packages to attract and retain senior members of the management and advisory team.

Regulatory & compliance risks

Regulatory and Environmental Impact: Medium Likelihood: Medium Change on 2014: No change

Non-compliance with multi-jurisdiction regulatory requirements, including but not exclusive to AIFMD, UK listing, disclosure and transparency rules, and money laundering and financial crime legislation, could adversely affect our financial position through fines and penalties, and damage to our reputation and operating status.

Increased environmental and health & safety regulation may lead to higher costs.

As tenants increasingly differentiate between properties based on sustainability and related environmental factors, occupational demand may reduce if our buildings do not meet future requirements.

•    The Investment Manager employs dedicated senior personnel with relevant expertise, to ensure compliance with enhanced regulatory requirements and develop protocols to deal with future changes.

•    Up-to-date and regular training is provided to the management and advisory team and the Board. Systems and procedures are in place across the Group and tested regularly to ensure effectiveness.

•    Specialist environmental consultants advise the Group on environmental and health & safety regulations to ensure all operations are compliant.

Taxation Impact: Medium Likelihood: High Change on 2014: Increased

Increased taxation or other associated charges, or changes in new interpretations of taxation laws affecting the real estate sector and/or jurisdictions in which the Group operates or holds assets may have a material adverse effect on financial conditions, residency status, Group performance and results.

There remains little guidance as to the application of UK Diverted Profits Tax and uncertainty around the way in which governments will legislate in coming years to implement the OECD Action Plan on Base Erosion and Profit Shifting.

•    Robust procedures are in place to ensure that the Company and its subsidiaries are managed and controlled in their local jurisdictions, with appropriately qualified and experienced boards.

•    Developments in the taxation environment in the countries that we operate in are monitored both by experienced Investment Manager professionals and our expert advisers. We engage with tax authorities and industry associations, to better understand future legislation and, where possible, mitigate the impact.

•    The appropriateness and cost-efficiency of the Group’s corporate structure is reviewed on a regular basis.

Political Impact: Medium Likelihood: High Change on 2014: Increased	The consequences of Britain’s potential exit from the European Union, a renewed push for Scottish independence and other unforeseen government actions could affect the economic and investment climate across Europe, resulting in reduced growth and occupier demand.

•    The Group’s real estate portfolio is geographically diversified and benefits from a wide tenant exposure and low voids.

•    It is difficult to predict the impact of an event such as Britain leaving the EU. We will continue to monitor the potential consequences and will procure appropriate advice, in order to adapt our strategy to mitigate any downside impact and to ensure that we are well placed to take advantage of opportunities that might arise.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Responsibility statement of the Directors on the annual report

The responsibility statement has been prepared in connection with the Company’s full Annual Report for the year ended 31 December 2015. Certain parts of the annual report are not included in this announcement.

We confirm that to the best of our knowledge:

•	The financial statements, prepared in accordance with the relevant financial reporting framework, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole;

•	The strategic report includes a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face; and

•	The annual report and financial statements, taken as a whole, are fair, balanced and understandable and provide the information necessary for shareholders to assess the Company’s performance, business model and strategy.

By order of the Board

Charlotte Valeur

Chair

Simon Radford

Director

25 February 2016

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated income statement

			Year ended 31 December 2015	Period from incorporation to 31 December 2014 (1)
				Re-presented
	Notes		£m	£m
Revenue
Rental income	7		138.8	51.4
Hotel revenue	10		20.0	8.4
Interest income from loans secured by real estate	13		13.4	6.6

			172.2	66.4
Property related expenses	8		(22.7)	(8.3)
Hotel cost of sales	11		(14.4)	(4.3)

			(37.1)	(12.6)

Gross profit			135.1	53.8

Gain on sale of investment property and loan collateral	9		14.6	0.4
Net change in fair value of investment and development property	17		208.0	49.3
Net change in fair value of loans secured by real estate	18		5.1	6.0
Other gains			0.8	—
Gain on purchase of a business			—	1.8

			363.6	111.3
Expenses
Administrative expenses	12		(15.9)	(14.6)
Investment management fee	31A	(i)	(15.2)	(8.4)
Performance fee	31A	(ii)	(29.7)	—

			(60.8)	(23.0)

Results from operating activities before financing income and costs			302.8	88.3

Interest income from cash and cash equivalents	13		0.6	1.3
Finance costs	14		(36.8)	(9.2)

Net finance expense			(36.2)	(7.9)

Profit before taxation			266.6	80.4
Taxation	15		(7.6)	(1.9)

Profit for the year after taxation			259.0	78.5

Earnings per share (basic & diluted)	16A		191.0p	88.0p

The accompanying notes form an integral part of these consolidated financial statements.

Footnote:

1.	Date of incorporation was 23 December 2013

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated statement of comprehensive income

	Notes		Year ended 31 December 2015 £m	Period from incorporation to 31 December 2014 (1) £m
Profit for the year after taxation			259.0	78.5

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Foreign operations – foreign currency translation differences	30A		(12.2)	(6.6)
Hedge of net investment in foreign operations	30A		3.9	6.2

			(8.3)	(0.4)
Items that will never be reclassified to profit or loss

Net change in fair value of property, plant and equipment	19		(1.3)	2.6

Other comprehensive income for the year			(9.6)	2.2

Total comprehensive income for the year, net of tax			249.4	80.7

Profit attributable to:
Owners of the Company			259.0	78.5
Non-controlling interests (2)	3A	(iii)	—	—

			259.0	78.5

Total comprehensive income attributable to:
Owners of the Company			249.4	80.7
Non-controlling interests (2)	3A	(iii)	—	—

			249.4	80.7

The accompanying notes form an integral part of these consolidated financial statements.

Footnotes:

1.	Date of incorporation was 23 December 2013.
2.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated balance sheet

	Notes		31 December 2015 £m	31 December 2014 £m
Non-current assets
Investment and development property	17		2,500.2	1,218.3
Loans secured by real estate	18		179.2	211.0
Property, plant and equipment	19		59.2	59.7
Derivative financial assets	26		10.6	7.5
Deferred tax asset	15E		1.5	—

			2,750.7	1,496.5
Current assets
Inventories	20		0.3	0.3
Rent and other receivables	21		28.4	48.2
Assets held-for-sale	37		51.0	—
Cash and cash equivalents	22		326.5	441.9

			406.2	490.4

Total assets			3,156.9	1,986.9

Current liabilities
Trade and other payables	23		(68.6)	(32.5)
Borrowings	25		(0.3)	—
Deferred income	24		(31.4)	(16.2)

			(100.3)	(48.7)
Non-current liabilities
Trade and other payables	23		(3.3)	(2.4)
Borrowings	25		(1,414.0)	(545.9)
Derivative financial liabilities	26		(10.1)	—

			(1,427.4)	(548.3)

Total liabilities			(1,527.7)	(597.0)

Net assets			1,629.2	1,389.9

Equity

Stated capital	28		1,322.2	1,314.9
Foreign currency translation reserve	30A		(8.7)	(0.4)
Revaluation reserve	30B		1.3	2.6
Share-based payments reserve	30C		31.8	1.7
Retained earnings			282.6	71.1

Equity attributable to owners of the Company			1,629.2	1,389.9
Non-controlling interests (2)	3A	(iii)	—	—

Total equity			1,629.2	1,389.9

Net asset value per share – basic and diluted (Pence)	16B		1,198.5p	1,027.4p
EPRA net asset value per share – basic and diluted (Pence)(1)	16B		1,197.8p	1,026.4p
Adjusted net asset value per share – basic and diluted (Pence)	16B		1,174.5p	1,025.2p

The accompanying notes form an integral part of these consolidated financial statements.

Footnotes:

1.	2014 comparative was re-presented in accordance with EPRA Best Practice Recommendations 2014.
2.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated statement of changes in equity

For the year ended 31 December 2015

	Attributable to owners of the Company						Non- controlling interests (1)	Total equity
	Stated capital £m	Foreign currency translation reserve £m	Revaluation reserve £m	Share- based payments reserve £m	Retained earnings £m	Total £m	£m	£m
Balance as at 1 January 2015	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9	—	1,389.9

Profit for the year	—	—	—	—	259.0	259.0	—	259.0

Other comprehensive loss	—	(8.3)	(1.3)	—	—	(9.6)	—	(9.6)

Total comprehensive income for the year	—	(8.3)	(1.3)	—	259.0	249.4	—	249.4

Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Share based settlement of investment management fee (Notes 28 and 31A (i)) (2)	7.3	—	—	0.4	—	7.7	—	7.7
Performance fee expense (Note 31A (ii))	—	—	—	29.7	—	29.7	—	29.7

Dividends (Note 29)	—	—	—	—	(47.5)	(47.5)	—	(47.5)

	7.3	—	—	30.1	(47.5)	(10.1)	—	(10.1)

Balance as at 31 December 2015	1,322.2	(8.7)	1.3	31.8	282.6	1,629.2	—	1,629.2

The accompanying notes form an integral part of these consolidated financial statements.

Footnotes:

1.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.
2.	Net movement in share-based payment reserve representing reversal of £1.7 million opening reserve and recording of year end reserve for the investment management fee in the amount of £2.1 million.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated statement of changes in equity (continued)

From the period of incorporation on 23 December to 31 December 2014

	Attributable to owners of the Company						Non- controlling interests[1]	Total equity
	Stated capital £m	Foreign currency translation reserve £m	Revaluation reserve £m	Share- based payments reserve £m	Retained earnings £m	Total £m	£m	£m
Balance as at 23 December 2013	—	—	—	—	—	—	—	—

Profit for the period	—	—	—	—	78.5	78.5	—	78.5

Other comprehensive (loss)/income	—	(0.4)	2.6	—	—	2.2	—	2.2

Total comprehensive income for the period	—	(0.4)	2.6	—	78.5	80.7	—	80.7

Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Issue of ordinary shares	1,352.4	—	—	—	—	1,352.4	—	1,352.4
Share issue costs	(40.1)	—	—	—	—	(40.1)	—	(40.1)
Shares issued to partially settle Investment management fee (Notes 28 and 31A (i))	2.6	—	—	1.7	—	4.3	—	4.3
Dividends (Note 29)	—	—	—	—	(7.4)	(7.4)	—	(7.4)

	1,314.9	—	—	1.7	(7.4)	1,309.2	—	1,309.2

Balance as at 31 December 2014	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9	—	1,389.9

The accompanying notes form an integral part of these consolidated financial statements.

Footnote:

1.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated cash flow statement

	Notes		Year ended 31 December 2015 £m	Period from incorporation to 31 December 2014[1] £m
Cash flows from operating activities
Profit for the period			259.0	78.5
Adjustments for:
Net change in fair value of investment and development property	17		(208.0)	(49.3)
Net change in fair value of loans secured by real estate	18		(5.1)	(6.0)
Other gains			(0.8)	—
Gain on purchase of a business			—	(1.8)
Gain on sale of loan collateral	9		(5.0)	—
Gain on sale of investment property	9		(9.6)	(0.4)
Disposal of property, plant and equipment	19		0.2	—
Net finance cost			16.6	1.3
Amortisation of lease incentive			(1.6)	(1.5)
Amortisation of loan fees	14		3.4	—
Amortisation of bond discount	14		0.3	—
Taxation			7.6	1.9
Depreciation	19		2.2	0.7
Provision for impairment of accounts receivable			(0.3)	0.5
Performance fee	31A	(ii)	29.7	—
Investment management fee	31A	(i)	5.6	4.2

Operating cash flows before movements in working capital			94.2	28.1
(Increase) in inventories			—	(0.1)
(Increase) in rent and other receivables			(11.9)	(10.6)
Increase in deferred rental income			13.9	16.2
Increase in trade and other payables			24.1	26.9

Cash generated from operations			120.3	60.5
Interest received			17.2	4.5
Interest paid			(21.1)	(4.7)
Derivative instruments			5.6	(2.9)
Tax paid			(1.4)	—

Cash flows generated from operating activities			120.6	57.4

Investing activities
Acquisition/improvement of investment and development property			(1,065.7)	(905.6)
Deposits paid on investment and development property			(1.7)	(30.8)
Disposal of investment property	9		95.7	0.4
Purchase of property, plant and equipment	19		(4.0)	(0.1)
Acquisition of loans secured by real estate	18		(130.4)	(241.4)
Disposal of loans secured by real estate			28.7	36.4
Acquisition of business/subsidiary, net of cash acquired			—	(54.8)

Cash flows used in investing activities			(1,077.4)	(1,195.9)

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Consolidated cash flow statement (continued)

		Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	Notes	£m	£m
Financing activities
Proceeds from issue of shares		—	1,282.4
Share issue costs		—	(39.5)
Proceeds from borrowings	25	925.7	519.0
Repayments of borrowings	25	(50.6)	(163.6)
Transaction costs related to loans and borrowings		(6.2)	(10.2)
Dividends paid	29	(47.5)	(7.4)

Cash flows from financing activities		821.4	1,580.7

Net (decrease)/increase in cash and cash equivalents		(135.4)	442.2
Cash and cash equivalents at beginning of period	22	441.9	—
Foreign exchange movements		20.0	(0.3)

Cash and cash equivalents at the reporting date	22	326.5	441.9

The accompanying notes form an integral part of these consolidated financial statements.

Footnotes:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Notes to consolidated financial statements

For the year ended 31 December 2015

1. General information

The Company is a limited liability, closed-ended investment company incorporated and domiciled in Jersey on 23 December 2013. The Group comprises the Company and its subsidiaries (collectively the ‘Group’ and individually ‘Group companies’).

The Company’s ordinary shares are listed on the main market for listed securities of the London Stock Exchange.

The registered office of the Company is 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands. The Company invests in investment and development property, hotel businesses and loans secured by real estate in Europe with the objective of generating and growing long-term cash flows to pay dividends and to enhance capital values through focused asset management and strategic acquisitions.

The consolidated financial statements were approved and authorised for issue on 25 February 2016 and signed by Simon Radford and Mark McNicholas on behalf of the Board.

2. Basis of preparation

A. Statement of compliance

The financial statements for the year ended 31 December 2015 have been prepared on the basis of the accounting policies set out below. These financial statements give a true and fair view of the assets, liabilities, financial position and profit of the Company and its subsidiaries included in the consolidation taken as a whole. The financial statements included in this announcement do not constitute the Group’s statutory accounts for either the year ended 31 December 2015 or the year ended 31 December 2014, but is derived from those accounts. The Group’s statutory accounts for 31 December 2014 have been delivered to the Jersey Companies Registry and the Jersey Financial Services Commission and those for 2015 will be delivered following the Company’s annual general meeting. The auditor’s reports on both the 2015 and 2014 financial statements were unqualified and did not draw attention to any matters by way of emphasis.

The consolidated financial statements included in this report have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (‘IFRS’). The Company has not early adopted any forthcoming IASB standards. Note 4 sets out the details of such upcoming standards.

The consolidated financial statements have been prepared on a basis consistent with the prior period, save for the re-presentation of the consolidated income statement. Note 40 sets out the details of the re-presentation.

B. Basis of measurement

The consolidated financial statements are for the year ended 31 December 2015 and have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, certain loans secured by real estate, certain property, plant and equipment and derivative financial instruments which are stated at their fair value using the accounting policies as set out in Note 3.

C. Functional and presentational currency

These consolidated financial statements are presented in Pound Sterling as this is the Company’s functional currency. All financial information presented in Pound Sterling has been rounded to the nearest million, and presented to one decimal place, except where otherwise stated.

D. Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.

Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the year ending 31 December 2015 include management’s estimates of the fair value of investment and development property (Note 17), loans secured by real estate (Note 18) and land and buildings (Note 19).

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

3. Significant accounting policies

The following new and amended standards and interpretations are effective for the Group for the first time for the financial year beginning 1 January 2015. None of these had a material impact on the Group:

•	IAS 27 Separate Financial Statements (2011);

•	IAS 28 Investments in Associates and Joint Ventures (2011);

•	Annual Improvements to IFRS 2011-2013 Cycle;

•	Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32);

•	IAS 36 Recoverable Amount Disclosures for Non-Financial Assets;

•	IFRS 10 Consolidated Financial Statements;

•	IFRS 11 Joint Arrangements;

•	IFRS 12 Disclosure of Interests in Other Entities;

•	Amendments to IFRS 10, IFRS 11 and IAS 27 Investment Entities; and

•	IFRIC 21 Levies.

A. Basis of consolidation

(i). Subsidiaries

Subsidiaries are those entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

(ii). Business combinations

The Group acquires subsidiaries that may own investment and development property or carry on businesses, including the ownership of hotels or other forms of own-use assets. At the time of acquisition, the Group considers whether each acquisition represents the acquisition of a business or the acquisition of an asset. The Group accounts for an acquisition as a business combination where an integrated set of activities is acquired in addition to the property. More specifically, consideration is given as to the extent to which significant processes are acquired and, in particular, the extent of services provided by the subsidiary.

When the acquisition of subsidiaries does not represent a business, it is accounted for as an acquisition of a group of assets and liabilities. The cost of the acquisition is allocated to the assets and liabilities acquired based upon their relative fair values, and no goodwill or deferred tax is recognised.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognised in profit or loss.

(iii). Non-controlling interests

Non-controlling interests (‘NCI’) are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. At 31 December 2015, non-controlling interests are not material.

(iv). Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated.

B. Property acquisitions and business combinations

Where property is acquired, via corporate acquisitions or otherwise, management considers the substance of the assets and activities of the acquired entity in determining whether the acquisition represents the acquisition of a business.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss. Any excess of the purchase price of business combinations over the fair value of the assets, liabilities and contingent liabilities and resulting deferred taxes thereon is recognised as goodwill.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Where the Group judges that an acquisition is a business combination it uses the acquisition method of accounting in accordance with IFRS 3 “Business Combinations” at the date that control is transferred to the Group (see policy A (ii)). The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any excess of the purchase price of business combinations over the fair value of the assets and liabilities is recognised as goodwill. Any gain arising on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any goodwill that arises is tested annually for impairment.

Where such acquisitions are not judged to be an acquisition of a business, they are not accounted for as business combinations. Instead, the cost of acquisition is allocated between the identifiable assets and liabilities of the entity based on the relative fair values at the acquisition date. Accordingly, no goodwill or additional deferred taxation arises.

C. Foreign currency translation

Items included within the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (its ‘functional currency’).

(i). Transactions and balances

Transactions in currencies other than an entity’s functional currency are recorded at the exchange rate prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss for the financial period (see policy C (ii)).

(ii). Foreign operations

The assets and liabilities of foreign operations are translated to Pound Sterling at the exchange rate prevailing at the reporting date. The revenues and expenses of foreign operations are translated to Pound Sterling at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on re-translation are taken to other comprehensive income (‘OCI’) and then accumulated in a separate foreign currency translation reserve.

When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCIs. When the Group disposes of any part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

D. Revenue recognition

Revenue includes rental income and other property related revenue, service charges and management charges from properties, hotel revenue and interest income from loans secured by real estate.

(i). Investment property income

Rental income from operating leases on investment property is recognised on a straight-line basis over the lease term. When the Group provides incentives to its tenants, the cost of incentives is recognised over the lease term, on a straight-line basis, as a reduction of rental income. The lease term is the non-cancellable period of the lease together with any further term for which the tenant has the option to continue the lease, where, at the inception of the lease, the directors are reasonably certain that the tenant will exercise the option.

Contingent rents, which are dependent on the turnover levels of lessees are recognised as income in the periods in which they are earned. Rent reviews are recognised when such rent reviews have been agreed with the tenants. Surrender premiums received are considered a component of rental income.

Lease incentives are recognised as an integral part of the net consideration for use of the property and are amortised on a straight line basis over the term of the lease, or the period to the first tenant break, if shorter, unless there is reasonable certainty that the break will not be exercised.

Income arising from expenses recharged to tenants is recognised in the period in which the compensation becomes receivable. Service and management charges and other such receipts are included in rental income gross of the related costs, as the directors consider the Group acts as principal in this respect.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

(ii). Interest income on loans secured by real estate

Interest income on loans secured by real estate is recognised in profit or loss on an effective interest rate basis over the period to expected maturity.

(iii). Hotel revenue

Hotel revenue represents sales (excluding VAT and similar taxes) of goods and services, net of discounts, provided in the normal course of business and recognised when services have been rendered. Such revenues typically include rental of rooms, food and beverage sales and other ancillary revenues from hotels owned by the Group. Revenue is recognised when rooms are occupied and food and beverages are sold.

E. Employee benefits

(i). Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(ii). Defined contribution plans

Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognised as an asset to the extent that a cash refund or reduction in future payments is available.

F. Interest income from cash and cash equivalents

Interest income from cash and cash equivalents is recognised as it accrues in profit or loss, using the effective interest rate method.

G. Finance costs

Finance costs comprise interest expense on borrowings (including amortisation of deferred debt issue costs) and are recognised in profit or loss using the effective interest method. All interest expense on borrowings is recognised in profit or loss in the period in which it is incurred, unless it is directly related to investment property under development in which case it is capitalised.

H. Taxation

Income tax expense comprises current and deferred tax. It is recognised in profit or loss except to the extent that it relates to the recording of a business combination or items recognised directly in equity or in OCI.

(i). Current tax

Current tax is calculated as the expected tax payable or receivable on the taxable income or loss for the financial period, using tax rates enacted or substantively enacted at the reporting date, with any adjustments to tax payable in respect of previous years.

(ii). Deferred tax

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; and

•	temporary differences related to investments in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

The measurement of deferred tax reflects the tax consequences that follow the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. For investment and development property that is expected to be measured at fair value, the presumption that the carrying amount of investment and development property will be recovered through sale is not expected to be rebutted.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but the Group intends to settle current tax liabilities and assets on a net basis or the Group’s tax assets and liabilities are realised simultaneously.

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A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer expected to be probable that the related tax benefit will be realised.

I. Dividends

Dividends are recognised as a liability in the period in which they become obligations of the Company.

J. Investment and development property

Property held for long-term rental yields or for capital appreciation or both, and that is not occupied by the Group, is classified as investment property and recorded at fair value. Investment property also includes property that is being constructed or developed for future use as investment property (see Note 5A).

Investment property is recognised when it has been acquired and future economic benefits are expected to be derived from its ownership. Investment property is measured initially at its cost, including related transaction costs and subsequently measured at fair value with any change recognised in profit or loss.

Investment property is derecognised when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset would result in either gains or losses at the retirement or disposal of the investment property. Any gains or losses are recognised in the income statement in the year of retirement or disposal. Any gain or loss on disposal of an investment property (calculated as the difference between the proceeds from disposal, net of selling costs, and the carrying amount of the item) is recognised in profit or loss.

Properties that are currently being developed or that are to be developed in the near future are held as development properties. These properties are initially valued at cost. Any direct expenditure on development properties is capitalised and the properties are then valued by external valuers at their respective fair value at each reporting date.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

Valuations reflect, when appropriate, the type of tenants actually in occupation or responsible for meeting lease commitments or likely to be in occupation after letting vacant accommodation, the allocation of maintenance and insurance responsibilities between the Group and the lessee, and the expected remaining economic life of the property. When rent reviews or lease renewals are pending with anticipated reversionary increases, it is assumed that all notices, and when appropriate counter-notices, have been served validly and within the appropriate time.

K. Property, plant and equipment

Land and buildings which represent hotels are initially measured at cost plus any costs that are directly attributable to acquiring, and thereafter they are measured at fair value (see Note 5C).

Revaluation gains are credited to other comprehensive income and accumulated in equity within a revaluation reserve unless representing the reversal of an impairment of the same asset previously recognised in profit or loss, in which case the reversal is recognised in profit or loss. A decrease arising as a result of a revaluation is recognised as an expense to the extent that it exceeds any amount previously credited to the revaluation surplus relating to the same asset. Any gain recognised in OCI is not re-classified into the profit or loss upon disposal of the associated asset.

Other items of property, plant and equipment are stated at cost less depreciation and any impairment. Impairment losses are recognised in profit or loss. Repairs and maintenance costs are expensed as incurred. Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss.

All property, plant and equipment (excluding land) are depreciated to residual value over their estimated useful lives, namely:

• Buildings	40 years

• Fixtures, fittings and equipment	5 years

All depreciation is charged on a straight-line basis.

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L. Expenses

Expenses are recognised in the profit or loss in the period in which they are incurred on an accruals basis.

M. Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on a first-in, first-out basis.

N. Assets held-for-sale

Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use.

Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs to sell. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets, investment property, which continue to be measured in accordance with the Group’s other accounting policies. Impairment losses on initial classification as held-for-sale or held-for-distribution and subsequent gains and losses on re-measurement are recognised in the profit or loss.

Once classified as held-for-sale, intangible assets and property, plant and equipment are no longer amortised or depreciated.

O. Borrowings

All borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, borrowings are subsequently measured at amortised cost using the effective interest method (see Note 5D).

P. Financial instruments

(i). Non-derivative financial assets

The Group initially recognises loans secured by real estate on the date that they are purchased. All other financial assets are recognised initially on the trade date, which is the date that the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.

The Group classifies its cash and cash equivalents and rent and other receivables as loans and receivables which are measured at amortised cost, with loans secured by real estate being designated at fair value through the profit or loss. At 31 December 2015 the Group had the following non-derivative financial assets:

(a). Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments. These assets are classified as loans and receivables, initially measured at fair value less initial direct costs and subsequently at amortised cost.

(b). Rent and other receivables

Rent and other receivables are initially recognised at fair value less initial direct costs, which is usually the original invoiced amount and subsequently carried at amortised cost using the effective interest method less provision made for impairment, if applicable.

Where there is objective evidence that an incurred impairment loss has arisen, appropriate allowances for any irrecoverable amounts are recognised through profit or loss in the statement of comprehensive income.

(c). Loans secured by real estate

Loans secured by real estate have been designated to be measured at fair value through profit or loss as the assets are managed, evaluated and reported internally on a fair value basis.

Any related initial direct costs relating to these loans are charged immediately as an expense through profit or loss.

Interest income will be accreted to profit or loss separately using the effective interest rate method (see policy D (ii)).

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(ii). Non-derivative financial liabilities

All financial liabilities are recognised initially at the date that the Group becomes a party to the contractual provisions of the instrument and are measured initially at fair value less initial direct costs and subsequently measured at amortised cost. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expire.

(iii). Derivative financial instruments and hedge accounting

The Group uses a variety of derivative instruments to mitigate certain interest rate and foreign currency financial risks including interest rate caps, cross-currency swaps and foreign currency forward contracts and foreign currency zero premium options. The Group does not enter into derivative contracts for speculative purposes. Derivative instruments are used for hedging purposes to alter the risk profile of an existing underlying exposure of the Group in line with its risk management policies. All derivatives are recognised at fair value. The treatment of the change in fair value depends on whether the derivative is designated as a hedging instrument, the nature of the item being hedged and the effectiveness of the hedge (see Note 5E).

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

(a). Net investment hedges

The Group designates foreign currency forward contracts, options, cross-currency swaps and certain foreign currency denominated corporate debt as hedges of its net investment in foreign operations. At inception the Group documents the relationship between the hedging instrument and the hedged items, its risk management objectives and the strategy for undertaking the transaction. The Group also documents its assessment of whether the derivative is highly effective in offsetting changes in fair value or cash flows of hedged items, both at inception and future periods. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in OCI. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss within finance income or costs as appropriate. If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or if the foreign operation is sold then hedge accounting is discontinued prospectively and gains or losses accumulated in OCI are reclassified to profit or loss.

(b). Derivatives not designated as hedges

Interest rate caps are used to economically hedge the Group’s exposure to certain borrowing related interest rate risks and are not formally designated as hedges for hedge accounting purposes. Changes in the fair value of these derivatives are recognised in profit or loss within finance income or finance cost as appropriate.

The fair values of derivative instruments used for hedging purposes are disclosed in Note 26 and Note 27. The full fair value of a derivative is classified as a non-current asset or liability when its remaining maturity is more than one year; it is classified as a current asset or liability when its remaining maturity is less than one year.

(c). Master netting or similar agreements

The derivatives do not meet the criteria for offsetting in the balance sheet. This is because the Group does not have any currently legally enforceable right to offset recognised amounts, because the right to offset is enforceable only on the occurrence of future events such as credit events.

Q. Share-based payments

The Group enters into equity-settled share-based payment arrangements in respect of services provided to it by KW Investment Management Ltd (the ‘Investment Manager’). Where the method of settlement of the award is dependent on the achievement of a market-based performance condition which is outside of the control of the Company, and the award may be settled either through market purchase of shares or the issue of shares, the Company assesses the recognition by references to IAS 37.

(i). Investment management fee

In relation to the Investment Manager’s management fee at grant date, the monetary value of the award it will receive is dependent on a non-market performance condition, being the EPRA NAV at each quarter end.

The award is accounted for as an equity settled share based payment arrangement. The cost of the services received in respect of the shares is recognised in the profit or loss over the vesting period, with a corresponding credit to equity.

(ii). Performance fee

The performance fee arrangement is accounted for as an equity settled share based payment arrangement. The grant

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date is 1 January and on that date, the Company estimates the grant date fair value of each equity instrument and the number of equity instruments for which the service and non-market performance conditions are expected to be satisfied, resulting in the initial estimate of the total share based payment cost which is expensed over the vesting period. Subsequent to the initial recognition and measurement, the estimate of the number of equity instruments for which the service and non-market performance conditions are expected to be satisfied is revised during the vesting period, that is, the period from 1 January to 31 December. Ultimately, the share based payment cost is based on the fair value of the number of equity instruments issued upon satisfaction of these conditions.

R. Stated capital

(i). Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from the stated capital account included in equity.

S. Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the liability.

4. New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for future annual reporting periods of the Group, and have not been applied in preparing these consolidated financial statements. The upcoming standards are set out below and the Group is currently assessing their potential impact. The Group does not plan to early-adopt these standards.

A. New/Revised International Financial Reporting Standards

Effective date[1]
Defined Benefit Plans: Employee Contributions (Amendments to IAS 19)	1 February 2015
Annual improvements to IFRSs 2010 – 2012 Cycle	1 February 2015
Amendments to IAS 1 Disclosure initiative	1 January 2016
Amendments to IAS 16 and IAS 38: Clarification of acceptable methods of depreciation and amortisation	1 January 2016
Amendments to IAS 27 Equity method in Separate Financial Statements	1 January 2016
Amendments to IFRS 10, IFRS 12 and IAS 28: Investment Entities: Applying the Consolidation Exception[2]	1 January 2016
Amendments to IAS 16 Property, Plant and Equipment and IAS 41: Bearer Plants	1 January 2016
Amendments to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations	1 January 2016
IFRS 14 – Regulatory Deferral Accounts[2]	1 January 2016
Annual improvements to IFRSs 2012 – 2014 Cycle	1 January 2016
Amendments to IAS 7 Disclosure Initiative[2]	1 January 2017
Amendments to IAS 12 Recognition of Deferred Tax Assets for Unrealised Losses[2]	1 January 2017
IFRS 15 – Revenue from Contracts with Customers[2]	1 January 2018
IFRS 9 – Financial Instruments (2009, and subsequent amendments in 2010 and 2013)[2]	1 January 2018
IFRS 16 – Leases[2]	1 January 2019

Footnotes:

1.	The effective dates are those applying to European Union endorsed IFRS if later than the IASB effective dates and relate to periods beginning on or after those dates detailed above.
2.	Not European Union endorsed at the time of approval of the consolidated financial statements.

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5. Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair value is defined in IFRS 13 ‘Fair Value Measurement’ as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the methods described below. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

There were no transfers between Levels 1 and 2 during the period. There were no transfers between Levels 2 and 3 during the period.

There were no changes in valuation techniques during the period.

A. Investment and development property

The fair value of investment and development property was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers will assess the fair value of the Group’s investment and development property portfolio every six months.

The fair value measurement for investment and development property of £2,554.3 million (FY 2014: £1,219.7 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.

Further information about fair value assumptions applicable to investment and development property is set out in Note 17.

B. Loans secured by real estate

The fair value of loans secured by real estate was determined by independent valuers having appropriate and recent experience in the valuation of loans. Such independent valuers will assess the fair value of the Group’s portfolio of loans secured by real estate every six months.

The fair value measurement for loans secured by real estate of £179.2 million (FY 2014: £211.0 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.

Further information about fair value assumptions applicable to loans secured by real estate is set out in Note 18.

C. Land and buildings

The fair value of property, plant and equipment was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the asset being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers will assess the fair value of the Group’s land and buildings every six months.

The fair value measurement for land and buildings (included within property, plant and equipment) of £54.6 million (FY 2014: £55.2 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.

Further information about fair value assumptions applicable to property, plant and equipment is set out in Note 19.

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D. Borrowings

The valuation technique used in the disclosures for borrowings and other debt is a comparison of debt stock to the marginal cost of debt (from main funding markets) in addition to discounting using the zero coupon discount curve of the relevant currency.

The fair value measurement for bonds of £589.4 million (FY 2014: £nil) has been categorised as a Level 2 fair value based on the inputs to the valuation technique noted above.

The fair value measurement for secured borrowings of £832.0 million (FY 2014: £545.9 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.

Further information about borrowings is set out in Note 25.

E. Derivative financial instruments

The fair value of forward foreign currency contracts is based on independent third party valuations.

Fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds), adjusting for credit risk where appropriate.

The fair value of interest rate caps is based on independent third party valuations. Fair value is estimated using Black’s model to calculate the net present value of expected future cash flows based on observable market volatility and interest rates, adjusting for credit risk, where appropriate.

The fair value of foreign currency options is based on independent third party valuations. Fair value is estimated using a variant of the Black-Scholes model tailored for currency derivatives. The net present value of expected future cash flows is calculated based on observable market foreign exchange volatility, foreign exchange rates and interest rates, adjusting for credit risk, where appropriate.

Further information about fair value assumptions applicable to derivative financial instruments is set out in Note 26.

6. Operating segments

A. Basis of segmentation

The Group is organised into six business segments, against which the Group reports its segmental information, being office real estate, retail real estate, industrial real estate, residential real estate, loans secured by real estate and hotels. These segments are reported separately because they offer different products or services and are managed separately because they require different strategies.

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision makers which is updated as required by the business, who has been identified as the board of directors of the Company (the ‘Board’).

The following summary describes the operations of each reportable segment:

Segment	Description

Office real estate	Property which is primarily used by commercial tenants

Retail real estate	Property comprising primarily high street retail or shopping centres, together with leisure assets

Industrial real estate	Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use

Residential real estate	Tenanted residential property, in the private residential sector

Loans secured by real estate	A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV is greater than 100%

Hotels	Ownership and management of hotels, namely Fairmont St Andrews Hotel (United Kingdom) and Portmarnock Hotel (Ireland)

There are varying levels of integration between the office real estate, retail real estate, industrial real estate, residential real estate and hotel segments. This integration consists primarily of shared asset management resources.

Unallocated income and expenses are items incurred centrally which are neither directly attributable nor reasonably allocable to individual segments. Unallocated assets are primarily cash and cash equivalents.

The Group’s key measure of underlying performance of the office real estate, retail real estate, industrial real estate and residential real estate segments is rental income as this measure illustrates and emphasises those segments’

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contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention.

The Group’s key measure of underlying performance of the loans secured by real estate segment is fair value gain as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.

The Group’s key performance measure of underlying performance of the hotel sector is hotel revenue as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.

Information related to each reportable segment is set out below. Segment profit/(loss) before tax is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in similar sectors.

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B. Information about reportable segments

I. Profit before tax for the year ended 31 December 2015

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	71.8	49.7	12.2	5.1	—	—	138.8	—	138.8
Hotel revenue	—	—	—	—	—	20.0	20.0	—	20.0
Interest income from loans secured by real estate	—	—	—	—	13.4	—	13.4	—	13.4

	71.8	49.7	12.2	5.1	13.4	20.0	172.2	—	172.2
Property related expenses	(15.1)	(5.4)	(0.5)	(1.4)	—	—	(22.4)	(0.3)	(22.7)
Hotel cost of sales	—	—	—	—	—	(14.4)	(14.4)	—	(14.4)
Administrative costs	—	—	—	—	—	(5.0)	(5.0)	—	(5.0)

Net operating income	56.7	44.3	11.7	3.7	13.4	0.6	130.4	(0.3)	130.1
Net change in the fair value of investment and development property	141.5	36.7	21.3	8.5	—	—	208.0	—	208.0
Net change in the fair value of loans secured by real estate	—	—	—	—	5.1	—	5.1	—	5.1
Gain on sale and other gains	2.9	6.2	0.5	—	5.0	—	14.6	0.8	15.4

	201.1	87.2	33.5	12.2	23.5	0.6	358.1	0.5	358.6
Overhead costs
Administrative expenses	(1.5)	(1.3)	(0.1)	(0.6)	(1.5)	—	(5.0)	(5.9)	(10.9)
Investment management fee	—	—	—	—	—	—	—	(15.2)	(15.2)
Performance fee	—	—	—	—	—	—	—	(29.7)	(29.7)

	(1.5)	(1.3)	(0.1)	(0.6)	(1.5)	—	(5.0)	(50.8)	(55.8)

Results from operating activities before financing costs	199.6	85.9	33.4	11.6	22.0	0.6	353.1	(50.3)	302.8
Interest income from cash and cash equivalents	—	—	—	—	—	—	—	0.6	0.6
Finance costs	(8.4)	(12.0)	(3.0)	(1.0)	—	—	(24.4)	(12.4)	(36.8)

	(8.4)	(12.0)	(3.0)	(1.0)	—	—	(24.4)	(11.8)	(36.2)

Segment profit/(loss) before tax	191.2	73.9	30.4	10.6	22.0	0.6	328.7	(62.1)	266.6

Footnote:

1.	Investment property under development, as identified in Note 17B (ii) is allocated into a segment based on the current expected future use.

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II. Profit before tax for the period ended 31 December 2014

	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Re-presented	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	31.7	10.4	7.0	2.3	—	—	51.4	—	51.4
Hotel revenue	—	—	—	—	—	8.4	8.4	—	8.4
Interest income from loans secured by real estate	—	—	—	—	6.6	—	6.6	—	6.6

	31.7	10.4	7.0	2.3	6.6	8.4	66.4	—	66.4
Property related expenses	(6.0)	(1.7)	(0.3)	(0.3)	—	—	(8.3)	—	(8.3)
Hotel cost of sales	—	—	—	—	—	(4.3)	(4.3)	—	(4.3)
Administrative expenses	—	—	—	—	—	(3.1)	(3.1)	—	(3.1)

Net operating income	25.7	8.7	6.7	2.0	6.6	1.0	50.7		50.7
Gain on sale	—	—	0.4	—	—	—	0.4	—	0.4
Net change in the fair value of investment and development property	27.4	8.6	12.4	0.9	—	—	49.3	—	49.3
Net change in the fair value of loans secured by real estate	—	—	—	—	6.0	—	6.0	—	6.0
Gain on purchase of a business	—	—	—	—	—	1.8	1.8	—	1.8

	53.1	17.3	19.5	2.9	12.6	2.8	108.2	—	108.2
Expenses
Administrative expenses	(1.1)	(0.9)	(0.8)	(0.5)	—	(0.5)	(3.8)	(7.7)	(11.5)
Investment management fee	—	—	—	—	—	—	—	(8.4)	(8.4)

	(1.1)	(0.9)	(0.8)	(0.5)	—	(0.5)	(3.8)	(16.1)	(19.9)

Results from operating activities before financing costs	52.0	16.4	18.7	2.4	12.6	2.3	104.4	(16.1)	88.3
Interest income from cash and cash equivalents	—	—	—	—	—	—	—	1.3	1.3
Finance costs	(6.5)	(0.8)	(0.7)	(1.2)	—	—	(9.2)	—	(9.2)

	(6.5)	(0.8)	(0.7)	(1.2)	—	—	(9.2)	1.3	(7.9)

Segment profit/(loss) before tax	45.5	15.6	18.0	1.2	12.6	2.3	95.2	(14.8)	80.4

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

III. Assets/(liabilities) at 31 December 2015

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Assets
Current assets	92.5	51.3	13.8	5.0	1.8	3.1	167.5	238.7	406.2

Total segment assets	1,627.0	858.0	191.0	191.7	180.9	62.3	3,110.9	46.0	3,156.9

Liabilities
Total segment liabilities	(876.8)	(611.8)	(127.7)	(52.3)	(0.6)	(6.2)	(1,675.4)	147.7	(1,527.7)

IV. Assets/(liabilities) at 31 December 2014
	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Assets
Current assets	38.5	9.4	3.9	3.0	3.9	2.0	60.7	429.7	490.4

Total segment assets	810.3	262.0	113.4	87.4	214.9	61.7	1,549.7	437.2	1,986.9

Liabilities
Total segment liabilities	(352.3)	(142.7)	(57.4)	(38.8)	—	(4.3)	(595.5)	(1.5)	(597.0)

Footnote:

1.	Investment property under development, as identified in Note 17B (ii) is allocated into a segment based on the current expected future use.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

C. Geographic information

The office real estate, retail real estate, industrial real estate and residential real estate segments are primarily in the United Kingdom, the Republic of Ireland, Italy and Spain. Italy and Spain are grouped together and reported as “Rest of Europe”.

The geographic information below analyses the Group’s segment revenues, current assets and non-current assets, and total liabilities, by geography. In presenting the following information, segment revenue, current assets and non-current assets, and total liabilities were based on the geographic location of the relevant asset.

I Revenue	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
		Re-presented
	£m	£m
United Kingdom
Rental income	107.9	37.7
Gain on sale of investment property and loan collateral	10.5	0.4
Interest income on loans secured by real estate	13.0	4.5
Hotel revenue	14.2	5.3
Net change in fair value of loans secured by real estate	3.6	4.1
Net change in fair value of investment and development property	113.8	38.0

	263.0	90.0

Ireland
Rental income	29.0	13.7
Gain on sale of investment property and loan collateral	4.1	—
Interest income on loans secured by real estate	0.4	2.1
Hotel revenue	5.8	3.1
Net change in fair value of loans secured by real estate	1.5	1.9
Net change in fair value of investment and development property	88.1	11.3

	128.9	32.1

Rest of Europe
Rental income	1.9	—
Gain on sale of investment property and loan collateral	—	—
Other gains	0.8	—
Net change in fair value of investment and development property	6.1	—

	8.8	—

Total
Rental income	138.8	51.4
Gain on sale of investment property and loan collateral	14.6	0.4
Interest income from loans secured by real estate	13.4	6.6
Hotel revenue	20.0	8.4
Other gains	0.8	—
Net change in fair value of loans secured by real estate	5.1	6.0
Net change in fair value of investment and development property	208.0	49.3

	400.7	122.1

Footnote:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

	31 December 2015	31 December 2014
II Current assets	£m	£m
United Kingdom	126.6	39.8
Ireland	18.2	15.0
Rest of Europe	12.1	—

	156.9	54.8
Other reconciling items[1]	249.3	435.6

	406.2	490.4

	31 December 2015	31 December 2014
III Non-current assets	£m	£m
United Kingdom	1,767.9	785.6
Ireland	672.9	432.7
Rest of Europe	300.2	—

	2,741.0	1,218.3
Other reconciling items[1]	9.7	278.2

	2,750.7	1,496.5

	31 December 2015	31 December 2014
IV Total liabilities	£m	£m
United Kingdom	879.6	339.0
Ireland	289.7	252.2
Rest of Europe	—	—

	1,169.3	591.2
Other reconciling items[1]	358.4	5.8

	1,527.7	597.0

Footnote:

1.	Represents amounts relating to corporate balances.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

7.	Rental income

The accounting policy applicable to rental income is set out in Note 3D (i).

	Year ended 31 December 2015 £m	Period from incorporation to 31 December 2014[1] £m
Rental income	121.9	44.2
Service charge income	14.6	5.0
Other property related income	2.3	2.2

	138.8	51.4

Footnote:

1.	Date of incorporation was 23 December 2013.

Included within Other property related income is turnover rent in the amount of £0.1 million (FY 2014: £0.1 million). In addition the Group received surrender premiums totalling £1.3 million (FY 2014: £1.4 million).

8.	Property related expenses

The accounting policy applicable to property related expenses is set out in Note 3L.

	Year ended 31 December 2015 £m	Period from incorporation to 31 December 2014[1] £m
Service charge expense	14.6	6.0
Property insurance expense	0.7	0.2
Other property operating expenses	3.0	1.3
Fees payable to managing agents	1.7	0.1
Letting, marketing, legal and professional fees	1.4	0.1
Vacant property costs	1.0	0.5
Ground rent	0.3	0.1

	22.7	8.3

Footnote:

1.	Date of incorporation was 23 December 2013.

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9. Gain on sale of investment property and loan collateral

The accounting policy applicable to gain on sale of investment property and loan collateral is set out in Note 3J.

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Investment property
Gross proceeds from the sale of investment property	97.9	0.5
Selling costs	(2.2)	—

Net proceeds on sale of investment property	95.7	0.5
Carrying value of assets held as investment property	(86.1)	—

Gain on disposal of investment property	9.6	0.5

Loan collateral
Gross proceeds from the sale of collateral property on the loans secured by real estate	96.6	36.4
Selling costs	—	—

Net proceeds on sale of collateral property	96.6	36.4
Carrying value of collateral assets	(91.6)	(36.5)

Gain/(loss) on disposal of loan collateral	5.0	(0.1)

	14.6	0.4

Footnote:

1.	Date of incorporation was 23 December 2013.

10. Hotel revenue

The accounting policy applicable to hotel revenue is set out in Note 3D (iii).

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Room income	8.9	3.6
Food and beverage income	7.6	3.4
Other hotel income	3.5	1.4

	20.0	8.4

Footnote:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

11.	Hotel cost of sales

The accounting policy applicable to hotel cost of sales is set out in Note 3L.

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Wages and salaries	6.2	1.6
Consumables	2.4	1.1
Depreciation (Note 19)	2.2	0.7
Other costs	3.6	0.9

	14.4	4.3

Footnote:

1.	Date of incorporation was 23 December 2013.

12.	Administrative expenses

The accounting policy applicable to administrative expenses is set out in Note 3L.

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Consultancy and other advisory fees	6.9	5.7
General expenses	4.9	2.5
Acquisition costs	1.7	3.5
Legal fees	0.8	0.2
Employee benefit	0.6	1.7
Audit and related fees (Note 39)	0.5	0.4
Directors’ fees (Note 31B)	0.3	0.3
Impairment charge on receivables	0.2	0.3

	15.9	14.6

Included in the above table are costs associated with the hotel segment as follows:

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Hotel administrative costs
General expenses	2.6	1.1
Consultancy and other advisory fees	1.8	0.5
Employee benefit	0.6	1.5

	5.0	3.1

Footnote:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

13.	Finance income

The accounting policies applicable to finance income are set out in Note 3C (ii), Note 3D (ii) and Note 3F.

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Interest income from loans secured by real estate	13.4	6.6
Interest income from cash and cash equivalents	0.6	1.3

	14.0	7.9

Footnote:

1.	Date of incorporation was 23 December 2013.

14.	Finance costs

The accounting policies applicable to finance costs are set out in Note 3G and Note 3P (iii) (b).

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Interest on secured borrowings	21.6	6.1
Interest on unsecured €400.0 million 3.25% bond	3.0	—
Interest on standalone unsecured £300.0 million 3.95% bond	3.4	—
Amortisation of loan arrangement fees	3.4	0.4
Time value movement of foreign exchange zero premium options	2.3	—
Commitment fee on revolving credit facility	1.1	0.6
Bond discount amortisation	0.3	—
Fair value movement on derivative financial instruments	0.8	2.1
Foreign currency loss	0.6	—
Bank fees and other costs	0.3	—

	36.8	9.2

Footnote:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

15.	Taxation

The accounting policy applicable to taxation is set out in Note 3H.

A. Company

The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D of the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom or other jurisdiction corporation tax on any dividend or interest income it receives. No charge to Jersey taxation will arise on capital gains.

B. Group

The directors conduct the affairs of the Group such that the management and control of the Group is exercised in Jersey and that the Group does not carry on a trade in the United Kingdom or any other jurisdiction.

The Group is liable to foreign tax on activities in its overseas subsidiaries. Outside of Jersey, the Group has subsidiaries and funds in Luxembourg, the Republic of Ireland, Isle of Man, Italy, Spain and the United Kingdom and investment and development property located in the United Kingdom, the Republic of Ireland, Italy and Spain.

Luxembourg has a corporate tax rate of 29.22% on worldwide income including capital gains. However, the Group’s tax liability is expected to be mitigated by the Luxembourg participation exemption and debt financing.

The Group’s investment and development property located in the Republic of Ireland are held through two Irish Qualifying Investor Alternative Investment Funds. With effect from 1 December 2015, both of these Qualifying Investor Alternative Investment Funds have been converted to and operate as Irish Collective Asset-Management Vehicles under the Irish Collective Asset-Management Vehicles Act 2015. Both these vehicles are exempt from any Irish taxation on income and gains.

The Group’s investment property located in Italy is held through a closed-end real estate alternative investment fund named Olimpia Investment Fund, wholly-owned by the Company and managed by Savills Investment Management Sgr Spa. Olimpia Investment Fund is exempt from Italian tax on income and gains.

The Group’s investment in St Andrew’s Bay Development Limited, a company domiciled in Scotland and which owns the Fairmont St Andrews Hotel, is subject to United Kingdom corporate tax at a rate of 20% (expected to reduce to 19% on 1 April 2017).

The Group is subject to corporate income at 28% (25% from 2016 onwards) on taxable profits generated within its Spanish subsidiaries.

The Group is subject to United Kingdom income tax on rental income arising on the investment properties, after deduction of allowable debt financing and allowable expenses. The treatment of such costs and expenses is estimated in the overall tax liability for the Group and requires judgement and assumptions regarding their deductibility. The directors have considered comparable market evidence and practice in determining the extent to which such items are allowable. Taxation is currently calculated at a rate applicable to the relevant Group undertakings of 20%.

C. Amounts recognised in the profit or loss

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Current tax expense
Current period	7.6	1.9

	7.6	1.9

Footnote:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

D. Reconciliation of effective tax rate

The charge for the year can be reconciled to the consolidated income statement as follows:

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Tax expense reconciliation
Profit before tax for the period	266.6	80.4

Income tax charge using weighted average applicable tax rates	53.3	16.1
Tax effect of non-taxable income	(22.9)	(6.5)
Non-taxable net fair value gains	(23.3)	(7.9)
Tax effect of losses not previously recognised	0.1	0.1
Expenses disallowed	0.4	0.1

Tax charge	7.6	1.9

Effective tax rate on profit before tax (%)	20.0	20.0

Effective tax rate after allowable adjustments (%)	2.8	2.4

Analysed as arising from:
Investment and development property located in the United Kingdom	7.4	1.9
Investment and development property located in Spain	0.2	—

	7.6	1.9

Footnote:

1.	Date of incorporation was 23 December 2013.

E. Deferred tax asset

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Opening balance	—	—
Tax operating losses acquired through share acquisition	1.5	—

Closing balance	1.5	—

Footnote:

1.	Date of incorporation was 23 December 2013.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

F. Unrecognised deferred tax asset

Deferred tax assets have not been recognised in respect of the following items, because it is not probable that future taxable profits will be available against which the Group can use the benefits therefrom. The Group is only able to utilise the losses to offset taxable profits in certain discrete business streams.

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Opening balance	9.5	—
Tax operating losses acquired through a business combination	—	5.2
Deductible temporary differences (which will never expire) acquired through a business combination	—	4.3
Deferred tax assets acquired through share acquisition	5.3	—
Tax operating losses utilised during the year	(0.5)	—
Deductible temporary differences (which will never expire) arising during the year	0.3	—

Closing balance	14.6	9.5

Footnote:

1.	Date of incorporation was 23 December 2013.

On 29 December 2015 the Group, via one of its wholly owned subsidiary companies acquired 100% of the share capital of Parque Comercial Guadalhorce SL, which owns an asset in Madrid. At the date of acquisition there were historic tax losses carried forward relating to tax years 2010 to 2012 inclusive totalling £27.5 million. See further details in Note 35D.

In 2014, the Group acquired St Andrews Bay Development Limited, the owner of the Fairmont St Andrews hotel, as a going concern. Brought forward tax losses total £23.5 million (FY 2014: £24.9 million) and brought forward deductible temporary difference total £22.7 million (FY 2014: £20.4 million).

The directors have established that it is uncertain whether future taxable profits would be available against which these amounts can be utilised, and therefore these amounts have been included in the balance of unrecognised deferred tax assets above.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

16. Earnings, net asset value per share and EPRA metrics

Basic earnings per share at 31 December 2015 is calculated by dividing the consolidated profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the year and adjusting for shares to be issued in part settlement of the investment management fee for the quarter ended 31 December 2015, if any.

Basic net asset value (‘NAV’) per share is calculated by dividing net assets in the consolidated balance sheet attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding at 31 December 2015.

A. Basic, diluted, EPRA earnings and Adjusted earnings per share reconciliation

	Year ended 31 December 2015		Period from incorporation to 31 December 2014[1]
	£m	p2	£m	p2
Profit for the period after taxation	259.0	191.0	78.5	88.0
Adjusted for:
Net change in fair value of investment and development property (Note 17)	(208.0)	(153.4)	(49.3)	(55.3)
Net change in the fair value of loans secured by real estate (Note 18)	(5.1)	(3.8)	(6.0)	(6.7)
Fair value loss on interest rate caps (Note 14)	0.8	0.6	2.1	2.4
Time value of foreign exchange zero premium options (Note 14)	2.3	1.6	—	—
Gain on purchase of a business and acquisition related expenditure	1.7	1.3	(1.8)	(2.1)
Gain on sale of investment property and loan collateral (Note 9) and other gains	(15.4)	(11.3)	(0.4)	(0.4)

EPRA earnings	35.3	26.0	23.1	25.9
Group adjustments:
Performance fee	29.7	21.9	—	—

Adjusted earnings	65.0	47.9	23.1	25.9

Weighted average number of ordinary shares (Note 28B)	135,613,838		89,071,782

Footnotes:

1.	Date of incorporation was 23 December 2013.

2.	Per share amount.

The European Public Real Estate Association (‘EPRA’) issued Best Practices Recommendations, most recently in December 2014.

The EPRA earnings are presented to provide what the Company believes is a more appropriate assessment of the operational income accruing to the Group’s activities. Hence, the Company adjusts basic earnings for income and costs which are not of a recurrent nature or which may be more of a capital nature. In addition, the Group has made additional adjustments to EPRA earnings in order to remove other non-trading items not considered by EPRA in its Best Practice Recommendations, in order to present an “Adjusted earnings” figure.

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B. Basic, EPRA NAV, Adjusted NAV and EPRA NNNAV per share reconciliation

	31 December		31 December
		2015		2014
	£m	p1	£m2	p1,2
Basic NAV	1,629.2	1,198.5	1,389.9	1,027.4
Adjusted for:
Mark-to-market of derivative financial assets (Note 26)	(0.9)	(0.7)	(1.3)	(1.0)

EPRA NAV	1,628.3	1,197.8	1,388.6	1,026.4

Group adjustments:
Performance fee (Note 31A (ii))	(29.7)	(21.8)	—	—
Investment management fee (Note 31A (i))	(2.1)	(1.5)	(1.7)	(1.2)

Adjusted NAV	1,596.5	1,174.5	1,386.9	1,025.2

EPRA NNNAV
EPRA NAV	1,628.3	1,197.8	1,388.6	1,026.4
Fair value of derivative financial assets (Note 26)	0.9	0.7	1.3	1.0
Fair value of borrowings (3) (Note 25)	(6.0)	(4.2)	—	—

EPRA NNNAV	1,623.2	1,194.3	1,389.9	1,027.4

Number of shares
Ordinary shares in issue (Note 28B)	135,933,938		135,283,293

Footnotes:

1.	Per share amount.
2.	2014 comparative was re-presented in accordance with EPRA Best Practice Recommendations 2014.
3.	Represents the difference between the book value of borrowings and the fair value of borrowings.

EPRA has issued guidelines aimed at providing a measure of NAV on the basis of the long term fair values. At each of 31 December 2015 and 31 December 2014, there was no material deferred tax applicable to the business and there are no dilutive or potentially dilutive equity arrangements in existence.

In addition the Group reports an Adjusted NAV to illustrate EPRA NAV after the impact of fees recognised in the share-based payment reserve.

EPRA NNNAV is a measure to report the net asset value including fair value adjustments in respect of all material balance sheet items which are not reported at their fair value as part of EPRA NAV.

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17.	Investment and development property

The accounting policies applicable to investment and development property are set out in Note 3J and the fair value disclosures contained in Note 5A, and the accounting policies applicable to assets held-for-sale are set out in Note 3N.

	31 December 2015 £m	31 December 2014 £m
Investment property
Opening balance	1,182.5	—
Acquisition of investment property	1,011.7	1,165.7
Acquisition of collateral from loans secured by real estate	139.9	—
Disposal of investment property (Note 9)	(86.1)	—
Improvements to investment property	22.4	4.2
Transfer to investment property under development	(3.2)	(27.9)
Transfer to assets held-for-sale (Note 37)	(51.0)	—
Net change in fair value	173.0	49.3
Effects of translation to presentation currency	(22.2)	(8.8)

Closing balance	2,367.0	1,182.5

	31 December 2015 £m	31 December 2014 £m
Investment property under development
Opening balance	35.8	—
Acquisition of investment property under development	28.8	7.2
Development expenditure	31.8	1.4
Transfer from investment property	3.2	27.9
Net change in fair value	35.0	—
Effects of translation to presentation currency	(1.4)	(0.7)

Closing balance	133.2	35.8

Disclosed as:
Carrying value of investment and development property	2,500.2	1,218.3
Assets held-for-sale (Note 37)	51.0	—
Adjustment in respect of straight line leases[1]	3.1	1.4

Fair value of investment and development property	2,554.3	1,219.7

Footnote:

1.	Included as a component of the “Rent and other receivables” balance in the consolidated balance sheet.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

A. Reconciliation of investment and development property

	31 December 2015	31 December 2014
	£m	£m
Reconciliation
Investment property	2,367.0	1,182.5
Investment property under development	133.2	35.8
Assets held-for-sale (Note 37)	51.0	—
Straight line rent[1]	3.1	1.4

	2,554.3	1,219.7

Footnote:

1.	Included as a component of the ‘Rent and other receivables’ on the consolidated balance sheet.

The historical cost of investment properties acquired during the year, inclusive of acquisition costs, is £1,011.7 million (FY 2014: £1,165.7 million). The total expenditure incurred to acquire investment properties under development during the year is £28.8 million (FY 2014: £7.2 million). A negligible amount of interest was capitalised into the cost base of investment property under development in the current year (FY 2014: £nil).

Acquisition costs which comprise primarily stamp duty, legal services and other directly attributable costs arising from the transactions, amounted to £34.5 million (FY 2014: £33.8 million).

The net fair value gain of £208.0 million (FY 2014: £49.3 million) recognised in respect of investment and development property has been taken to the consolidated income statement.

Long term leasehold values included within investment properties amount to £401.7 million (FY 2014: £286.8 million). The leasehold investment properties have between 125 and 999 years remaining on the lease term (FY 2014: 125 to 999 years). All other properties are freehold.

At 31 December 2015, the Group was contractually committed to £66.1 million of future expenditure for the purchase, construction, development and enhancement of investment and development property. See further details in Note 35A.

The Group complies with IAS 40 Investment Properties.

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B. Valuation process

The Group utilises the staff of the Investment Manager and certain of its affiliates (the ‘Investment Manager Group’) who hold relevant internationally recognised professional qualifications and are experienced in valuing the types of properties in the applicable locations.

The valuations are based on:

•	Information provided by the Investment Manager Group including rents, lease terms, revenue and capital expenditure. Such information is derived from the Investment Manager Group’s financial and property systems and is subject to the Group’s overall control environment.

•	Valuation models used by the external valuers, including market related assumptions based on their professional judgement and market observation.

The Investment Manager reviews the valuations arrived at by the external valuers. This review includes a discussion with the Board and separately with the external valuers on the assumptions used, the process and methodology undertaken and a review of the data considered by the external valuers. The Board determines the Group’s valuation policies and procedures for property valuation.

The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s properties. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. The Board decides after discussions with the Group’s external valuers and the Investment Manager:

•	Whether a property’s fair value can be reliably determined;

•	Which valuation method should be applied for each property; and

•	The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated rent per square foot, estimated rental value and equivalent yield).

The fair value of the Group’s investment and development property at 31 December 2015 has been arrived at on the basis of a valuation carried out at that date by our external valuers. CBRE valued all investment and development properties, except for the Italian portfolio which was valued by Colliers Real Estate Services Italia S.r.l. con socio unico (together, the ‘Valuers’). The valuations performed by the Valuers, conform to IFRS 13, the Valuation Standards of the Royal Institution of Chartered Surveyors Professional Standards 2014 (the ‘RICS Red Book’) and with the International Valuation Board’s International Valuation Standards, and were arrived at by reference to market comparables for similar properties. The Valuers submit and present summary reports to the Group’s Audit Committee. The Valuers are independent and external to the Group and the Investment Manager.

Valuations are performed bi-annually and are performed consistently across all properties in the Group’s portfolio. The valuation dates are 30 June and 31 December, and a valuation is normally conducted regardless of the date of acquisition. This includes a physical inspection of all properties, at least once a year. In line with IFRS 13 all investment properties are valued on the basis of their highest and best use. When considering the highest and best use a valuer will consider, on a property by property basis, its actual and potential uses which are physically, legally and financially viable. Where the highest and best use differs from the existing use, the valuer will consider the cost and likelihood of achieving and implementing this change in arriving at its valuation.

Annual valuation fees are calculated as a fixed percentage of the value of the investment and development property, as agreed between the Group and the Valuers. The Valuers have advised us that the fees earned by each of them from the Group are less than 5% of their total revenue in any year. In addition to the valuation work, CBRE has carried out agency and professional services on behalf of the Group since inception.

The Group, consistent with EPRA’s guidance, consider that all of its investment and development property falls within Level 3 of the fair value hierarchy, as defined by IFRS 13 (as discussed in Note 5A).

The valuations have been prepared on the basis of Market Value which is defined in the RICS Valuation Standards as:

“The estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had acted knowledgeably, prudently and without compulsion.”

Market Value as defined in the RICS Valuation Standards is the equivalent of fair value under IFRS.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

(i).	Investment property

To determine the value of investment property, the income approach is used. This involves applying market derived capitalisation yields to current and market derived future income streams with appropriate adjustments for income voids arising from vacancies, or rent-free periods. These capitalisation yields and future income streams are derived from comparable property and leasing transactions and are considered to be key inputs in the valuation. Other factors that are taken into account include the tenure of the property, tenancy details, planning, building and environmental factors that might affect the property. The comparison methodology is used for residential properties whereby the fair value is calculated using data from recent market transactions.

The table below sets out the valuation techniques used in the determination of the fair value of investment property, and the key unobservable inputs used in the valuation of the Group’s investment property at 31 December 2015:

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

				Range
Asset class	Fair value at 31 December 2015 £m1,3	Valuation technique	Input	Low	High	Weighted average
United Kingdom
Retail	538.4	Yield capitalisation	Annual rent per sq ft (£)	2.78	154.19	14.27
			ERV[2] per sq ft (£)	3.50	171.98	14.05
			Equivalent yield %	3.3	11.8	6.3
Office	842.4	Yield capitalisation	Annual rent per sq ft (£)	5.99	52.50	20.22
			ERV per sq ft (£)	6.00	70.00	22.14
			Equivalent yield %	4.0	12.0	5.9
Industrial	179.4	Yield capitalisation	Annual rent per sq ft (£)	1.25	10.58	4.43
			ERV per sq ft (£)	1.25	11.52	4.53
			Equivalent yield %	4.5	10.0	6.4

Aggregate United Kingdom	1,560.2		Annual rent per sq ft (£)	1.25	154.19	12.89
			ERV per sq ft (£)	1.25	171.98	13.51
			Equivalent yield %	3.3	12.0	6.1

Residential	66.4	Yield capitalisation	Annual rent per unit (£)	n/a	n/a	n/a
			ERV per unit (£)	12,600.00	20,700.00	16,504.00
			Equivalent yield %	4.0	4.0	4.0

Aggregate United Kingdom (including Residential)	1,626.6

Ireland
Retail	153.2	Yield capitalisation	Annual rent per sq ft (€)	6.25	302.33	30.21
			ERV per sq ft (€)	5.00	302.33	26.77
			Equivalent yield %	3.8	7.9	5.7
Office	306.3	Yield capitalisation	Annual rent per sq ft (€)	15.43	50.85	34.90
			ERV per sq ft (€)	15.50	50.00	40.07
			Equivalent yield %	4.6	8.0	5.0

Aggregate Ireland (excluding Residential)	459.5		Annual rent per sq ft (€)	6.25	302.33	32.97
			ERV per sq ft (€)	5.00	302.33	34.60
			Equivalent yield %	3.8	8.0	5.3

Residential	76.7	Yield capitalisation	Annual rent per unit (€)	17,837.00	24,450.00	18,919.00
			ERV per unit (€)	18,667.00	29,250.00	19,977.00
			Equivalent yield %	4.7	5.8	4.9

Aggregate Ireland (including Residential)	536.2

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

				Range
Asset class	Fair value at 31 December 2015 £m1,3	Valuation technique	Input	Low	High	Weighted average
Rest of Europe
Retail	116.7	Yield capitalisation	Annual rent per sq ft (€)	30.95	1,237.00	140.32
			ERV per sq ft (€)	39.00	660.03	166.97
			Equivalent yield %	5.4	9.5	7.0

Rest of Europe
Office	141.6	DCF[4]	Annual rent per sq ft (€)	8.03	16.80	12.95
			ERV per sq ft (€)	5.57	18.58	12.13
			Equivalent yield %	6.2	9.1	7.6

Aggregate Rest of Europe	258.3		Annual rent per sq ft (€)	8.03	1,237.0	140.32
			ERV per sq ft (€)	5.57	660.03	166.97
			Equivalent yield %	5.4	9.5	7.6

Total	2,421.1

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the Rent and other receivables component of the Group balance sheet.
2.	Estimated rental value.
3.	Included assets held-for-sale.
4.	Discounted cash flow.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

The table below sets out the valuation techniques used in the determination of the fair value of investment property, and the key unobservable inputs used in the valuation of the Group’s investment property at 31 December 2014:

	Fair value at 31 December 2014 £m1			Range
Asset class		Valuation technique	Input	Low	High	Weighted average
United Kingdom
Retail	106.8	Yield capitalisation	Annual rent per sq ft (£)	3.02	59.91	10.98
			ERV[2] per sq ft (£)	4.72	98.97	10.59
			Equivalent yield %	4.2	23.4	7.3
Office	565.3	Yield capitalisation	Annual rent per sq ft (£)	0.90	47.17	14.91
			ERV per sq ft (£)	6.66	54.57	18.94
			Equivalent yield %	5.0	17.0	6.5
Industrial	109.5	Yield capitalisation	Annual rent per sq ft (£)	0.89	10.54	3.94
			ERV per sq ft (£)	1.75	10.48	4.17
			Equivalent yield %	5.4	16.3	7.3

Aggregate United Kingdom	781.6		Annual rent per sq ft (£)	0.89	59.91	9.95
			ERV per sq ft (£)	1.75	98.97	11.82
			Equivalent yield %	4.2	23.4	6.7

Ireland
Retail	145.0	Yield capitalisation	Annual rent per sq ft (€)	7.64	210.53	22.14
			ERV per sq ft (€)	7.49	206.19	19.17
			Equivalent yield %	4.6	8.0	6.0
Office	183.5	Yield capitalisation	Annual rent per sq ft (€)	15.43	51.93	37.63
			ERV per sq ft (€)	30.00	40.00	34.92
			Equivalent yield %	4.7	6.0	5.0

Aggregate Ireland (excluding Residential)	328.5		Annual rent per sq ft (€)	15.43	210.53	28.18
			ERV per sq ft (€)	7.49	206.19	25.31
			Equivalent yield %	4.7	8.0	5.5

Residential	72.4	Yield capitalisation	Annual rent per unit (€)	16,081.00	16,718.00	16,227.00
			ERV per unit (€)	15,744.00	19,696.00	18,789.00
			Equivalent yield %	5.0	5.9	5.1

Aggregate Ireland (including Residential)	400.9

Total	1,182.5

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the Rent and other receivables component of the Group balance sheet.
2.	Estimated rental value.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

(ii). Investment property under development

Investment property under development includes:

•	A second generation office building in Dublin, Ireland (‘Baggot Plaza’);

•	A partially built development site in the Central Park portfolio in Dublin, Ireland (‘Block K’);

•	An office building at Santisima Trinidad 5 in Madrid, Spain for conversion to residential real estate;

•	A retail property at Puerta del Sol 9 in Madrid, Spain for conversion to residential real estate; and

•	Residential real estate at Postigo de San Martín 3 in Madrid, Spain for conversion into a hotel.

Investment property under development is valued using the “residual method” which is the investment method, with a deduction for costs necessary to complete the development together with an allowance for the remaining risk.

Asset class	Fair value at 31 December 2015 £m			Range
		Valuation technique	Input	Low	High	Weighted average
Ireland
Investment property under development	92.7	Residual	Build per sq ft (€)	56.76	158.30	101.12
			ERV per sq ft (€)	15.00	50.00	31.90
			Net initial yield %	4.7	7.0	5.8
Rest of Europe
Investment property under development	40.5	Residual	Build per sq ft (€)	247.12	302.86	275.74
			Sales value per sq ft (€)	710.71	962.48	837.15
			ERV per sq ft (€)	71.54	96.62	84.36
			Net initial yield %	3.5	4.0	3.7

Total	133.2

Asset class	Fair value			Range
	at 31 December 2014 £m	Valuation technique	Input	Low	High	Weighted average
Ireland
Investment property under development	35.8	Residual	Build per sq ft (€)	168.35	168.35	168.35
			ERV per sq ft (€)	40.00	42.50	40.80
			Net initial yield %	5.5	5.8	5.7

Total	35.8

Information about the Group’s exposure to development risk is set out in Note 27C (v).

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

C. Sensitivity of measurement to variance of significant unobservable inputs

There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation. However if the inputs move in opposite directions (for example ERV increases and equivalent yield decreases), valuation movements can be amplified whereas if they move in the same direction, they may offset reducing the overall net valuation movement.

(i). Investment property

Rents and ERVs have a direct relationship to fair value, while equivalent yield has an inverse relationship.

The following table shows the impact on the fair value of investment property by applying a sensitivity to significant unobservable inputs:

	Fair value at 31 December 2015	Impact on valuations of a 5% change in ERV		Impact on valuations of a 25 bps change in equivalent yield
		Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m
United Kingdom
Retail	538.4	14.8	(13.8)	(21.4)	23.4
Office	842.4	34.9	(34.9)	(39.7)	43.4
Industrial	179.4	5.4	(5.1)	(6.9)	7.5
Residential	66.4	4.1	(3.8)	(4.5)	5.4

	1,626.6	59.2	(57.6)	(72.5)	79.7
Ireland
Retail	153.2	5.2	(4.6)	(6.0)	6.6
Office	306.3	12.6	(12.6)	(15.1)	16.8
Residential	76.7	3.5	(3.5)	(3.8)	4.2

	536.2	21.3	(20.7)	(24.9)	27.6
Rest of Europe
Retail	116.7	4.5	(4.5)	(4.5)	4.9
Office	141.6	5.5	(5.5)	(4.8)	5.1

	258.3	10.0	(10.0)	(9.3)	10.0

	2,421.1	90.5	(88.3)	(106.7)	117.3

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

	Fair value at 31 December 2014	Impact on valuations of a 5% change in ERV		Impact on valuations of a 25 bps change in equivalent yield
		Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m
United Kingdom
Retail	106.8	3.7	(3.4)	(3.6)	3.8
Office	565.3	26.0	(25.9)	(25.2)	27.2
Industrial	109.5	4.6	(4.0)	(4.0)	4.3

	781.6	34.3	(33.3)	(32.8)	35.3
Ireland
Retail	145.0	4.7	(4.1)	(5.5)	5.9
Office	183.5	5.9	(5.2)	(8.8)	9.6
Residential	72.4	3.7	(3.4)	(4.3)	4.5

	400.9	14.3	(12.7)	(18.6)	20.0

	1,182.5	48.6	(46.0)	(51.4)	55.3

(ii). Investment property under development

An increase/decrease in costs to complete and the discount factor will decrease/increase valuations respectively.

The following table shows the impact on the fair value of investment property under development by applying a sensitivity to significant unobservable inputs used:

	Fair value at 31 December 2015	Impact on valuation of a 5% change in build costs		Impact on valuations of a 5% change on ERV/sales value		Impact on valuations of a 25bps change in net initial yield
		Increase	Decrease	Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m	£m	£m
Ireland
Investment property under development	92.7	(1.1)	1.1	5.6	(5.6)	(6.4)	7.2
Rest of Europe
Investment property under development	40.5	(0.4)	0.3	2.7	(2.8)	(2.3)	2.6

	133.2	(1.5)	1.4	8.3	(8.4)	(8.7)	9.8

	Fair value at 31 December 2014	Impact on valuation of a 5% change in build costs		Impact on valuations of a 5% change on rental value		Impact on valuations of a 25bps change in net initial yield
		Increase	Decrease	Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m	£m	£m
Ireland
Investment property under development	35.8	2.2	(2.2)	(2.0)	2.2	(1.1)	1.1

	35.8	2.2	(2.2)	(2.0)	2.2	(1.1)	1.1

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

D. Fair value of collateral

At 31 December 2015 the Group had pledged a total of 269 investment properties with a fair value of £1,567.8 million (FY 2014: 75 investment properties with a fair value of £987.9 million). See further details in Note 25F.

18. Loans secured by real estate

The accounting policies applicable to loans secured by real estate are set out in Note 3P (i) (c) and the fair value disclosures contained in Note 5B.

	31 December 2015	31 December 2014
	£m	£m
Opening balance	211.0	—
Acquisition of loans secured by real estate	130.4	241.4
Disposal of collateral	(161.9)	(36.4)
Net fair value movement	5.1	6.0
Effects of translation to presentation currency	(5.4)	—

Closing balance	179.2	211.0

Loans secured by real estate are non-performing and were acquired at a discount to their nominal value reflecting their distressed state at the time of acquisition. At 31 December 2015, all of the loans are past due. None of the loans are expected to be repaid by recourse to the original borrower, although income from certain underlying collateral properties is being generated. The majority of the loans were the subject of a receivership when acquired and thus all cash flow from the property is transferred to the Group. As a result of these factors, no disclosures are made in relation to maturity, age or interest rate risk.

The objective in purchasing these loans was to generate returns for the Group in the following ways:

•	Property operating income will be generated from the portfolio of loans secured by real estate; or

•	Disposal of the collateral assets over time to achieve a redemption of the loan at a value greater than the acquisition cost; or

•	Acquisition of the collateral asset by the Company for inclusion in the investment and development property portfolio.

The Board is responsible for determining the fair value of the loans secured by real estate bi-annually. The valuation dates are 30 June and 31 December. Duff & Phelps Ltd., an independent valuation firm, provided third party valuation consulting services to the Board which consisted of certain limited procedures that the Board identified and requested them to perform.

The limited procedures included:

•	Performing an analysis of general market data including economic, governmental, environmental, credit market and local property market trends as they may affect the loans secured by real estate;

•	Holding discussions with the Group’s Investment Manager and the Board to understand expectations and intent regarding each loan secured by real estate, and to understand investment strategy and performance;

•	Reviewing third party appraisal reports of the underlying collateral properties;

•	Considering observable market inputs for assets similar to each of the loans secured by real estate and to the collateral properties to support the valuation metrics, capitalisation rates and/or discount rates;

•	Selecting appropriate valuation approaches based on the profile of each of the loans secured by real estate;

•	Placing reliance on the cash flow models prepared by the Investment Manager on behalf of the Group which are based on the contractual terms of each of the loans secured by real estate and the Group’s expectations of proceeds from those collateral properties, together with reviewing the Group’s cash flow models for mathematical accuracy;

•	Estimating an appropriate discount rate to discount to present value of the cash flows to arrive at a fair value conclusion through benchmarking against similar securities and market indices; and

•	Analysing other facts and data considered to be pertinent to the loans secured by real estate and the collateral properties.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

As at 31 December 2015, Duff & Phelps Ltd. performed procedures on each of the three investments comprising 100% of the fair value of loans secured by real estate as at 31 December 2015.

A. Valuation process

In estimating the fair value of the loans secured by real estate, the income approach was used for two of the three loan portfolios. This is a valuation technique that provides an estimation of the fair value of an asset or business based on expectations about the cash flows that an asset or business would generate over time. The income approach begins with an estimate of the annual cash flows expected to be generated over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of the fair value.

In estimating the fair value of the Avon portfolio, the pending sales price, less costs to complete the transaction together with the application of a discount to reflect uncertainty of the deal closing was used. The underlying collateral for this portfolio was sold by the administrator appointed to the borrower, subsequent to year end. See further details in Note 34C.

In assessing the fair value of the loans secured by real estate, Duff & Phelps Ltd. have referenced valuations performed by CBRE on the underlying collateral prepared in conformity with the RICS Red Book and with the International Valuation Board’s International Valuation Standards, as described in Note 17. At 31 December 2015, the value of the underlying collateral was £173.2 million (FY2014: £217.2 million).

Valuation fees are based on a fixed amount agreed between the Group and Duff & Phelps Ltd and are independent of the portfolio value. Duff & Phelps Ltd. has advised us that the fees earned by them from the Group are less than 5% of their total revenue in any year. The basis for the fees charged for the valuation of the underlying collateral is set out in Note 17.

The Group consider that all of its loans secured by real assets fall within Level 3,of the fair value hierarchy, as defined by IFRS 13 (as discussed in Note 5B). The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 31 December 2015 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans, and which is dependent on the underlying loan portfolio, ranges from 8.1% and 11.2%.

During the year, interest income totalling £13.4 million (FY 2014: £6.6 million) was recognised in the consolidated income statement (Note 13).

B. Sensitivity of measurement to variance of significant unobservable inputs

Yield has an inverse relationship to valuation. There are inter-relationships between the unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value for example, cap rates, expected lease renewal dates, expected disposal values, may be offset by an increase in yield, resulting in no net impact on the valuation.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Sensitivity analysis has only been applied to the Park Inns portfolio and the Elliott portfolio.

	Fair value 31 December 2015	Impact on valuations of 100 bps change in discount rate
		Increase	Decrease
	£m	£m	£m
United Kingdom	157.3	(0.3)	0.3
Ireland	21.9	(1.0)	1.1

	179.2	(1.3)	1.4

	Fair value 31 December 2014	Impact on valuations of 100 bps change in discount rate
		Increase	Decrease
	£m	£m	£m
United Kingdom	115.3	(3.4)	3.6
Ireland	95.7	(3.3)	3.6

	211.0	(6.7)	7.2

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

19. Property, plant and equipment

The accounting policy applicable to property, plant and equipment is set out in Note 3K and the fair value disclosures set out in Note 5C.

A. Reconciliation of carrying amount

	Land and buildings	Plant and equipment	Fixtures and fittings	Software	Other	Total
	£m	£m	£m	£m	£m	£m
Cost
Balance at 23 December 2013	—	—	—	—	—	—
Acquisition through business combinations	53.3	1.6	2.9	—	0.1	57.9
Other additions	—	—	—	0.1	—	0.1
Revaluation of land and buildings	2.1	—	—	—	—	2.1
Effects of translation to presentation currency	(0.2)	—	—	—	—	(0.2)

Balance at 31 December 2014	55.2	1.6	2.9	0.1	0.1	59.9
Additions	2.8	0.1	0.9	—	0.2	4.0
Disposals	—	(0.1)	—	(0.1)	—	(0.2)
Revaluation of land and buildings	(2.6)	—	—	—	—	(2.6)
Effects of translation to presentation currency	(0.8)	—	—	—	—	(0.8)

Balance at 31 December 2015	54.6	1.6	3.8	—	0.3	60.3

Accumulated depreciation
Balance at 23 December 2013	—	—	—	—	—	—
Charge for the period	(0.5)	(0.1)	(0.1)	—	—	(0.7)
Revaluation of land and buildings	0.5	—	—	—	—	0.5

Balance at 31 December 2014	—	(0.1)	(0.1)	—	—	(0.2)
Charge for the period	(1.3)	(0.2)	(0.7)	—	—	(2.2)
Revaluation of land and buildings	1.3	—	—	—	—	1.3

Balance at 31 December 2015	—	(0.3)	(0.8)	—	—	(1.1)

Carrying amounts
At 31 December 2014	55.2	1.5	2.8	0.1	0.1	59.7

At 31 December 2015	54.6	1.3	3.0	—	0.3	59.2

There are no restrictions on title and no property, plant and equipment has been pledged as security.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

B. Valuation process

The Board determines the Group’s valuation policies and procedures for the valuation of property, plant and equipment. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s property, plant and equipment, which represents its hotel assets. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.

The Board decides after discussions with the Group’s external valuers, CBRE, and the Investment Manager:

•	Whether a property’s fair value can be reliably determined;

•	Which valuation method should be applied for each asset – at 31 December 2015, the discounted cash flow methodology was applied using the projected net earnings capitalised with a market capitalisation rate and discount rate; and

•	The assumptions made for unobservable inputs used in the valuation method (the major unobservable inputs are estimated hotel net operating income, occupancy rate, discount rate, exit yield and average daily rate (‘ADR’)).

Annual valuation fees are calculated as a fixed percentage of the value of property, plant and equipment, as agreed between the Group and the valuer. The valuer has advised us that the fees earned by them from the Group are less than 5% of their total revenue in any year.

The Group, consistent with EPRA’s guidance, consider that all of its property, plant and equipment falls within Level 3 of the fair value heirarchy, as defined by IFRS 13 (as discussed in Note 5C). The table below summarises the key unobservable inputs used in the valuation of the Group’s property, plant and equipment at each of 31 December 2015 and 31 December 2014:

Asset class	Fair value at 31 December 2015 £m	Inputs[1]	United Kingdom	Ireland
United Kingdom	36.9	Net operating income	£3.5m	€2.8m
Ireland	22.3	Occupancy %	72.0	72.0
		Discount rate %	9.0	9.0
		Exit yield %	6.5	7.0
		ADR	£155.64	€108.12

Total	59.2	Stabilised year	2020	2018

Asset class	Fair value at 31 December 2014 £m	Inputs(1)	United Kingdom	Ireland
United Kingdom	35.4	Net operating income	£2.7m	€3.1m
Ireland	24.3	Occupancy %	73.0	73.0
		Discount rate %	9.25	9.25
		Exit yield %	6.75	7.25
		ADR	£138.0	€107.16

	59.7	Stabilised year	2018	2018

Footnote:

1.	Inputs are presented in connection with a stabilised year.

There were no changes in valuation techniques during the year.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

C. Sensitivity of measurement to variance of significant unobservable inputs

There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in hotel net operating income may be offset by an increase in exit yield, resulting in no net impact on the valuation. However if the inputs move in opposite directions (for example ADR increases and exit yield decreases), valuation movements can be amplified whereas if they move in the same direction, they may offset reducing the overall net valuation movement.

	Fair value at 31 December 2015	Impact on valuations of a 10% change on estimated Hotel NOI		Impact on valuations of 10% change in occupancy %		Impact on valuations of 100 bps change in discount rate		Impact on valuations of a 50 bps change in exit yield		Impact of a 5% change in ADR
		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	36.9	3.6	(3.6)	11.7	(11.7)	(5.9)	8.1	(3.2)	3.7	10.0	(10.0)
Ireland	22.3	2.7	(2.7)	8.6	(8.6)	(3.3)	4.4	(1.8)	2.0	1.8	(1.8)

	59.2	6.3	(6.3)	20.3	(20.3)	(9.2)	12.5	(5.0)	5.7	11.8	(11.8)

	Fair value at 31 December 2014	Impact on valuations of a 10% change on estimated Hotel NOI		Impact on valuations of 10% change in occupancy %		Impact on valuations of 100 bps change in discount rate		Impact on valuations of a 50 bps change in exit yield		Impact of a 5% change in ADR
		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	35.4	3.6	(3.5)	10.6	(10.5)	(6.2)	4.6	(2.9)	2.4	4.7	(4.6)

Ireland	24.3	2.0	(2.0)	8.2	(8.2)	(3.2)	4.3	(1.7)	2.0	1.6	(1.7)

	59.7	5.6	(5.5)	18.8	(18.7)	(9.4)	8.9	(4.6)	4.4	6.3	(6.3)

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

20. Inventories

The accounting policy applicable to inventories is set out in Note 3M.

	31 December 2015	31 December 2014
	£m	£m
Current
Consumable stores	0.3	0.3

	0.3	0.3

Inventories of £2.4 million (FY 2014: £1.1 million) were expensed during the year.

The carrying value of inventories approximates their fair value.

21. Rent and other receivables

The accounting policies applicable to rent and other receivables are set out in Note 3P (i) (b).

	31 December 2015	31 December 2014
	£m	£m
Current
Rent and trade receivables	9.0	4.5
VAT receivable	7.4	2.3
Prepayments, accrued interest and other receivables	6.6	7.0
Straight line rent	3.1	1.5
Deposits paid	1.7	30.8
Prepaid borrowing costs on undrawn facility	0.6	2.1

	28.4	48.2

The Group’s exposure to credit risks is disclosed out in Note 27C (ii) and its exposure to market risks, impairment losses related to rent and other receivables is disclosed in Note 27C (iii).

A. Deposits paid

At 31 December 2015 deposits totalling £1.7 million were paid on executing the purchase agreements for a number of acquisitions. See further details in Note 35C.

At 31 December 2014, deposits totalling £30.8 million were paid on executing the purchase agreements for the acquisition of the Park Inns portfolio of loans secured by real estate in the amount of £5.5 million, and a further £25.3 million for the acquisition of the Gatsby portfolio of mixed use assets acquired from Aviva. These deposits were subsequently transferred to the acquisition of investment property and loans secured by real estate, as appropriate, on closing of the respective acquisitions of the Gatsby portfolio and the Park Inns portfolio during 2015.

B. Rent and trade receivables

The Group does not typically extend credit terms to its investment property tenants, instead requiring them to pay in advance. Consequently the Group is not exposed to a significant credit risk. Rent for investment property falls due on contractual quarter days. Rent and service charge receivables are non-interest bearing and are typically due within 30 days.

Rent on tenanted residential property falls due monthly, also payable in advance.

The Group’s exposure to credit risk in its hotel operations is influenced mainly by the individual characteristics of each customer. There is no concentration of credit risk or dependence on individual customers. Management of the hotels has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis.

At 31 December 2015 the maximum exposure to credit risk for rent and trade charge receivables was £9.0 million (FY 2014 £4.5 million).

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

(i). Aged rent and trade receivables

	Gross	Allowance for impaired balances	Net
	£m	£m	£m
At 31 December 2015
Current	6.5	—	6.5
Overdue 31 – 60 days	0.6	—	0.6
Overdue 61 – 90 days	0.8	—	0.8
Overdue 91 – 120 days	0.5	—	0.5
Overdue 121 days and more	0.8	(0.2)	0.6

	9.2	(0.2)	9.0

	Gross	Allowance for impaired balances	Net
	£m	£m	£m
At 31 December 2014
Current	3.5	—	3.5
Overdue 31 – 60 days	0.2	—	0.2
Overdue 61 – 90 days	0.1	—	0.1
Overdue 91 – 120 days	0.6	—	0.6
Overdue 121 days and more	0.6	(0.5)	0.1

	5.0	(0.5)	4.5

Allowances for impaired balances are calculated on the basis of management’s knowledge of the tenants, business and the market.

(ii). Allowance for impaired balances

The table below provides a reconciliation of changes in allowances for impaired balances:

	31 December 2015	31 December 2014
	£m	£m
Opening balance	0.5	—
Additions	1.2	0.8
Written off as a bad debt	(0.2)	(0.2)
Released	(1.3)	(0.1)

Closing balance	0.2	0.5

The Board believes that the unimpaired amounts that are past due by more than 30 days are still collectible in full, based on historical payment behaviour.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

22. Cash and cash equivalents

The accounting policy applicable to cash and cash equivalents is set out in Note 3P (i) (a).

	31 December 2015	31 December 2014
	£m	£m
Current
Cash at bank and on hand	146.1	44.4
Short-term deposits	180.4	397.5

Cash and cash equivalents in the consolidated balance sheet	326.5	441.9

Cash and cash equivalents in the consolidated cash flow statement	326.5	441.9

The fair value of cash and cash equivalents at 31 December 2015 and 31 December 2014 approximates to its carrying value. There is no significant concentration of credit risk with respect to cash and cash equivalents, as the Group holds cash accounts with a number of major financial institutions where credit risk is not considered significant. The credit ratings of the financial institutions where the Group holds its balances are all investment grade according to Moodys’ ratings.

Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirement of the Group and earn interest at the respective short-term deposit rates. The effective interest rate on short-term deposits was 0.153% at 31 December 2015 (FY 2014: 0.365%). All deposits are immediately available.

23. Trade and other payables

The accounting policies applicable to trade and other payables are set out in Note 3P (ii).

	31 December 2015	31 December 2014
	£m	£m
Trade creditors and accruals	37.7	18.9
VAT payable	18.6	8.0
Corporation tax	10.3	4.0
Security deposits	3.8	2.9
Other liabilities	1.5	1.1

	71.9	34.9

Current	68.6	32.5
Non-current	3.3	2.4

	71.9	34.9

Trade creditors and accruals primarily comprise amounts outstanding for trade purchases and ongoing costs.

All amounts are interest-free.

Information about the Group’s exposure to currency risk is included in Note 27C (ii) (b) and liquidity risk is included in Note 27 (c) (iv).

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

24. Deferred income

The accounting policy applicable to deferred income is set out in Note 3P (ii).

	31 December 2015	31 December 2014
	£m	£m
Current
Deferred rental income	29.8	15.9
Prepaid rent	1.6	0.3

	31.4	16.2

25. Borrowings

The accounting policies applicable to borrowings are set out in Notes 3C (i) – (ii), Note 3P (ii), Note 27 and the fair value disclosures set out in Note 5D.

	31 December 2015	31 December 2014
	£m	£m
Current liabilities
Secured borrowings	0.3	—

	0.3	—
Non-current liabilities
Secured borrowings	841.0	553.5
Bonds	594.8	—

	1,435.8	553.5

	1,436.1	553.5
Unamortised borrowing costs	(21.8)	(7.6)

	1,414.3	545.9

A. Reconciliation of carrying value

Movements in the Group’s borrowings are analysed as follows:

	31 December 2015	31 December 2014
	£m	£m
Opening balance	545.9	—
Assumption of non-recourse debt	—	202.9
Principal repayments	(50.6)	(9.0)
Repayment of debt upon refinancing of assumed non-recourse debt	—	(154.6)
Draw down of new secured debt	351.2	519.8
Proceeds on issue of £300.0 million 3.95% unsecured 7 year bond	295.2	—
Proceeds on issue of €400.0 million 3.25% unsecured 10 year bond	279.3	—
Borrowing costs	(8.6)	(7.9)
Amortisation of borrowing costs and bond discount	3.7	0.3
Effects of translation to presentation currency	(1.8)	(5.6)

Closing balance	1,414.3	545.9

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

The tables above, together with the analysis set out in Notes 25B, 25C and 25D include unamortised borrowing costs which will be released to the consolidated income statement over the period of the associated borrowing. The analysis set out in Notes 25E and 25H excludes the effect of deducting unamortised borrowing costs.

B. Secured borrowings

	Draw down date[1]	Effective interest rate %	Maturity		Fair value[2] £m	Book value[2] £m
As at 31 December 2015
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019		35.5	34.6
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019	[3]	101.7	100.0
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019		171.1	174.2
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019	[4]	194.6	193.3
£116.6 million mortgage borrowing	31 January 2015	Libor + 2.50%	30 January 2018		98.2	98.5
£70.7 million mortgage borrowing	31 January 2015	2.90%	30 January 2020		70.3	70.3
£165.0 million mortgage borrowing	31 January 2015	2.91%	30 January 2023		158.3	160.8
€3.1 million mortgage borrowing	19 May 2015	2.92%	1 September 2037		2.3	2.3

					832.0	834.0
Unamortised borrowing costs						7.3

						841.3

	Draw down date[1]	Effective interest rate %	Maturity		Fair value[2] £m	Book value[2] £m
As at 31 December 2014
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019		36.5	36.5
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019	[3]	124.4	124.4
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019		181.3	181.3
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019		203.7	203.7

					545.9	545.9

Footnotes:

1.	Draw down date or date of acquisition, whichever is later.
2.	The fair value of floating rate borrowings have been established using an equivalent market value established by the Investment Manager determining the equivalent credit spread for this debt at the balance sheet date. The fair value of fixed rate borrowings have been calculated using a discounted cash flow approach.
3.	This facility contains two options to extend the maturity date by one year each upon 90 to 120 days prior notice, satisfaction of the conditions per the facility agreement and payment of a 0.125% extension fee.
4.	This facility contains two options to extend the maturity date by one year each upon satisfaction of the conditions per the facility agreement and payment of a 0.2% extension fee.

Debt service is payable quarterly on all secured borrowings, with the exception of the debt servicing on the €3.1 million mortgage borrowing, which is paid monthly. Interest on the unsecured standalone bonds is payable annually on the anniversary of draw down.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

C. Bonds

	Issue date	Effective interest rate %	Maturity	Fair value[1] £m	Book value[1] £m
As at 31 December 2015
£300.0 million 3.95%, 7 year unsecured bond	30 June 2015	3.95%	30 June 2022	295.1	293.5
€400.0 million 3.25%, 10 year unsecured bond	12 November 2015	3.25%	12 November 2025	294.3	287.9

				589.4	581.4
Unamortised borrowing costs					13.4

					594.8

Footnote:

1.	The fair value of each of the unsecured bonds has been calculated using the quoted market price as at 31 December 2015.

(i). £300.0 million 3.95% senior unsecured bond due 2022

On 24 June 2015 the Group announced the successful launch and pricing of a seven year, £300.0 million debut senior unsecured standalone bond which has an annual fixed coupon of 3.95%. The bond was issued with a minimum denomination of £100,000.

The bond priced on 24 June 2015 and the issue price was £295.2 million (98.407%).

On 30 June 2015 the bond was listed on the official list of the London Stock Exchange and was admitted to trading on its regulated market.

The coupon was effectively reduced to 3.35% as a result of the Group entering into swap arrangements to convert approximately 50% of the proceeds into Euro. Interest is payable annually in arrears on the anniversary of draw down, being 30 June of each year, commencing on 30 June 2016. This bond will mature on 30 June 2022.

Both KWE and the Bond are rated BBB (outlook stable) by Standard & Poor’s.

(ii). Multi-currency Euro Medium Term Note Programme (‘EMTN Programme’)

On 5 November 2015 the Group announced the establishment of a £2.0 billion EMTN Programme. Under the EMTN Programme, the Group may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies.

The EMTN Programme was assigned a rating of BBB by Standard & Poor’s.

(a) €400.0 million 3.25% senior unsecured bond due 2025

On 6 November 2015 the Group announced the first draw down under its EMTN Programme, with the issuance of senior unsecured notes for an aggregate principal amount of €300.0 million (the “Notes”). On 10 November 2015 the Group announced an upsizing of the first draw down under its EMTN Programme, with the issuance of a further tranche of senior unsecured notes for an aggregate principal amount of €100.0 million. The Notes were issued with a minimum denomination of €100,000. The Notes will mature on 12 November 2025. The annual fixed coupon will be 3.25%.

The Notes rank pari passu with the £300.0 million senior unsecured standalone bond due 2022.

The issue and settlement date was 12 November 2015. The issue price for the original principal of €300.0 million was €295.3 million (98.448%) whilst the further €100.0 million tranche priced at €98.1 million (98.093%) giving a blended issue price of 98.359%.

On 12 November 2015 the Notes were listed on the official list of the London Stock Exchange and were admitted to trading on its regulated market.

Interest is payable annually on the anniversary of draw down.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

D. Revolving credit facility

	Draw down date	Effective interest rate	Maturity	Fair value	Book value
		%		£m	£m
As at 31 December 2015
£225.0 million revolving credit facility	29 August 2014	n/a	29 August 2017	(1.2)	(1.2)

				(1.2)	(1.2)

On 29 August 2014 the Group obtained a multi-currency revolving credit facility (‘RCF’), for a period of three years, in the total amount of £225.0 million. The RCF is unsecured and attracts a floating rate interest. Any portion of the RCF utilised in Euro will bear interest at a rate of Euribor plus a margin which ratchets between 160 bps to 260 bps depending on the amount drawn, whilst any portion of the RCF which is utilised in Pound Sterling will bear interest at a rate of Libor plus a margin which ratchets between 160 bps to 260 bps depending on the amount drawn.

At 31 December 2015 and 31 December 2014, and as at the date of these consolidated financial statements, the RCF was undrawn.

The Group incurs non-utilisation fees on the undrawn portion of the RCF. At 31 December 2015 the weighted average charge on the undrawn facilities was 55bps (FY 2014: 50bps).

E. Maturity profile of borrowings

The maturity profile of the Group’s borrowings is as follows:

	31 December 2015	31 December 2014
	£m	£m
Due within one year	0.3	—
Due between two and five years	677.3	554.7
Due between six and ten year	757.1	—
Due greater than ten years	1.4	—

Closing balance	1,436.1	554.7

F. Collateral

The borrowings set out in Note 25B are secured by fixed charges over certain investment and development property assets. The fair value of investment and development property over which security has been granted is £1,567.8 million (FY 2014: £987.9 million).

The RCF and the Bonds are unsecured.

G. Valuation

The fair values of the Group’s mortgage debt have been estimated by calculating the present value of the future cash flows, using appropriate market discount rates and are deemed to be valued within Level 3 of the fair value hierarchy, as defined by IFRS 13 (as discussed in Note 5D).

The fair value of the Group’s Bonds have been estimated with reference to the market value of these instruments at the balance sheet date and are deemed to be valued within Level 2 of the fair value hierarchy, as defined by IFRS 13 (as discussed in Note 5D).

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

H. Interest rate profile of borrowings

	Total	Floating rate	Fixed rate	Weighted average interest rate	Weighted average period for which rate is fixed	Weighted average period to maturity
	£m	£m	£m	%	Years	Years
As at 31 December 2015
Gross borrowings in Pound Sterling	909.3	376.9	532.4	2.92	7.0	5.1
Gross borrowings in Euro	526.8	229.7	297.1	2.80	10.0	7.2

	1,436.1	606.6	829.5	2.88	8.0	5.9

	Total	Floating rate	Fixed rate	Weighted average interest rate	Weighted average period for which rate is fixed	Weighted average period to maturity
	£m	£m	£m	%	Years	Years
As at 31 December 2014
Gross borrowings in Pound Sterling	311.0	311.0	—	2.40	—	4.9
Gross borrowings in Euro	243.7	243.7	—	2.30	—	4.9

	554.7	554.7	—	2.36	—	4.9

The Group enters into derivative financial instruments to provide an economic hedge to its interest rate risk. Further details on interest rate risk are included in Note 27C (ii) (a) and the interest rate derivatives are disclosed in Note 26.

I. Financial covenants

Under the financial covenants relating to the unsecured bonds, the Group has to ensure that:

•	consolidated net indebtedness (as defined in the applicable bond prospectus) does not exceed 60% of the total asset value;

•	consolidated secured indebtedness (less cash and cash equivalents) does not exceed 50% of total asset value;

•	interest coverage ratio to be at least 1.5 to 1.0; and

•	unencumbered assets are not less than 125% of the unsecured indebtedness (less cash and cash equivalents).

Under the financial covenants relating to the RCF, the Group has to ensure that:

•	consolidated net indebtedness (as defined in the revolving loan agreement) does not exceed 60% of the total asset value;

•	a minimum fixed charge coverage ratio where consolidated earnings before interest, tax, depreciation and amortisation to consolidated fixed charges is not less than 1.9 to 1.0 for the last four quarters;

•	a maximum secured recourse indebtedness for consolidated secured recourse debt does not exceed 2.5% of total asset value at any time; and

•	unencumbered assets are not less than 125% of the unsecured indebtedness (less cash and cash equivalents).

The borrowings are subject to various financial covenants including loan to value (‘LTV’) and debt service coverage ratios, all of which were met throughout the year.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

26. Derivative financial instruments

The accounting policy applicable to derivative financial instruments is set out in Note 3P (iii) and the fair value disclosures set out in Note 5E.

	31 December 2015	31 December 2014
	£m	£m
Non-current assets
Interest rate caps not designated as hedges	0.9	1.3
Foreign currency forward contracts designated as net investment hedges	9.7	6.2

	10.6	7.5

Non-current liabilities
Zero cost foreign currency options designated as net investment hedges	(2.3)	—
Interest rate cross currency swaps designated as net investment hedges	(7.8)	—

	(10.1)	—

	0.5	7.5

The Group has entered into interest rate cap contracts with notional amounts of £218.6 million (FY 2014: £233.3 million) on Sterling-denominated debt and €227.5 million (£167.7 million) (FY 2014: €179.4 million or £140.4 million) on Euro-denominated debt. The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings.

The Group has also entered into foreign currency forward contracts and zero cost foreign currency options with notional amounts of €310.0 million (£240.1 million) to hedge its net investment in Euro operations. The Group also entered into a cross currency swap with a notional amount of €210.8 million (£150.0 million) to convert a portion of the proceeds from its £300.0 million debut senior unsecured bond into Euros. The fixed-to-fixed swap arrangement effectively reduced the coupon on the £300.0 million 3.95%, 7 year unsecured bond to 3.35%.

A. Valuation process

All derivatives are initially measured at fair value at the date the derivative is entered into and are subsequently re-measured at fair value (Note 5E). Foreign currency forward contracts, zero premium foreign currency options and cross-currency swaps are designated as net investment hedges of the investment in foreign operations. Foreign currency forward contracts, cross currency swaps and foreign currency zero premium options have been highly effective with no ineffectiveness recorded. Therefore movements in their fair value (with the exception of the time value of zero premium options) are recognised directly in OCI rather than the income statement and offset the impact of retranslating the related foreign currency subsidiary balance sheet at appropriate closing rates at each reporting date, as required by IAS 21. In line with IAS 39 movements in the fair value of zero premium foreign exchange options are recognised directly in profit or loss.

The fair values of the Group’s outstanding derivative contracts have been estimated by calculating the present value of the future cash flows, using appropriate market discount rates. This valuation technique falls within Level 2 of the fair value hierarchy, as defined by IFRS 13 (as discussed in Note 5E).

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

27. Financial instruments - fair value and risk management

The accounting policies applicable to financial instruments are contained in Note 3P and the fair value disclosures set out in Note 5.

A. Accounting classifications and fair values

The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
	£m	£m	£m	£m	£m	£m	£m	£m
At 31 December 2015
Loans secured by real estate	179.2	179.2	179.2	—	—	—	—	179.2
Derivative financial assets	10.6	10.6	0.9	9.7	—	—	10.6	—

Total financial assets disclosed at fair value	189.8	189.8	180.1	9.7	—	—	10.6	179.2

Borrowings	1,414.3	1421.4	—	—	1,421.4	—	589.4	832.0
Derivative financial liabilities	10.1	10.1	—	10.1	—	—	10.1	—

Total financial liabilities disclosed at fair value	1,424.4	1,431.5	—	10.1	1,421.4	—	599.5	832.0

	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
	£m	£m	£m	£m	£m	£m	£m	£m
At 31 December 2014
Loans secured by real estate	211.0	211.0	211.0	—	—	—	—	211.0
Derivative financial assets	7.5	7.5	1.3	6.2	—	—	7.5	—

Total financial assets disclosed at fair value	218.5	218.5	212.3	6.2	—	—	7.5	211.0

Borrowings	545.9	545.9	—	—	545.9	—	545.9	—

Total financial liabilities disclosed at fair value	545.9	545.9	—	—	545.9	—	545.9	—

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

B. Measurement of fair values

The fair value of rent and other receivables, cash and cash equivalents, and trade and other payables approximate their carrying value and they are carried at amortised cost.

C. Financial risk management

The Group’s activities expose it to a variety of financial risks:

•	market risk (including interest rate risk and foreign currency risk);

•	credit risk;

•	liquidity risk; and

•	development risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

There have been no changes in any risk management policies since 31 December 2014.

(i). Risk management framework

The Investment Manager and the Audit Committee oversee the management of these risks. All derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision.

The Board reviews and agrees policies for managing each of these risks which are summarised below. The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.

The Audit Committee oversees how the Investment Manager monitors compliance with the Group’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Group.

(ii). Market risk

Market risk is the risk that the fair values of financial instruments will fluctuate because of changes in market prices, due to interest rate risk, foreign exchange risk and other price risks. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising returns.

(a). Interest rate risk

Interest rate risk is the risk that the future cash flows or fair value of a financial instrument will fluctuate because of changes in market interest rates. Borrowings at variable rates expose the Group to cash flow interest rate risk whereas borrowings at fixed rates expose the Group to fair value interest rate risk. The Group is exposed to interest rate risk as entities within the Group borrow funds at both fixed and floating interest rates, as set out in Note 25H. The risk is managed by maintaining an appropriate mix between fixed and floating rate borrowings, and interest rate caps which it agrees to receive at specified intervals, the difference between variable rate interest amounts and the capped interest rate by reference to an agreed-upon notional principal amount, as well as cross currency swaps. Hedging activities are evaluated regularly to align with interest rate views and defined risk appetite; ensuring optimal hedging strategies are applied by either positioning the balance sheet or protecting interest expense through different interest rate cycles.

At 31 December 2015, after taking into account the effect of interest rate caps and the cross currency swap, 64% of the Group’s floating rate borrowings were hedged (FY 2014: 67%).

In managing interest rate risk the Group aims to reduce the impact of short term fluctuations on the Group’s earnings, without jeopardising its flexibility. Over the longer term, changes in interest rates may have an impact on consolidated earnings.

The sensitivity analysis below has been determined based on the exposure to interest rates for both non-derivative and derivative financial instruments at the balance sheet date and represents management’s assessment of possible changes in interest rates. For the floating rate liabilities the analysis has been prepared assuming that the amount of the liability at 31 December 2015 was outstanding for the entire year. The sensitivity has been calculated by applying the interest rate change to the variable rate borrowings, net of interest-rate caps and cash and cash equivalents.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

	Impact on profit		Impact on net asset value
	31 December 2015	31 December 2014	31 December 2015	31 December 2014
	£m	£m	£m	£m
Increase of 100 bps	(3.7)	(1.1)	(3.7)	(1.1)
Decrease of 100 bps	1.9	1.1	1.9	1.1
Increase of 200 bps[1]	(7.1)	n/a	(7.1)	n/a
Decrease of 200 bps[1]	1.9	n/a	1.9	n/a

Footnote:

1.	Sensitivity was not prepared at 31 December 2014. No comparative is presented.

The Group is also exposed to interest rate risk on its cash and cash equivalents. These balances attract low interest rates and therefore a relative increase or decrease in their respective interest rates would not have a material impact on profit or loss.

(b). Foreign currency risk

The Group has operations in Europe which transact business denominated mostly in Euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date. The Group does not have foreign currency trading with cross border flows. The Group hedges a majority of its foreign currency assets naturally by funding them with borrowings in Euro and aims to ensure that it has no material unhedged net assets or liabilities denominated in a foreign currency. Profit translation is not hedged.

There are no other significant foreign currency risks impacting the Group.

The Group’s net investment translation exposure (including the impact of derivative financial instruments) is summarised below:

	31 December 2015	31 December 2014
	£m	£m
Gross foreign currency assets	1,129.7	568.5
Gross foreign currency liabilities	(944.0)	(501.7)

Net exposure	185.7	66.8

Gross currency liabilities include the nominal amount of £383.9 million (FY 2014: £164.8 million) of foreign exchange derivatives designated as net investment hedges. The Group has entered into a number of foreign exchange contracts including forward contracts, options and a cross-currency swap to sell €520.8 million (FY 2014: €196.0 million) and buy Pound Sterling.

The sensitivity below has been determined based on the exposure to foreign exchange rates for derivative financial instruments at the balance sheet date and represents management’s assessment of possible changes to the fair value of the Group’s cross currency swaps as a result of possible changes in foreign exchange rates:

	Impact on profit		Impact on net asset value
	31 December 2015	31 December 2014	31 December 2015	31 December 2014
	£m	£m	£m	£m
100 bps strengthening in exchange spot rate	0.1	—	—	0.7
100 bps weakening in exchange spot rate	(0.1)	—	—	(0.7)
200 bps strengthening in exchange spot rate[1]	0.3	n/a	—	n/a
200 bps weakening in exchange spot rate[1]	(0.3)	n/a	—	n/a

Footnote:

1.	Sensitivity noted was not prepared at 31 December 2014. No comparative is presented.

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(iii) Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risks from both its leasing activities and financing activities, including deposits with banks, and derivatives. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial asset.

(a). Rent and other receivables

Credit risk is managed by requiring tenants to pay rentals in advance. A credit assessment is carried out prior to the inception of a lease with a new counterparty and is used to determine the size of the deposit required from that tenant at inception. Rent collection is outsourced to managing agents who report regularly on payment performance. The Group has a diverse portfolio and there is no concentration of credit risk within the lease portfolio to any business sector or individual company. At 31 December 2015, the Group has circa 550 tenants (excluding residential tenancies) in 277 commercial assets (FY 2014: 358 tenants in 82 properties). As at 31 December 2015, the 10 largest single tenants will generate approximately 28.8% of annualised rent (FY 2014: 32.6%). As such the credit risk attributable to individual tenants is low. Rent receivables (which include unpaid rent) were approximately 0.3% of total assets at 31 December 2015 (FY 2014: 0.4%). Outstanding tenants’ receivables are regularly monitored. The directors are of the view that the credit risk associated with unpaid rent is low owing to the long term nature and diversity of the Group’s tenancy arrangements.

Arrears are monitored regularly, and discussed at least monthly by the Investment Manager Group’s internal property management team and a strategy for dealing with significant potential defaults is presented on a timely basis by the property managers. The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of rent, trade and other receivables. An analysis of the movements in the impairment of receivables is set out in Note 21B (ii). The Group’s debtor recovery is consistently high and as such is deemed a low risk area.

The maximum exposure to credit risk of tenant and other receivables by geographic region at each balance date was as follows:

	31 December 2015	31 December 2014
	£m	£m
UK	7.5	2.5
Ireland	1.3	2.0
Spain	0.2	—

	9.0	4.5

(b). Cash and cash equivalents

Credit risk from balances with banks is managed by the Investment Manager Group in accordance with the Investment Policy. Investments of surplus funds are made to avoid undue concentration of risks and therefore mitigate financial loss through potential counterparty failure. Cash deposits are held with investment grade rated banks which are rated Ba1 to A1, based on Moodys’ ratings.

The Group’s exposure and credit ratings of its counterparties are monitored by the Investment Manager Group throughout the period.

(c). Loan secured by real estate

Interest income is accreted to the profit or loss using the effective interest rate method. The security underlying these loans includes five fire control centres in the UK, certain hotel assets in the UK, together with certain commercial buildings, retail premises and residential assets in the Republic of Ireland. Loans secured by real estate are carried at fair value. At 31 December 2015, the value of the underlying collateral was £173.2 million (FY 2014: £217.2 million). See further details in Note 18A.

(d). Derivatives

The derivatives are entered into with bank and financial institution counterparties, which are rated Baa1 to A1, based on Moodys’ ratings.

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(iv). Liquidity risk

Liquidity risk is the risk that the Group will not be able to meets its financial obligations as they fall due.

Prudent liquidity management implies maintaining sufficient cash, the availability of funding through adequate amounts of committed credit facilities and the ability to close out market positions. The Group’s policy is to seek to minimise its exposure to liquidity risk by managing its exposure to interest rate risk and to refinancing risk. The Group seeks to borrow for as long as possible at the lowest cost.

The Group’s approach to monitoring its liquidity includes daily cash flow review and forecasting, and monthly monitoring of the maturity profile of debt, by the Investment Manager. This is also reviewed each quarter by the Board. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank deposits, borrowings and bond financing.

A key factor in ensuring existing facilities remain available to the Group is the borrowing entity’s ability to meet the relevant facility’s financial covenants. The Group has a process to monitor regularly both current and projected compliance with its financial covenants.

(a). Revolving credit facility

The Group maintains a £225.0 million multi-currency RCF. For any portion of the facility utilised in

•	Euro, the interest rate is calculated by reference to Euribor plus a margin, and/or

•	Pound Sterling, the interest rate is calculated by reference to Libor plus a margin.

The applicable margin ranges between 1.60% and 2.60%, depending on the value of certain financial covenants measured at the time of draw down. At 31 December 2015 and as at the date of these consolidated financial statements the RCF remains undrawn.

(b). EMTN Programme

On 5 November 2015 the Group announced the establishment of a £2.0 billion EMTN Programme. Under the EMTN Programme, the Group may issue, from time to time, up to £2.0 billion of various types of debt securities in certain markets and currencies.

The table below summarises the contractual undiscounted cash flows payable under financial liabilities, derivative financial instruments and trade and other payables existing at the balance sheet date. Contracted cash flows are based on the loan balances and applicable interest rates payable on these at year end.

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
	£m	£m	£m	£m	£m	£m
At 31 December 2015
Secured borrowings	5.6	17.4	23.3	716.6	174.6	937.5
£300.0 million 3.95% 7 year unsecured bond	—	10.2	10.2	30.6	320.7	371.7
€400.0 million 3.25% 10 year unsecured bond	—	9.6	9.6	28.7	342.7	390.6
Derivative financial instruments	—	—	—	2.3	7.8	10.1
Trade and other payables	30.0	1.6	1.7	1.1	0.7	35.1

	35.6	38.8	44.8	779.3	846.5	1,745.0

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	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
	£m	£m	£m	£m	£m	£m
At 31 December 2014
Secured borrowings	3.5	10.7	15.4	594.9	—	624.5
Trade and other payables	19.0	1.5	1.5	—	0.9	22.9

	22.5	12.2	16.9	594.9	0.9	647.4

The Group has two, one-year options to extend the maturity date of certain of its borrowings (Note 25B).

(v). Development risk

The Group has been active in property development and is therefore exposed to certain development risks.

Development risks relate to the construction of investment properties. The main risks are commercial, financial, technical and procedural. Examples of commercial and financial risks are letting risks and risks connected with foreign exchange rate fluctuations. To mitigate commercial and financial risks, before any project is started a detailed analysis of the market conditions is performed and the situation is monitored during the whole construction process. Technical risks include for example design risks, construction risks and environmental risks.

Procedural and technical risks are also mitigated by detailed analysis. Furthermore the Group uses the Investment Manager Group and external professionals to deal with procedural actions, project design, project management, construction and other associated matters.

(vi). Capital management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern and as such it aims to maintain a prudent mix between borrowings and equity financing. The Group’s capital structure comprises equity attributable to shareholders of the Company (Note 28), borrowings (Note 25) and cash and cash equivalents (Note 22). Equity comprises issued share capital, reserves and retained earnings as disclosed in the consolidated statement of changes in equity. Borrowings comprise term loan facilities, revolving credit facility and unsecured bonds.

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business.

Save for the currently undrawn RCF, the unsecured bond issued in June 2015 and the Notes issued in November 2015, borrowings are secured on specific portfolios and are non–recourse to the Group as a whole. During the year, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its facility agreements.

The Group is not subject to any externally imposed capital requirements.

The Board monitors the return on capital as well as the level of dividends to ordinary shareholders. Dividends are approved by the Board on an interim basis.

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(a). Net debt

	31 December 2015	31 December 2014
	£m	£m
Borrowings (Note 25)	1,414.3	545.9
Add: Adjustments
Unamortised borrowing costs (Note 25)	21.8	7.6
	1,436.1	553.5
Cash at bank and cash equivalents (Note 22)	(326.5)	(441.9)

Net debt (excluding unamortised borrowing costs)	1,109.6	111.6

Net debt (including unamortised borrowing costs)	1,087.8	104.0

(b). Property portfolio

	31 December 2015	31 December 2014
	£m	£m
Investment and development property (Note 17)	2,554.3	1,219.7
Loans secured by real estate (Note 18)	179.2	211.0
Property, plant and equipment (Note 19)	59.2	59.7

Total property portfolio	2,792.7	1,490.4

(c). Loan to value

	31 December 2015	31 December 2014
	£m	£m
Total property portfolio	2,792.7	1,490.4
Net debt (excluding unamortised borrowing costs)	1,109.6	111.6
LTV % (calculated excluding unamortised borrowing costs)	39.7	7.5

Net debt (including unamortised borrowing costs)	1,087.8	104.0
LTV % (calculated including unamortised borrowing costs)	38.9	7.0

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28. Stated capital

The accounting policy applicable to stated capital is set out in Note 3R.

A. Authorised share capital

Ordinary shares Number
Authorised
Ordinary shares	Unlimited
Ordinary shares issued and fully paid
Shares in issue at 1 January 2015	135,283,293
Ordinary shares issued on 26 February 2015 to partially settle the investment management fee for the period ended 31 December 2014	163,478
Ordinary shares issued on 7 May 2015 to partially settle the investment management fee for the period ended 31 March 2015	155,201
Ordinary shares issued on 6 August 2015 to partially settle the investment management fee for the period ended 30 June 2015	165,947
Ordinary shares issued on 5 November 2015 to partially settle the investment management fee for the period ended 30 September 2015	166,019

At 31 December 2015	135,933,938

£m
As at 1 January 2015	1,314.9
Ordinary shares issued to partially settle investment management fee	7.3

At 31 December 2015	1,322.2

The Company has unlimited authorised share capital of no par value.

The issued and fully paid-up ordinary shares rank equally. The holders of the ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

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B. Number of shares in issue

	Number of shares	Weighted average number of shares
Period ended 31 December 2014
Shares issued on incorporation	2	2
Ordinary shares issued on 28 February 2014	91,000,000	74,654,155
Ordinary shares issued on 5 March 2014	9,100,000	7,343,432
Ordinary shares issued on 31 March 2014 to partially settle investment management fee for the quarter ending 31 March 2014	9,005	6,639
Ordinary shares issued on 6 August 2014 to partially settle investment management fee for the quarter ending 30 June 2014	116,208	71,656
Ordinary shares issued on 8 October 2014 in connection with a firm placing of ordinary shares	9,982,431	2,248,054
Ordinary shares issued on 22 October 2014 in connection with a placing and open offer of ordinary shares	24,956,079	4,683,446
Ordinary shares issued on 6 November 2014 to partially settle investment management fee for the quarter ending 30 September 2014	119,568	44,237

Number of ordinary shares in issue at 31 December 2014	135,283,293
Approximate number of ordinary shares to be issued in February 2015 to partially settle investment management fee for the quarter ending 31 December 2014	163,478	20,161

Weighted average number of ordinary shares in issue for the period ended 31 December 2014	n/a	89,071,782

Year ended 31 December 2015
Number of shares in issue at 1 January 2015	135,283,293	135,283,293
Ordinary shares issued on 26 February 2015 to partially settle the investment management fee for the period ending 31 December 2014	163,478	137,949
Ordinary shares issued on 7 May 2015 to partially settle the investment management fee for the period ending 31 March 2015	155,201	101,200
Ordinary shares issued on 6 August 2015 to partially settle the investment management fee for the period ending 30 June 2015	165,947	66,379
Ordinary shares issued on 5 November 2015 to partially settle the investment management fee for the period ending 30 September 2015	166,019	25,017

Number of ordinary shares in issue at 31 December 2015	135,933,938

Weighted average number of ordinary shares in issue for the year ending 31 December 2015	n/a	135,613,838

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29. Dividends

The accounting policy applicable to dividends is set out in Note 3I.

	Per share dividend amount	Date of payment of dividend	Year ending 31 December 2015	Period from incorporation to 31 December 2014[1]
			£m	£m
Interim dividend	2 pence	29 August 2014	—	2.0
Interim dividend	4 pence	28 November 2014	—	5.4
Interim dividend	7 pence	20 March 2015	9.5	—
Interim dividend	8 pence	29 May 2015	10.8	—
Interim dividend	10 pence	28 August 2015	13.6	—
Interim dividend	10 pence	27 November 2015	13.6	—

			47.5	7.4

Footnote:

1.	Date of incorporation was 23 December 2013.

On 25 February 2016, the Board proposed an interim dividend of 12 pence per share, resulting in a total dividend of £16.3 million. It will be paid on 31 March 2016 to shareholders on the register at the close of business on 11 March 2016. This interim dividend has not been recognised as a liability in the consolidated financial statements as it was declared after year end.

30. Reserves

The accounting policies applicable to reserves are set out in Notes 3C (i) - (ii), Note 3K and Note 3Q.

A. Foreign currency translation reserve

The foreign currency translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as the effective portion of any foreign currency differences arising from hedges of a net investment in a foreign operation.

B. Revaluation reserve

The revaluation reserve relates to the revaluation of land and buildings.

C. Share-based payment reserve

The share-based payments reserve comprises the value of rights in respect of share-based payment arrangements relating to certain investment management fees (Note 31A (i)).

The share-based payment reserve also comprises the value of rights in respect of the performance fee arrangements determined in accordance with the investment management agreement (Note 31A (ii)).

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31. Related party transactions

A. Parent and ultimate controlling party

The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc. (‘KWI’). This is by virtue of the Investment Manager, an indirect wholly owned subsidiary of KWI, acting as investment manager to the Company in accordance with the terms of the investment management agreement between the Investment Manager and the Company, and the Investment Manager being entitled to receive certain management and performance fees.

In addition, KWI (through its subsidiaries) holds 24,675,597 shares in the Company at 31 December 2015.

i. Investment management fee

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Investment management fee settled in cash	9.6	4.2
Investment management fee settled in shares	5.6	4.2

	15.2	8.4

Number of shares issued to settle investment management fee	650,645	244,781

Footnote:

1.	Date of incorporation was 23 December 2013.

The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive an investment management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and the remaining 50% through the issuance of new ordinary shares in the Company to the value of that 50% fee portion, unless:

•	To the extent restricted by law or regulation (in which case it is payable in cash); or

•	the average closing price of the Company’s ordinary shares over the 20 days prior to the invoice date for the relevant fee is lower than the last reported NAV per ordinary share in which case the investment management fee is to be settled insofar as possible by the purchase of ordinary shares in the market at a price per ordinary share no greater than the last reported NAV per ordinary share and otherwise by the issuance of new ordinary shares at a price per share equal to the last reported NAV per ordinary share, up to an aggregate amount equal to the cash equivalent of that 50% fee portion.

The investment management fees were as follows:

•	On 25 February 2015, the Company issued 163,478 shares to the Investment Manager in part settlement of the investment management fee for the quarter ended 31 December 2014. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the invoice date for this fee being £10.57 per share. The total share-based consideration equated to £1.7 million. In addition, a cash payment in the amount of £1.7 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 31 December 2014 was £3.4 million.

•	On 7 May 2015, the Company issued 155,201 shares to the Investment Manager in part settlement of the investment management fee for the quarter ended 31 March 2015. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the invoice date for this fee being £11.15 per share. The total share-based consideration equated to £1.7 million. In addition, a cash payment in the amount of £1.7 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 31 March 2015 was £3.4 million.

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•	On 6 August 2015, the Company issued 165,947 shares to the Investment Manager in part settlement of the investment management fee for the quarter ended 30 June 2015. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the invoice date for this fee being £11.38 per share. The total share-based consideration equated to £1.9 million. In addition, a cash payment in the amount of £1.9 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 30 June 2015 was £3.8 million.

•	On 5 November 2015, the Company issued 166,019 shares to the Investment Manager in part settlement of the investment management fee for the quarter ended 30 September 2015. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the invoice date for this fee being £11.48 per share. The total share-based consideration equated to £1.9 million. In addition, a cash payment in the amount of £1.9 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 30 September 2015 was £3.8 million.

•	For the quarter ended 31 December 2015, the investment management fee payable to the Investment Manager totals £4.1 million. Of this amount £1.9 million was paid on 31 December 2015. The remaining £2.2 million will be satisfied by the Company through a cash payment of circa £0.1 million, and the share-based payment of £2.1 million is expected to be satisfied insofar as possible by the purchase of ordinary shares for cash in the market for delivery to the Investment Manager at a price per ordinary share no greater than the last reported NAV per ordinary share and otherwise by the issuance of new ordinary shares at a price per share equal to the last reported NAV per ordinary share.

The Investment Manager has also paid certain expenses on behalf of the Company and the Company has reimbursed the Investment Manager in the amount of £0.7 million.

ii. Performance fee

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Performance fee	29.7	—

Footnote:

1.	Date of incorporation was 23 December 2013.

The performance fee is payable to the Investment Manager. It is a form of remuneration used to reward the Investment Manager for generating returns to shareholders.

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The return to shareholders in an accounting period is the increase in the EPRA NAV per ordinary share plus the total dividends and other distributions that are declared in the accounting period (adjusted to exclude the effects of any issuance of ordinary shares during that accounting period) (“Shareholder Return”). The performance fee is calculated annually on a per ordinary share basis as 20% of the lesser of performance above two hurdles, as follows:

•	The excess of Shareholder Return over a 10% annual hurdle rate. The annual return hurdle resets annually to 10% of the sum of the previous accounting period’s EPRA NAV per ordinary share; and

•	The excess of the year end EPRA NAV per ordinary share (which is adjusted to include total dividends declared or other distributions in the accounting period and adjusted to exclude the effects of any issuance of ordinary shares during that accounting period) over the relevant high water mark. The relevant high water mark in each accounting period is the greater of

•	the closing EPRA NAV per ordinary share achieved in the reference period (which is the most recent accounting period in which a performance fee was payable) adjusted for total dividends or other distributions paid per ordinary share and adjusted to exclude the effects of any issue of ordinary shares during the reference period, and

•	the gross opening NAV (being the gross cash and non-cash proceeds of the initial issue) plus further cash and non-cash issues of ordinary shares (excluding any issues of ordinary shares in part settlement of the investment management fee or the performance fee), calculated on a per ordinary share basis as at the end of the accounting period in respect of which the performance fee is calculated.

The performance fee is payable either through the issuance of new ordinary shares in the Company to the value of the performance fee or by the purchase of shares in the market at a price no greater than the last reported NAV per ordinary share for delivery to the Investment Manager for an aggregate amount equal to the cash equivalent value of the performance fee. To the extent that payment of the performance fee in ordinary shares is restricted by law or regulation, it is payable in cash.

Where the average closing price of the Company’s ordinary shares over the twenty days prior to the payment date for the performance fee is higher than the last reported NAV per ordinary share, the performance fee is settled through the issue of new ordinary shares, the number of which is determined by dividing the cash equivalent amount of the performance fee by the average closing share price for the twenty days immediately prior to the invoice date for the performance fee. In this circumstance, it is accounted for as a charge against income but as it is settled in shares it has no impact on the net assets of the Group.

Where the average closing price of the Company’s ordinary shares over the twenty days prior to the payment date for the performance fee is below the last reported NAV per ordinary share, the performance fee is settled insofar as possible by applying an amount equal to the cash equivalent amount of the performance fee to the purchase of ordinary shares for cash in the market at a price per ordinary share no greater than the last reported NAV per ordinary share for delivery to the Investment Manager and otherwise by the issuance of new ordinary shares at a price per share equal to the last reported NAV per ordinary share and otherwise by the issuance of new ordinary shares at a price per share equal to the last reported NAV per ordinary share.

On the basis that the average closing share price of the Company’s ordinary shares for the twenty days immediately prior to the invoice date for the 2015 performance fee is below the last reported NAV per share the 2015 performance fee will be settled insofar as possible by the purchase of ordinary shares in the market for the cash equivalent amount of the performance fee being £29.7 million, at a price per ordinary share no greater that the last reported NAV per ordinary share.

The ordinary shares delivered pursuant to the performance fee arrangements are subject to a lock-up period as follows:

•	One-third will be subject to a lock-up period of 12 months from the date of receipt of the ordinary shares;

•	One-third will be subject to a lock-up period of 24 months from the date of receipt of the ordinary shares; and

•	One-third will be subject to a lock-up period of 36 months from the date of receipt of the ordinary shares.

Further on 25 February 2016, the Company and the Investment Manager entered into an amendment agreement relating to the investment management agreement, pursuant to which the parties agreed that the performance fee will be delivered to the Investment Manager (instead of the Carried Interest Partner) and there shall be no restrictions on transfers as described above on any ordinary shares being transferred from the Investment Manager to other member(s) of the KW Group (as defined in the Investment Management Agreement) provided the transferee agrees to be bound by the transfer restrictions in the Investment Management Agreement (as above) and if at any point in time

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during which the lock-up restrictions remain in place the transferee ceases to be a member of the KW Group, it shall transfer those Ordinary Shares to the Investment Manager or to another member of the KW Group (who will be subject to the same restrictions).

B. Transactions with key management personnel

(i). Amounts paid to key management personnel

(a). Directors’ fees

The directors of the Company received total fees for the year as follows:

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£	£
Charlotte Valeur	145,000	147,682
William McMorrow	—	—
Mark McNicholas	100,000	101,849
Simon Radford	100,000	93,082
Mary Ricks	—	—

	345,000	342,613

Footnote:

1.	Date of incorporation was 23 December 2013.

Pursuant to the terms of the investment management agreement between the Investment Manager and the Company, each of William McMorrow and Mary Ricks has waived his/her fees as directors of the Company.

(b). Investment management fee

The Investment Manager is considered to be included within the definition of key management personnel. The total Investment Management fee for the year ended 31 December 2015 is £15.2 million (FY 2014: £8.4 million), details of which are set out in Note 31A (i).

(c). Performance fee

The Investment Manager, as noted above is considered to be included within the definition of key management personnel. The total performance fee which the Investment Manager is entitled to is £29.7 million (FY 2014: £nil), details of which are set out in Note 31A (ii).

(d). Total amounts payable

The total amount paid to key management personnel is:

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Directors’ fees	0.3	0.3
Investment management fee	15.2	8.4
Performance fee	29.7	—
Costs reimbursed	0.7	—

	45.9	8.7

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(ii). Interests in share capital of the Company

The directors’ interests in the shares of the Company are detailed below:

	31 December 2015	31 December 2014
Charlotte Valeur	—	—
William McMorrow	80,916	80,916
Mark McNicholas	—	—
Simon Radford	—	—
Mary Ricks	120,916	80,916

	201,832	161,832

There has been no change in the directors’ interests in the shares of the Company as at the date of these consolidated financial statements.

Dividends paid on ordinary shares in the Company held by directors totalled approximately £61,000 during the year ended 31 December 2015 (FY 2014: £12,000).

C. Other related parties

There were no transactions with other related parties.

32. Share-based payments

The accounting policy applicable to share-based payment arrangements is set out in Note 3Q.

At 31 December 2015, the Group had the following share-based payment arrangements:

A. Part-settlement of Investment Management fee

As described in Note 31A (i), the Investment Manager is entitled to receive, pursuant to the terms of an investment management agreement with the Company, a management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and the remaining 50% through the issuance of ordinary shares in the Company.

In accordance with the investment management agreement, the fair value price for the shares issued to settle the portion of the investment management fee which is payable 50% in shares, is the average closing share price for the twenty days immediately prior to the issue date of those shares.

For the year ended 31 December 2015, the Investment Management fee payable to the Investment Manager totals £15.2 million, of which £9.6 million was paid in cash and £5.6 million will be settled in ordinary shares in the Company.

B. Performance fee

As described in Note 31A (ii), the Company will pay an annual performance fee calculated with reference to total shareholder return. The fee is the lesser of 20% of a) the excess over an annualised annual return hurdle of 10% or b) the excess of year end EPRA NAV per ordinary share over the relevant High Water Mark (being the closing EPRA NAV per Ordinary Share).

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33. Group entities

The accounting policy applicable to group entities is set out in Note 3A (i).

Except where indicated the following are indirect subsidiaries of the Company. All the Company’s direct and indirect interests are in ordinary shares. Except as noted, all are wholly owned property investment companies and are included in the consolidated financial statements.

Incorporated and registered in Jersey

Bizet Ltd

Jupiter Argyle Ltd

Jupiter Friars Ltd

Jupiter Holdco Ltd

Jupiter Hull Limited

Jupiter Marathon Ltd

Jupiter Pennine Ltd

Jupiter Rubislaw Ltd

Jupiter Seafield Ltd

Jupiter Showroom Ltd

Jupiter Tradeco Ltd

Jupiter Trident Ltd

KW Artemis UK Properties HoldCo Ltd

KW BPR Ltd

KW High Street Retail B Ltd

KW Industrial B Ltd

KW Industrial SPV 1 Ltd

KW Industrial SPV 2 Ltd

KW Office SPV 1 Ltd (formerly KW Dionysus Ltd)

KW Office SPV 2 Ltd (formerly KW Agamemnon Ltd)

KW Office SPV 3 Ltd

KW Niobe Ltd

KW Regional Office B Ltd

KW Retail SPV 1 Ltd

KW Retail SPV 2 Ltd (formerly Crumbie Ltd)

KW Retail Warehouse SPV 1 Ltd

KW Trade Co Ltd (formerly Bengal Ltd)

KW UK Assets Holdco Ltd *

KWVF Tiger Ltd

Nessun Ltd

Scarlatti Ltd

Triviata Ltd

Gatsby Aberdeen Ltd

Gatsby Capital 1 Ltd

Gatsby Capital 2 Ltd

Gatsby Capital 3 Ltd

Gatsby Chatham Ltd

Gatsby Croydon Ltd

Gatsby GIR Ltd

Gatsby GR Ltd

Gatsby Grocery Ltd

Gatsby Industrial Ltd

Gatsby INV 1 Ltd

Gatsby Middlewich Ltd

Gatsby PFS Ltd

Gatsby PH Ltd

Gatsby Retail Ltd

Gatsby Saltash Ltd

KW Gatsby Ltd

KW Italy Investments Holdco Ltd*

KW Olimpia Holdco Ltd

Portfolio Reading UK Limited (in dissolution)

SEO Bartley Wood Limited

SEO Bracknell Limited

SEO Farnborough Limited

SEO Finance Limited

SEO Harlow Limited

SEO Langley Limited

SEO Maidenhead Limited

SEO Reading Limited

SEO Stockley Limited

SEO Watford Limited

KW Pioneer Point Limited

Incorporated and registered in Republic of Ireland

Cavalli Investments ICAV (formerly Cavalli Investments PLC)

KW Investment Funds ICAV (formerly KW Investment Funds PLC)

KW Portmarnock Ops Ltd

Incorporated and registered in Luxembourg

KW Real Estate Lux S.à.r.l. *

KW Investment One Lux S.à.r.l.

KW Investment Two Lux S.à.r.l.

KW Investment Three Lux S.à.r.l.

KW Investment Four Lux S.à.r.l.

KW Investment Five Lux S.à.r.l.

KW Investment Six Lux S.à.r.l.

KW Investment Seven Lux S.à.r.l. (Liquidated on 21 September 2015)

KW Investment Eight Lux S.à.r.l.

KW Investment Nine Lux S.à.r.l.

KW Investment Ten Lux S.à.r.l.

KW Investment Eleven Lux S.à.r.l.

KW Investment Twelve Lux S.à.r.l.

KW Investment Thirteen Lux S.à.r.l. (Liquidated on 21 September 2015)

Incorporated and registered in England or Scotland

St Andrews Bay Development Ltd

KW Pioneer Point UK OpCo Limited

Incorporated and registered in Spain

Alemina Investments, S.L. **

KW Spanish Holdco, SL (formerly ESPEBE 8, SL)

KW LMG Propco 1, SL

KW LMG Propco 2, SL

KW Sol Propco, SL

KW Velazquez Propco1, SL

KW Velazquez Propco 2, SL

Leterana Servicios Y Gestiones, SL **

Parque Comercial Guadalhorce, SL

Incorporated and registered in the Isle of Man

Kish One Limited

*	Directly owned
**	90% owned by the Group

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34. Subsequent events

A. Investment management fee

On 25 February 2016 the Company approved the payment of the investment management fee of £4.1 million (for the quarter ended 31 December 2015), payable to the Investment Manager. See further details in Note 31A (i).

B. Performance fee

On 25 February 2016 the Company approved the payment of the performance fee of £29.7 million (for the year ended 31 December 2015) to the Investment Manager. See further details in Note 31A (ii).

C. Disposals

On 15 January 2016 the administrator appointed to the Avon portfolio, within which there are loans secured by real estate exchanged contracts for the sale of the underlying collateral for consideration of £100.3 million, before costs. This transaction completed on 21 January 2016.

35. Capital commitments and contingencies

A. Capital expenditure commitments

On 28 November 2014, the Group through its wholly owned subsidiary KW Investment Funds ICAV (for the sole account of its sub-fund KW Investment Fund III) entered into a design and build contract in connection with the development of Central Park, Leopardstown, Dublin, Ireland.

At 31 December 2015 the estimated amount of authorised and contracted commitments which have not been provided for in respect of future purchases, construction and redevelopment of investment property totals £66.1 million. The estimated amount of authorised but uncontracted expenditure totals £14.9 million.

B. Development guarantee

On 9 February 2015, the Group through a wholly owned subsidiary, together with an unrelated party, entered into a bond with a local authority in the amount of £0.4 million (€0.5 million) in order to secure performance of the development of the residential tower known as Block K, Central Park, Leopardstown, Dublin, in accordance with the terms of a conditional planning permission.

C. Commitments in connection with 2016 acquisitions

In addition, the Group had capital commitments of £53.3 million in respect of the acquisition of two properties in Ireland. Refundable deposits totalling £1.7 million are included in Rent and other receivables.

D. Sale and purchase agreements

On 29 December 2015 the Group, via one of its wholly owned subsidiary companies acquired 100% of the share capital of Parque Comercial Guadalhorce SL, which owns an asset in Madrid. The initial purchase price was dictated by the mechanics of the sale and purchase agreement for that entity. At the date of acquisition there were historic tax losses carried forward relating to tax years 2010 to 2012 inclusive totalling £27.5 million. Under the terms of the sale and purchase agreement, no consideration is payable at the date of acquisition in relation to any future benefit of these losses. However, should these losses be utilised by the Group in the future, consideration amounting to 60% of the benefit to the Group shall be payable to the vendor.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

36. Operating lease arrangements

The Group has determined that all tenant leases are operating leases within the meaning of IAS 17.

The Group earns rental income by leasing its investment properties to tenants under non-cancellable operating leases. Typically, single let properties are leased on terms where the tenant is responsible for repair, insurance and running costs while multi-let properties are leased on terms which include recovery of a share of service charge expenditure and insurance. The Group also let tenancies on terms which include a turnover based element of £0.1 million (FY 2014: £0.1 million).

At the reporting date, the Group had contracted with tenants to receive the following future minimum lease payments:

	31 December 2015	31 December 2014
	£m	£m
Not later than one year	135.2	70.0
Later than one year but not more than five years	413.4	216.8
Later than five years but not more than ten years	257.1	150.9
More than ten years	—	175.2

	805.7	612.9

In the United Kingdom and the Republic of Ireland standard commercial leases vary considerably between markets and locations, but are typically for a term of five to 15 years at market rent with provisions to review every five years.

The weighted average unexpired lease term at 31 December 2015 based on the lease expiry date was 7.3 years (FY 2014: 7.7 years).

Residential property is typically leased for periods of one year or less. Minimum lease rentals from residential property are not included in the table above.

The largest single tenant at year end accounted for £10.2 million or 6.7% of the annualised rental income at 31 December 2015 (FY 2014: £5.8 million or 6.4% of annualised rental income, respectively).

The unoccupied property expressed as a percentage of estimated total rental value was 4.0% at 31 December 2015 (FY 2014: 9.1%).

37. Assets held-for-sale

The accounting policy applicable to assets held-for-sale is set out in Note 3N. Details of the accounting policies applicable to investment and development property are set out in Note 3J, whilst fair value disclosures are set out in Note 5A, as well as Note 17.

The Group has identified certain of its investment properties as held-for-sale in accordance with IFRS 5. The carrying value of such assets was £51.0 million (FY 2014: £nil) at the balance sheet date.

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38. Employee benefit expense

The accounting policy applicable to employee benefit expense is set out in Note 3E.

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Aggregate remuneration of employees comprises:
Wages and salaries	6.1	3.0
Social security costs	0.5	0.3
Other pension costs	0.1	—
Other employment cost	0.1	—

	6.8	3.3

Average number of employees[2]	377	357

Footnotes:

1.	Date of incorporation was 23 December 2013.
2.	2014 number is the average number over a 12 month period to 31 December 2014.

Details of directors’ emoluments are set out in Note 31B.

All employees are employed by subsidiaries of the Group within the hotel operations segment.

39. Auditor’s remuneration

The remuneration of KPMG, the Group’s auditor is disclosed below:

	Year ended 31 December 2015	Period from incorporation to 31 December 2014[1]
	£m	£m
Audit services[2]
Audit of the consolidated financial statements	0.3	0.2
Audit of subsidiary undertakings	0.1	0.1

	0.4	0.3
Audit related services
Review of interim financial statements[2]	0.1	0.1
Capital markets transactions[3,4]	0.1	0.8

	0.2	0.9
Fees for other services
Tax advisory services[5]	0.4	0.8
Transaction advisory services[5]	0.2	0.1
Tax compliance services[2]	0.1	—

	0.7	0.9

	1.3	2.1

Footnotes:

1.	Date of incorporation was 23 December 2013.
2.	Costs associated with these items are typically expensed through the income statement in the period in which the expense is incurred.
3.	Costs associated with equity fundraisings are typically applied against the Stated Capital balance in the consolidated balance sheet. For further information refer to Note 28.
4.	Costs associated with debt transactions are typically capitalised into borrowing costs and amortised over the period of the associated debt. For further information refer to Note 25.
5.	Costs associated with these items may, depending on the nature of the transaction for which services are being provided, either be expensed during the period that a cost is incurred, or capitalised into the underlying cost base of the associated asset.

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Details of the Group’s policy on the use of its auditors for other services, the reason the audit firm was used rather than another supplier and how the auditors’ independence and objectivity was safeguarded are set out in the Audit Committee Report in the Corporate Governance section of the Annual Report and Accounts. The Group continues to monitor the provision of non-audit services provided by the auditor and fees charged for other services.

No services were provided pursuant to contingent fee arrangements.

40. Re-presentation of 2014 income statement expenses

During 2015, being the first full year of trading of the Group since its initial public offering on 28 February 2014, the directors together with the Investment Manager completed a review of the cost base of the Group. The results of this review, together with feedback from shareholders and various other users of the consolidated financial statements have caused the directors to reconsider the presentation of the consolidated income statement for 2015 and future periods. As such, the directors have concluded that the consolidated income statement should be modified to present expenses by function rather than nature.

An explanation of how the transition of the presentation of expenses from function to nature has affected the 2014 comparatives in the consolidated income statement is set out in the following table:

	Expenses by nature	Expenses by function
		Administrative expenses	Investment management fee	Property related expenses	Cost of sales
	£m	£m	£m	£m	£m
Service charge expense	5.0	—	—	5.0	—
Employee benefit expense	3.3	1.7	—	—	1.6

Depreciation	0.7	—	—	—	0.7
Purchase of consumables for sale	1.1	—	—	—	1.1

Professional fees	5.6	2.7	—	2.7	0.2
Acquisition related expenses	3.6	3.6	—	—	—

Directors’ fees	0.3	0.3	—	—	—

Other expenses	7.6	6.3	—	0.6	0.7
Investment management fee	8.4	—	8.4	—	—

	35.6	14.6	8.4	8.3	4.3

41. Approval of the annual financial statements

These consolidated financial statements were authorised for issue by the Company’s Board of Directors on 25 February 2016.

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Appendix 31 December 2015

UK portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup’y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.7	37	841.7	51.2	5.7	7.1	4.8	95.6
Retail	2.2	126	399.3	26.9	6.4	6.9	8.6	97.4
Industrial	2.8	33	179.4	11.6	6.1	7.3	5.8	98.0
Leisure	0.6	30	133.6	7.8	5.5	7.0	12.2	98.0
Residential	0.2	1	72.0	1.5	2.0	2.9	—	91.0

Property Total	8.5	227	1,626.0	99.0	5.8	6.8	6.6	96.4
Development	—	—	—	—	—	—	—	—
Hotel	—	1	36.8	2.1	5.3	5.8	—	—
Loans	—	12	157.3	12.8	7.7	8.3	—	—

Total/average	8.5	240	1,820.1	113.9	5.9	6.9	6.6	96.4

Irish portfolio summary

			Portfolio	Ann,	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup’y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.6	11	307.9	14.4	4.5	5.6	9.3	98.5
Retail	0.5	8	147.4	9.3	6.0	6.4	15.4	98.7
Industrial	—	—	—	—	—	—	—	—
Leisure	0.0	1	2.7	0.1	4.5	6.9	17.5	100.0
Residential	0.3	2	78.4	3.9	4.8	4.4	—	92.3

Property Total	1.4	22	536.4	27.7	4.9	5.7	11.7	97.4
Development[2]	—	2	92.6	—	—	—	—	—
Hotel	—	1	22.4	1.3	5.7	5.1	—	—
Loans	—	8	21.9	1.0	4.4	5.0	—	—

Total/average	1.4	33	673.3	30.0	5.0	5.6	11.7	97.4

Spanish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup’y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Retail	0.9	17	117.1	7.7	6.3	6.6	3.6	84.4
Development	—	3	40.6	—	—	—	—	—

Total/average	0.9	20	157.7	7.7	6.3	6.6	3.6	84.4

Italian portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup’y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	1.1	9	141.6	8.9	6.0	6.3	6.9	100.0

Total/average	1.1	9	141.6	8.9	6.0	6.3	6.9	100.0

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Total portfolio summary

Sector	Area (m sq ft)	No. of assets	Portfolio value[1] (£m)	Ann. NOI (£m)	EPRA NIY (%)	Acq’n YOC (%)	WAULT (years)	EPRA occup’y (%)
Office	4.4	57	1,291.2	74.5	5.5%	6.6%	5.9	96.6%
Retail	3.5	151	663.8	43.9	6.3%	6.7%	9.1	94.6%
Industrial	2.8	33	179.4	11.6	6.1%	7.3%	5.8	98.0%
Leisure	0.6	31	136.3	7.9	5.5%	7.0%	12.3	98.1%
Residential	0.5	3	150.4	5.5	3.5%	3.6%	—	91.8%

Property Total	11.8	275	2,421.1	143.4	5.6%	6.5%	7.3	96.0%
Development[2]	—	5	133.2	—	—	—	—	—
Hotel	—	2	59.2	3.4	5.4%	5.6%	—	—
Loans	—	20	179.2	13.8	7.3%	7.9%	—	—

Total/average	11.8	302	2,792.7	160.6	5.7%	6.6%	7.3	96.0%

Footnotes:

1.	Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than FIP which was completed by Colliers); loan portfolios have been fair valued by Duff & Phelps in each case at 31 December 2015
2.	Includes three development sites in Spain and two in Ireland

Total portfolio: top ten assets1

Asset	UK/ Ireland	City	Sector	Approx area (000 sq ft)		EPRA NIY[3] (%)	WAULT[4] (years)	EPRA occup’y5 (%)
Buckingham Palace Road	UK	London, SW1	Office	227		4.1	4.5	100.0
40/42 Mespil Road	Ireland	Dublin 4	Office	118		3.8	12.4	100.0
Russell Court	Ireland	Dublin 2	Office	139		4.5	9.6	99.1
Pioneer Point	UK	London, Ilford	PRS[6]	153	[7]	na	n/a	91.0
Friars Bridge Court	UK	London, SE1	Office	98		3.0	1.4	98.2
Stillorgan Shopping Centre	Ireland	Co. Dublin	Retail	142		6.0	n/a	99.0
Vantage, Central Park	Ireland	Dublin 18	PRS[6]	260		4.7	n/a	90.3
Baggot Plaza	Ireland	Dublin 4	Office	129		n/a	n/a	n/a
La Moraleja Green Shopping Centre	Spain	Madrid	Retail	304		6.1	1.9	72.6
Leavesden Park	UK	Watford	Office	196		8.5	3.2	100.0

Total				1,766		4.9	5.4	94.8

Footnotes:

1.	Excludes loans secured by real estate assets
2.	Third party valuations (RICS Red Book) have been undertaken by CBRE (other than FIP which was completed by Colliers)
3.	EPRA net initial yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
4.	WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties
5.	Based on ERV
6.	Private rented sector residential
7.	Excludes area of vacant south tower

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FULL-YEAR RESULTS TO 31 DECEMBER 2015

Total portfolio: Top ten tenants

Tenant	Total rent (£m)	% of total rent
Italian Government	10.2	6.7
Telegraph Media Group	5.8	3.8
British Telecommunications Plc	4.8	3.2
Carrefour	3.8	2.5
UK Government	3.6	2.4
Bank of Ireland	3.4	2.3
KPMG	3.3	2.2
Conoco (UK) Ltd	3.0	2.0
Wincanton Ltd	2.8	1.9
HSBC Plc	2.8	1.8

Top ten tenants	43.5	28.8
Remaining tenants	107.7	71.2

Total	151.2	100.0

Lease expiry profile1

	Number of leases expiring	Gross annual rent (£m)	% of total gross annual rent
2016	161	12.5	8%
2017	95	16.3	11%
2018	74	13.2	9%
2019	61	12.8	9%
2020	89	16.0	11%
2021	41	11.0	7%
2022	34	16.7	11%
2023	31	5.1	4%
2024	32	4.8	3%
Thereafter	160	39.4	27%

Total	778	147.8	100%

Footnote:

1.	Commercial leases only – excludes residential, hotel and development assets, loan portfolios and other miscellaneous income

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